As filed with the Securities and Exchange Commission on January 10, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUTCHINSON TECHNOLOGY INCORPORATED

(Exact name of Registrant as specified in its charter)

Minnesota	3679	41-0901840
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Telephone (320) 587-3797

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David P. Radloff

Vice President and Chief Financial Officer

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Telephone (320) 587-3797

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to: Sonia A. Shewchuk, Esq. Peggy Steif Abram, Esq. Faegre & Benson LLP	Copies to: Senet S. Bischoff, Esq. Tad J. Freese, Esq. Latham & Watkins LLP
2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Phone: (612) 766-7810 Fax: (612) 766-1600	885 Third Avenue, Suite 1000 New York, NY 10022-4834 Phone: (212) 906-1200 Fax: (212) 751-4864

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all of the other conditions precedent to the tender/exchange offer, as described herein, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

*	If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
8.50% Convertible Senior Notes due 2026	$40,000,000	100%	$40,000,000	$4,369.43
Common Stock, $0.01 par value per share (3)	(2)	(2)	(2)	(2)

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The maximum aggregate principal amount of the 3.25% Convertible Subordinated Notes (the “Old Notes”) to be tendered is $75,294,000. The filing fee is based on the book value of such Old Notes ($67,635,094.32) less the amount of cash to be paid by the Registrant in exchange for the Old Notes ($30,000,000).
(2)	Includes such indeterminate number of shares of common stock of the Registrant as may be issued upon conversion of the 8.50% Convertible Senior Notes due 2026 registered hereby; the shares are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act of 1933.
(3)	Associated with the common stock of the Registrant are common share purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 10, 2011

PROSPECTUS

$40,000,000

HUTCHINSON TECHNOLOGY INCORPORATED

8.50% Convertible Senior Notes due 2026

Offer to Exchange and Offer to Purchase for Cash

Relating to its Outstanding 3.25% Convertible Subordinated Notes due 2026

(CUSIP No. 448407AF3)

THE TENDER/EXCHANGE OFFER (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 8, 2011, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

Upon the terms and subject to the conditions described in this prospectus (as it may be supplemented or amended from time to time, the “prospectus”), and set forth in the related letter of transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal”), Hutchinson Technology Incorporated is offering to exchange or purchase, at the election of each holder and subject to the Exchange Limit and the Cash Payment Limit described below, its outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”) held by holders for:

(1) A new series of 8.50% Convertible Senior Notes due 2026 (the “New Notes”), in an amount equal to $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes exchanged (the “Exchange Option”). If the amount of Old Notes tendered under the Exchange Option exceeds $40.0 million in aggregate principal amount (the “Exchange Limit”), we will accept the Old Notes tendered for exchange on a pro rata basis and return any Old Notes which are not accepted for exchange to the holder of such Old Notes;

(2) Cash, in an amount equal to $850 for each $1,000 principal amount of Old Notes tendered (the “Tender Option”). If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds $30.0 million (the “Cash Payment Limit”), we will accept the Old Notes tendered for purchase on a pro rata basis, and unless withdrawn as described herein, the balance of any Old Notes tendered under the Tender Option but not accepted for purchase for cash will be treated as if they had been tendered for exchange under the Exchange Option and will be exchanged for New Notes, subject to the Exchange Limit; or

(3) A combination of the Exchange Option, subject to the Exchange Limit, and the Tender Option, subject to the Cash Payment Limit.

The Exchange Option and the Tender Option are referred to collectively as the “tender/exchange offer.”

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HTCH.” The last reported sale price of our common stock on the NASDAQ Global Select Market on January 7, 2011 was $3.48 per share. The New Notes will not be listed on any securities exchange or included in any automated quotation system.

See “Risk Factors” beginning on page 18 for a discussion of certain risks that you should consider before participating in the tender/exchange offer.

Neither we, our officers, our board of directors, the exchange agent, the information agent nor the dealer manager is making any recommendation as to whether you should choose to tender your Old Notes pursuant to the tender/exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Citadel Securities

(Dealer Manager)

The date of this prospectus is                     , 2011

The following table sets forth the series of Old Notes subject to the tender/exchange offer, and indicates the consideration to be received by holders of the Old Notes in the tender/exchange offer. If a holder validly tenders any Old Notes, and we accept them for exchange or purchase, we will pay in cash all accrued and unpaid interest on Old Notes tendered and accepted in the tender/exchange offer up to but excluding the date the tender/exchange offer is completed.

Title of Old Notes to be Tendered	CUSIP	Outstanding Principal Amount	Consideration to be Received by Holders of Old Notes	Consideration per $1,000 Principal Amount of Old Notes Tendered	Maximum Principal Amount of Old Notes to be Accepted
3.25% Convertible Subordinated Notes due 2026	448407AF3	$197.5 million as of January 7, 2011	8.50% Convertible Senior Notes due 2026	$1,000 principal amount of New Notes	$40,000,000
			Cash	$850.00	$35,294,000

The New Notes

The terms of the New Notes are summarized below:

•	the interest rate on the New Notes will be 8.50% per annum, as compared to 3.25% per annum for the Old Notes;

•	the maturity date of the New Notes will be January 15, 2026, the same maturity date as the Old Notes;

•

each $1,000 principal amount of the New Notes will be initially convertible into 116.2790 shares of our common stock at an approximate conversion price of $8.60 per share, as compared to 27.4499 shares of our common stock at an approximate conversion price of $36.43 per share for each $1,000 principal amount of the Old Notes;

•

we will not be permitted to redeem the New Notes prior to January 15, 2015 (except that on or after January 15, 2013 to, but excluding, January 15, 2015, we may redeem the New Notes, in whole or in part, if the closing price of our common stock equals or exceeds 150% of the conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which we deliver notice of such redemption), as compared to January 21, 2011 for the Old Notes;

•

holders of the New Notes will have the right to require us to repurchase the New Notes at par on January 15, 2015, January 15, 2016 and January 15, 2021, as compared to January 15, 2013, January 15, 2016 and January 15, 2021 for the Old Notes;

•

subject to the satisfaction of limited conditions, holders may convert their New Notes at any time prior to the close of business on the business day immediately preceding the maturity date, as compared to the Old Notes, which can only be converted under certain limited circumstances and then only at prescribed times;

•

the New Notes will be our senior unsecured obligations and will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness, including the Old Notes that remain outstanding after consummation of the tender/exchange offer; and

•

any conversion of the New Notes will be settled solely in shares of our common stock (except for cash in lieu of fractional shares of our common stock), instead of an amount of cash equal to the lesser of the conversion value of the converted Old Notes and the principal amount of the converted Old Notes, and a number of shares of our common stock representing the conversion value in excess of the principal amount, if any.

i

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus we may provide you in connection with an offering of securities. You must not rely on any unauthorized information or representations not contained or incorporated by reference in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus. This prospectus, any accompanying supplement to this prospectus or any free writing prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus, any accompanying supplement to this prospectus or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus, any accompanying supplement to this prospectus or any free writing prospectus is accurate only as of the date of that document.

This prospectus incorporates important business and financial information about Hutchinson Technology Incorporated that is not included in or delivered with this document. We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated by reference. Requests should be directed to Hutchinson Technology Incorporated, Attention: Investor Relations, 40 West Highland Park Drive NE, Hutchinson, MN 55350, (800) 689-0755. To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than February 1, 2011. In the event that we extend the tender/exchange offer, you must submit your request at least five business days before the expiration date of the tender/exchange offer, as extended.

ii

HUTCHINSON TECHNOLOGY INCORPORATED

When we refer to “HTI,” “our company,” “we,” “our” and “us” in this prospectus, we mean Hutchinson Technology Incorporated and its subsidiaries unless otherwise noted or the context indicates otherwise.

We are a global technology manufacturer committed to creating value by developing solutions to critical customer problems. Our culture of quality, continuous improvement, superior innovation and a relentless focus on the fundamentals enables us to compete in the markets we serve. Our Disk Drive Components Division is a key worldwide supplier of suspension assemblies for hard disk drives. Suspension assemblies are precise electro-mechanical components that hold a disk drive’s read/write head at microscopic distances above the drive’s disks. Our innovative product solutions help customers improve yields, increase reliability and enhance disk drive performance, thereby increasing the value they derive from our products. Our BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs. Our InSpectra® StO2 System for perfusion status monitoring measures tissue oxygen saturation (StO2), an indicator of perfusion status. By helping clinicians instantly detect changes in a patient’s perfusion status, the InSpectra StO2 System helps clinicians reduce risks and costs by enabling faster and more precise assessment of oxygen delivery to vital organs and tissue in critical care settings.

We were incorporated in 1965 and are a Minnesota corporation. Our principal executive offices are located at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350 and our telephone number is (320) 587-3797.

QUESTIONS AND ANSWERS ABOUT THE TENDER/EXCHANGE OFFER

The following answers to questions that you may have as a holder of Old Notes highlight selected information included elsewhere or incorporated by reference in this prospectus. To fully understand the tender/exchange offer and the other considerations that may be important to your decision about whether to participate, you should carefully read this prospectus in its entirety, including “Risk Factors,” as well as the information incorporated by reference in this prospectus. See “Incorporation by Reference.” For further information about us, see “Where You Can Find More Information.”

Q: Why are you making the tender/exchange offer?

A: Holders of the Old Notes have the right to require us to repurchase their Old Notes for cash in whole or in part, at par, beginning on January 15, 2013. Therefore, we are conducting the tender/exchange offer to improve our financial flexibility by extending the first repurchase (at the option of the holder) date of a portion of our convertible indebtedness and reducing our overall indebtedness by retiring some of the Old Notes.

Q: What are the benefits of exchanging my Old Notes for New Notes?

A: The initial conversion rate for each $1,000 principal amount of New Notes will be 116.2790 shares of our common stock (compared to 27.4499 shares of our common stock for the same principal amount of Old Notes), equivalent to approximately $8.60 per share (compared to approximately $36.43 per share for the Old Notes). In addition, the interest rate on the New Notes will be 8.50% per annum, as compared to 3.25% for the Old Notes, and the New Notes will be our senior unsecured obligations and will rank senior in right of payment to any of our existing and future subordinated indebtedness, including the Old Notes that remain outstanding after consummation of the tender/exchange offer.

Q: What securities are being sought in the tender/exchange offer?

A: We are offering to either exchange or purchase for cash, subject to the Exchange Limit and the Cash Payment Limit, the Old Notes. As of the date hereof, $197,500,000 aggregate principal amount of the Old Notes are outstanding.

Q: Who may participate in the tender/exchange offer?

A: Any holder of Old Notes may participate in the tender/exchange offer.

Q: What will I receive in the tender/exchange offer if I tender my Old Notes and they are accepted?

A: For each $1,000 principal amount of Old Notes that you validly tender as part of the tender/exchange offer and we accept for exchange or purchase, you may elect to receive:

•	$1,000 principal amount of New Notes pursuant to the Exchange Option, subject to the Exchange Limit;

•	a cash payment of $850 pursuant to the Tender Option, subject to the Cash Payment Limit; or

•	a combination of the Exchange Option and the Tender Option, subject to the Exchange Limit and the Cash Payment Limit.

Regardless of which option you choose, we will pay in cash all accrued and unpaid interest on Old Notes accepted for exchange or purchase in the tender/exchange offer up to but excluding the date the tender/exchange offer is completed, which we refer to as the “settlement date.”

Your right to receive the applicable consideration in the tender/exchange offer is subject to all of the conditions described herein.

Q: Are there limits in the amount of New Notes that will be issued pursuant to the Exchange Option?

A: Yes, we intend to issue New Notes pursuant to the Exchange Option with an aggregate principal amount of up to only $40.0 million. If the aggregate principal amount of Old Notes tendered under the Exchange Option exceeds $40.0 million, we will accept the Old Notes tendered for exchange on a pro rata basis and return any Old Notes that are not accepted for exchange to the holder of such Old Notes.

Q: Are there limits in the amount of cash that the Company may use pursuant to the Tender Option?

A: Yes, we intend to use up to $30.0 million to purchase Old Notes that are tendered under the Tender Option. If the aggregate principal amount of Old Notes tendered for purchase in the Tender Option exceeds $35,294,000, we will accept the Old Notes tendered for purchase on a pro rata basis. Unless withdrawn as described herein, the balance of any Old Notes tendered under the Tender Option but not accepted for purchase for cash will be exchanged for New Notes as if the holders had elected to exchange them pursuant to the Exchange Option, subject to the Exchange Limit. See “The Tender/Exchange Offer — Proration and Priority of Exchanges.”

Q: How do the conversion rights differ between the Old Notes and the New Notes?

A: Until July 15, 2025, the Old Notes are convertible only at prescribed times and upon the satisfaction of certain conditions, such as that the closing price of our common stock satisfy a certain price trigger, that the trading price of the Old Notes fall below a specified threshold, that we call the Old Notes for redemption, or that certain corporate transactions occur. The New Notes are convertible at any time. In addition, the Old Notes are convertible into an amount of cash equal to the lesser of the conversion value of the converted Old Notes and the principal amount of the converted Old Notes, and a number of shares of our common stock representing the conversion value in excess of the principal amount, if any, based on a conversion rate equal to 27.4499 shares of our common stock per $1,000 principal amount of Old Notes. In contrast, the New Notes are convertible solely into shares of our common stock (and cash in lieu of fractional shares of our common stock) based on an initial conversion rate equal to 116.2790 shares of our common stock per $1,000 principal amount of New Notes.

Q: What other rights will I lose if I tender my Old Notes for exchange or purchase in the tender/exchange offer?

A: If you validly tender your Old Notes, and we accept them for exchange or purchase, you will lose any rights associated with being a holder of such Old Notes, including but not limited to your right to require us to repurchase such Old Notes at par on January 15, 2013. You also will lose the right to receive interest and principal payments on such Old Notes, your rights as a creditor of the Company with respect to those Old Notes and your right to any and all claims you may have, now or in the future, arising out of or related to such Old Notes.

Q: May I tender only a portion of the Old Notes that I hold?

A: Yes. You do not have to tender all of your Old Notes to participate in the tender/exchange offer. However, if you choose to tender your Old Notes, you must tender your Old Notes in a principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

Q: If the tender/exchange offer is consummated and I do not participate or I do not tender all of my Old Notes, how will my rights and obligations under my remaining outstanding Old Notes be affected?

A: The terms of your Old Notes that remain outstanding after the consummation of the tender/exchange offer will not change as a result of the tender/exchange offer.

Q: How will the tender/exchange offer affect the trading market for the Old Notes that are not exchanged?

A: As Old Notes are tendered and accepted in the tender/exchange offer, the principal amount of remaining Old Notes will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes.

Q: What do you intend to do with the Old Notes that are purchased or exchanged in the tender/exchange offer?

A: Old Notes accepted in the tender/exchange offer will be retired and canceled.

Q: Are you making a recommendation regarding whether I should participate in the tender/exchange offer?

A: Neither we, our officers, our board of directors, the exchange agent, the information agent nor the dealer manager is making any recommendation as to whether you should tender all or any portion of your Old Notes for exchange or purchase. Further, we have not authorized anyone to make any recommendation. Accordingly, you must make your own determination as to whether to tender your Old Notes and, if so, the principal amount of Old Notes to tender. Before making your decision, we urge you to read this prospectus carefully in its entirety, including the information set forth under “Risk Factors” and the other documents incorporated by reference herein.

Q: What are the conditions to the tender/exchange offer?

A: The tender/exchange offer is subject to certain customary conditions described in “The Tender/Exchange Offer — Conditions to the Tender/Exchange Offer.” We may, in our sole discretion, waive certain conditions of the tender/exchange offer. If any of the conditions are not satisfied or waived for the tender/exchange offer by 5:00 p.m., New York City time, on February 8, 2011 (unless we, in our sole discretion, elect to extend that date), which we refer to as the “expiration date,” we will not complete the tender/exchange offer.

Q: How will you fund the tender/exchange offer?

A: We intend to fund any cash consideration necessary to complete the Tender Option with cash on hand.

Q: When does the tender/exchange offer expire?

A: The tender/exchange offer will expire at 5:00 p.m., New York City time, on February 8, 2011, unless extended or earlier terminated by us.

Q: Under what circumstances can the tender/exchange offer be extended, amended or terminated?

A: We reserve the right, in our sole discretion and subject to applicable law, to extend, amend or terminate the tender/exchange offer, by giving oral (promptly confirmed in writing) or written notice of the extension, termination or amendment to the exchange agent.

If we amend the tender/exchange offer in a manner that we determine constitutes a material or significant change, we will extend the tender/exchange offer for a period of five to ten business days, depending upon the significance of the amendment, if the tender/exchange offer would otherwise have expired during the five to ten business day period. Any change in the consideration offered to holders of Old Notes in the tender/exchange offer will be paid to all holders whose Old Notes have previously been tendered pursuant to the tender/exchange offer.

Q: How will I be notified if the tender/exchange offer is extended, amended or terminated?

A: Any extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. For more information regarding notification of extensions, amendments or the termination of the tender/exchange offer, see “The Tender/Exchange Offer — Expiration Date; Extensions; Amendments.”

Q: How do I tender my Old Notes for exchange or purchase in the tender/exchange offer?

A: A holder who wishes to tender the Old Notes pursuant to the tender/exchange offer must deliver a fully completed Letter of Transmittal or transmit an “agent’s message” to the exchange agent prior to 5:00 p.m., New

York City time, on the expiration date. If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the tender/exchange offer, you should contact that registered holder promptly and instruct him, her or it to tender your Old Notes on your behalf. If you are a participant in the Depository Trust Company (“DTC”), you must electronically transmit your acceptance through DTC’s Automated Tender Offer Program (“ATOP”). A completed Letter of Transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your Old Notes. See “The Tender/Exchange Offer — Procedures for Tender.” For further information on how to tender Old Notes, contact the information agent and exchange agent at the telephone number set forth on the back cover page of this prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Q: How will I receive the New Notes if I choose the Exchange Option under the tender/exchange offer?

A: The New Notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC.

Q: What happens if some or all of my Old Notes are not accepted for exchange or purchase?

A: If any tendered Old Notes are not accepted because of the Exchange Limit, the Cash Payment Limit, an invalid tender, the occurrence of other events described under “The Tender/Exchange Offer — Conditions to the Tender/Exchange Offer” or otherwise, we will credit the Old Notes to your account maintained with DTC promptly after the expiration or termination of the tender/exchange offer.

Q: May I withdraw Old Notes previously tendered?

A: Yes, you may withdraw your tender of Old Notes (1) at any time before the expiration date and (2) after the expiration of 40 business days from the commencement of the tender/exchange offer if we have not completed the tender/exchange offer as of that date. For more information, see “The Tender/Exchange Offer — Withdrawal and Revocation Rights.”

Q: How do I withdraw Old Notes previously tendered?

A: For a withdrawal or revocation to be effective, the holder must deliver to the exchange agent a written or facsimile notice of withdrawal of a tender or properly transmit to the exchange agent an agent’s message, which must be received by the exchange agent prior to the applicable withdrawal deadline. If the Old Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. For more information regarding the procedures for withdrawal or revocation, see “The Tender/Exchange Offer — Withdrawal and Revocation Rights.”

Q: Will I have to pay any fees or commissions if I participate in the tender/exchange offer?

A: We will pay or cause to be paid all transfer taxes with respect to the acceptance of any Old Notes for exchange or purchase unless the box titled “Special Issuance or Payment Instructions” on the Letter of Transmittal has been completed, as described in the instructions thereto. However, if your Old Notes are held through a broker or other nominee who tenders the Old Notes on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Q: What risks should I consider in deciding whether or not to tender my Old Notes?

A: In deciding whether to participate in the tender/exchange offer, you should carefully consider the discussion of risks and uncertainties affecting us, the tender/exchange offer, the New Notes and our common stock that are described under “Risk Factors” and the documents incorporated by reference in this prospectus.

Q: What are the material U.S. federal income tax considerations of my participating in the tender/exchange offer?

A: Please see “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor for a full understanding of the tax considerations of participating in the tender/exchange offer.

Q: Will you receive any cash proceeds from the tender/exchange offer?

A: No, we will not receive any cash proceeds from the tender/exchange offer.

Q: With whom may I talk if I have questions about the tender/exchange offer?

A: If you are a “qualified institutional buyer” (“QIB”) within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and have questions about the terms of the tender/exchange offer, please contact Citadel Securities, LLC, the dealer manager for the tender/exchange offer (“Citadel” or the “dealer manager”). If you are not a QIB and have questions about the terms of the tender/exchange offer, please contact us. If you have questions regarding the procedures for tendering Old Notes in the tender/exchange offer or require assistance regarding this process, please contact the exchange agent and information agent. The contact information for the dealer manager and the exchange agent and information agent is set forth on the back cover page of this prospectus, and the contact information for us is set forth under “Hutchinson Technology Incorporated.” See also “Where You Can Find More Information.”

SUMMARY OF THE TENDER/EXCHANGE OFFER

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the following summary together with the more detailed description of the terms of the tender/exchange offer contained elsewhere in this prospectus. See “The Tender/Exchange Offer.”

The Tender/Exchange Offer

The following is a brief summary of the terms of the tender/exchange offer. For a more complete description, see “The Tender/Exchange Offer.”

Purpose of the Tender/Exchange Offer	We are conducting the tender/exchange offer to improve our financial flexibility by extending the first repurchase (at the option of the holder) date of a portion of our convertible indebtedness and reducing our overall indebtedness by retiring some of the Old Notes.

Material Differences Between the Old Notes and the New Notes

The material differences between the Old Notes and the New Notes are described below. This summary is qualified in its entirety by the information contained elsewhere in this prospectus and the documents governing the Old Notes and the New Notes, copies of which are filed as exhibits to, or incorporated by reference into, the registration statement of which this prospectus forms a part. For a more detailed description of the Old Notes and the New Notes, see “Description of the Old Notes” and “Description of the New Notes.”

The terms of the New Notes will be substantially the same as the terms of the Old Notes, except that the New Notes will differ in certain material respects, including:

•        the New Notes will be our senior unsecured indebtedness, as compared to the Old Notes, which are our subordinated unsecured indebtedness;

•        the interest rate on the New Notes will be 8.50% per annum, as compared to 3.25% per annum for the Old Notes;

•        the initial conversion price for the New Notes will be approximately $8.60 per share (equal to an initial conversion rate of 116.2790 shares of common stock per $1,000 principal amount), as compared to approximately $36.43 per share for the Old Notes (equal to a conversion rate of 27.4499 shares of common stock per $1,000 principal amount);

•        the New Notes will be convertible solely into shares of our common stock (and cash in lieu of fractional shares of our common stock), as compared to the Old Notes, which are convertible into an amount of cash equal to the lesser of the conversion value of the converted Old Notes and the principal amount of the converted Old Notes, and a number of shares of our common stock representing the conversion value in excess of the principal amount, if any;

•        we will not be permitted to redeem the New Notes prior to January 15, 2015 (other than under limited circumstances beginning on January 15, 2013 if our share price exceeds 150% of the conversion price), as compared to January 21, 2011 for the Old Notes;

•        holders of the New Notes will have the right to require us to repurchase the New Notes at par on January 15, 2015, January 15, 2016 and January 15, 2021, as compared to January 15, 2013, January 15, 2016 and January 15, 2021 for the Old Notes; and

•        subject to the satisfaction of limited conditions, holders may convert their New Notes at any time prior to the close of business on the business day immediately preceding the maturity date, as compared to the Old Notes, which can only be converted under certain limited circumstances and then only at prescribed times.

Terms of the Tender/Exchange Offer

Pursuant to the tender/exchange offer, holders may elect to receive:

(1) New Notes, subject to the Exchange Limit, in an amount equal to $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes exchanged, which we refer to as the Exchange Option. The New Notes will be issued in principal denominations of $1,000 and integral multiples of $1,000 in excess thereof. If the amount of Old Notes tendered pursuant to the Exchange Option exceeds the Exchange Limit, we will accept the Old Notes tendered for exchange on a pro rata basis. After application of the pro rata calculation, we will round the principal amount of Old Notes to be accepted for exchange down to the nearest $1,000 principal amount. This rounded amount will be the principal amount of New Notes that the holder will receive and no additional cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding down. Unless withdrawn as described herein, any Old Notes tendered that are not accepted for exchange due to proration will be returned or credited promptly to the tendering holder’s account;

(2) cash, subject to the Cash Payment Limit, in an amount equal to $850 for each $1,000 principal amount of Old Notes tendered, which we refer to as the Tender Option. If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds the Cash Payment Limit, we will accept the Old Notes tendered for purchase on a pro rata basis. After application of the pro rata calculation, we will round the principal amount of the Old Notes to be accepted for purchase down to the nearest $1,000 principal amount. Unless withdrawn as described herein, any Old Notes tendered under the Tender Option that are not accepted for purchase due to proration will be treated as if they had been tendered for exchange under the Exchange Option and will be exchanged for New Notes, subject to the Exchange Limit; or

(3) a combination of the Exchange Option, subject to the Exchange Limit, and the Tender Option, subject to the Cash Payment Limit.

Old Notes tendered for exchange or purchase will bear interest at the existing rate of interest up to, but excluding, the settlement date, payable in cash. Effective on the settlement date, we will no longer pay interest on any Old Notes that are accepted for exchange or purchase by us pursuant to the tender/exchange offer. Interest will begin to accrue on the New Notes commencing on the settlement date. We will pay interest on the New Notes on a semi-annual basis on January 15 and July 15, with the first interest payment being due on July 15, 2011 (assuming a settlement date for the tender/exchange offer prior to July 1, 2011).

Conditions to the Tender/Exchange Offer	We will not be required to accept any tendered Old Notes and may terminate or amend the tender/exchange offer if (1) at any time before the expiration of the tender/exchange offer, we determine that the tender/exchange offer violates applicable law, any applicable interpretation of the staff of the Securities and Exchange Commission (the “SEC”) or any order of any governmental agency or court of competent jurisdiction or (2) any of the general events described in “The Tender/Exchange Offer — Conditions to the Tender/Exchange Offer” have occurred.

Expiration Date; Extension	The tender/exchange offer will expire at 5:00 p.m., New York City time, on February 8, 2011, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend the tender/exchange offer, we will announce the extension by press release or other permitted means no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Settlement Date	The settlement of the tender/exchange offer will occur promptly after the expiration date, as it may be extended or earlier terminated.

Withdrawal of Tenders	The Old Notes tendered pursuant to the tender/exchange offer may be withdrawn (1) at any time prior to the expiration date and (2) after the expiration of 40 business days from the commencement of the tender/exchange offer if we have not completed the tender/exchange offer as of that date.

Procedures for Tender and Delivery	A holder who wishes to tender the Old Notes pursuant to the tender/exchange offer must deliver a fully completed Letter of Transmittal or transmit an “agent’s message” to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. We intend to accept all Old Notes validly tendered and not withdrawn or revoked as of the expiration date, subject to the Cash Payment Limit and the Exchange Limit. We will issue the New Notes and pay the cash consideration promptly after the expiration date, upon the terms and subject to the conditions described in this prospectus.

The Old Notes may be tendered by electronic transmission of acceptance through ATOP procedures for transfer. Custodial entities that are DTC participants must tender Old Notes through ATOP. A completed Letter of Transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained herein on how to tender your Old Notes. See “The Tender/Exchange Offer — Procedures for Tender.”

Amendment of the Tender/Exchange Offer	We reserve the right, in our sole discretion, to interpret or modify the terms of the tender/exchange offer, provided that we will comply with applicable laws that may require us to extend the period during which Old Notes may be tendered or withdrawn, as a result of changes in the terms of, or information relating to, the tender/exchange offer.

Source of Funds	We intend to fund any cash consideration necessary to purchase the Old Notes tendered pursuant to the Tender Option with cash on hand. We do not anticipate using any alternative financing arrangements for the tender/exchange offer.

Use of Proceeds	We will not receive any cash proceeds in the tender/exchange offer. Any Old Notes that are validly tendered and accepted in exchange for New Notes or purchased for cash pursuant to the tender/exchange offer will be retired and canceled.

Fees and Expenses	Assuming that $75,294,000 in aggregate principal amount of the Old Notes are tendered and accepted for exchange or purchase, we estimate that the total fees and expenses of the tender/exchange offer will be approximately $1.2 million.

Certain U.S. Federal Income Tax Considerations	The U.S. federal income tax treatment of the tender/exchange offer is complex. See “Material United States Federal Income Tax Considerations.”

Old Notes Not Tendered or Accepted	Any tendered Old Notes that are not accepted for exchange or purchase by us for any reason will be credited to your DTC account without expense to you promptly after the expiration or termination of the tender/exchange offer. If you do not tender your Old Notes, or if your Old Notes are not accepted for exchange or purchase by us, you will continue to hold your Old Notes and you will be entitled to all the rights, and subject to all the limitations, applicable to the Old Notes.

Consequences If You Do Not Tender Your Old Notes	To the extent that any Old Notes are tendered, accepted and retired pursuant to the tender/exchange offer, the principal amount of remaining outstanding Old Notes will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes.

Deciding Whether to Participate	Neither we, our officers, our board of directors, the exchange agent, the information agent nor the dealer manager is making any recommendation as to whether you should tender all or any portion of your Old Notes pursuant to the tender/exchange offer. Further, we have not authorized anyone to make any recommendation.

You should make your own decision as to whether you should tender your Old Notes, in whole or in part, after reading the information contained herein, under “Risk Factors” and the information incorporated by reference herein, and consulting with your advisors, if any, based on your own financial position and requirements.

Dealer Manager	Citadel has been retained to act as the dealer manager in connection with the tender/exchange offer. Citadel’s address and telephone number are provided on the back cover page of this prospectus. We will pay Citadel a fee for its services as dealer manager. See “Dealer Manager, Exchange Agent and Information Agent — Dealer Manager.”

Exchange Agent	Global Bondholder Services Corporation has been retained to serve as the exchange agent. Its address and telephone number are provided on the back cover page of this prospectus. See “Dealer Manager, Exchange Agent and Information Agent — Exchange Agent and Information Agent.”

Information Agent	Global Bondholder Services Corporation also has been retained to serve as the information agent. Its address and telephone number are provided on the back cover page of this prospectus. See “Dealer Manager, Exchange Agent and Information Agent — Exchange Agent and Information Agent.”

Trading	Our common stock is listed on the NASDAQ Global Select Market under the symbol “HTCH.” The Old Notes are not listed on any national securities exchange or included in any automated quotation system and we do not intend to list the New Notes on any securities exchange or include them in any automated quotation system.

Subsequent Purchases	We and our subsidiaries or affiliates reserve the absolute right, in our sole discretion and to the extent permitted by applicable law, at any time and from time to time after the consummation or earlier termination of the tender/exchange offer, to acquire any Old Notes that are not tendered pursuant to the tender/exchange offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms, at prices and for consideration as we or our subsidiaries or affiliates may determine, or by redeeming the Old Notes in accordance with their terms and the terms of the indenture governing the Old Notes (the “Old Note Indenture”). In each case, the consideration for the Old Notes may be different from the consideration offered in the tender/exchange offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof we and our subsidiaries or affiliates may choose to pursue in the future.

YOU SHOULD READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE MAKING A DECISION TO TENDER YOUR OLD NOTES.

SUMMARY OF THE NEW NOTES

This summary is not a complete description of the New Notes. You should read the following summary together with the more detailed description of the New Notes contained elsewhere in this prospectus. See the section captioned “Description of the New Notes” herein. As used in this portion of the summary, the terms “HTI,” “our company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and not to any of our subsidiaries.

Issuer of New Notes	Hutchinson Technology Incorporated.

New Notes Offered	Up to $40.0 million aggregate principal amount of 8.50% Convertible Senior Notes due January 15, 2026.

Ranking of New Notes

The New Notes will be our senior unsecured obligations and will rank senior in right of payment to any of our existing and future subordinated indebtedness, including the Old Notes that remain outstanding after the tender/exchange offer.

The New Notes will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness. As of September 26, 2010, we had no indebtedness for borrowed money outstanding that would have been of the same ranking as the New Notes.

The New Notes will be structurally subordinated to any indebtedness of our subsidiaries and effectively subordinated to all of our secured debt to the extent of the value of the assets securing such debt. As of September 26, 2010, we had approximately $1.6 million of outstanding secured indebtedness on a consolidated basis, and the total balance sheet liabilities of our consolidated subsidiaries was approximately $2.5 million.

Interest	The New Notes will bear interest at a rate of 8.50% per annum. Interest on the New Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2011 (assuming a settlement date for the tender/exchange offer prior to July 1, 2011). The interest so payable will be paid to each holder in whose name a New Note is registered at the close of business on the January 1 or July 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Maturity Date	The New Notes will mature on January 15, 2026 unless redeemed, repurchased or converted in accordance with their terms.

Conversion Rights	Holders will have the right to convert their New Notes into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date, subject to the satisfaction of limited conditions.

Conversion Rate

The initial conversion rate for each $1,000 principal amount of New Notes will be 116.2790 shares of our common stock. This is equivalent to an initial conversion price of approximately $8.60 per share of common stock. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued and unpaid interest on the New Notes.

In addition, if a make-whole fundamental change occurs prior to January 15, 2015 and a holder elects to convert its New Notes in connection with such make-whole fundamental change, we will, in certain circumstances, increase the applicable conversion rate in connection with the conversion by a number of additional shares of our common stock based on the date such make-whole fundamental change becomes effective and the price paid per share of common stock in the make-whole fundamental change. The applicable conversion rate may not be increased in connection with all make-whole fundamental changes. See “Description of the New Notes – Make Whole Premium Upon Make-Whole Fundamental Change.”

Conversion Settlement	Upon conversion of New Notes we will deliver a number of shares of our common stock equal to the product of (i) the number obtained by dividing the aggregate principal amount of New Notes converted by $1,000 and (ii) the conversion rate in effect on the applicable conversion date. However, notwithstanding the foregoing, we will pay cash in lieu of fractional shares of our common stock. See “Description of the New Notes.”

Upon conversion, we will deliver (i) the number of shares and (ii) any amount of cash due in lieu of fractional shares to holders as soon as practicable after the conversion date but in no event later than five business days after the conversion date.

Redemption of New Notes at Our Option	We may redeem the New Notes (i) on or after January 15, 2013 to, but excluding, January 15, 2015, if the closing price of our common stock equals or exceeds 150% of the conversion price, and (ii) at any time on or after January 15, 2015, in either case in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice to holders of the New Notes, for cash equal to 100% of the principal amount of the New Notes to be redeemed plus any accrued but unpaid interest to but excluding the redemption date.

Repurchase of New Notes at Each Holder’s Option on Certain Dates	Holders of the New Notes will have the right to require us to repurchase the New Notes in whole or in part on January 15, 2015, January 15, 2016 and January 15, 2021 for cash equal to 100% of the principal amount of the New Notes to be repurchased plus any accrued but unpaid interest to but excluding the repurchase date.

Repurchase of New Notes at Each Holder’s Option Upon the Occurrence of a Fundamental Change	If we undergo a fundamental change, holders of the New Notes will have the right to require us to repurchase the New Notes, in whole or in part, for cash equal to 100% of the principal amount of the New Notes to be repurchased plus any accrued but unpaid interest to but excluding the repurchase date.

Events of Default	The events that will be “events of default” under the indenture governing the New Notes will be substantially identical to those contained in the Old Note Indenture.

Sinking Fund	The New Notes are not entitled to the benefits of, or subject to, a sinking fund.

No Shareholder Rights for Holders of New Notes	A holder of the New Notes will not have any rights as a shareholder (including, without limitation, voting rights and rights to receive dividends or other distributions on our common stock), unless the holder otherwise converts the New Notes into common stock.

Trading	We have not applied, and do not intend to apply, to list the New Notes on any securities exchange or include them in any automated quotation system. Our common stock is listed on the NASDAQ Global Select Market under the symbol “HTCH.”

Book-Entry Form	The New Notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC. Beneficial interests in a global certificate representing the New Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. These interests will not be permitted to be exchanged for certificated New Notes, except in limited circumstances.

Tax Impacts Associated with the New Notes	The New Notes and common stock issuable upon conversion of the New Notes will be subject to complex U.S. federal income tax rules. You are strongly urged to consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of exchanging, owning and disposing of the New Notes and the common stock into which the New Notes, in certain circumstances, are convertible. See “Material United States Federal Income Tax Considerations” in this prospectus.

Risk Factors	You should read carefully the “Risk Factors” beginning on page 18 of this prospectus, as well as the risk factors relating to our business that are incorporated by reference into this prospectus, for risks related to tendering your Old Notes, particularly in the event that you choose the Exchange Option or a combination of the Tender Option and the Exchange Option.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial information for the dates and periods indicated. You should read the data set forth below in conjunction with our audited consolidated financial statements and the related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference in our Annual Report on Form 10-K as of and for the year ended September 26, 2010. Our results for any of these periods are not necessarily indicative of the results to be expected for the year ending September 25, 2011 or for any other future period. Dollar amounts are in thousands, except per share amounts.

	Fiscal Year Ended
	September 24, 2006	September 30, 2007	September 28, 2008	September 27, 2009	September 26, 2010
FOR THE YEAR:
Net sales	$721,507	$716,103	$631,619	$408,022	$347,189
Gross profit	144,900	122,241	85,480	7,534	32,965
Percent of net sales	20%	17%	14%	2%	9%
Income (loss) from operations	$12,770	$(18,675)	$(30,598)	$(175,517)	$(47,986)
Percent of net sales	2%	(3)%	(5)%	(43)%	(14)%
Interest expense	$11,922	$17,994	$19,767	$19,762	$15,876
Net income (loss)	17,565	2,526	(106,867)	(168,707)	(58,922)
Percent of net sales	2%	0%	(17)%	(41)%	(17)%
Capital expenditures	$247,754	$102,239	$65,603	$20,609	$31,382
Research and development expenses	52,939	55,245	39,711	26,776	21,429
Depreciation expenses	113,149	111,796	105,423	73,508	50,751
Cash flow from operating activities	110,340	102,790	90,336	19,300	13,742

AT YEAR END:
Receivables	$109,800	$122,526	$109,775	$71,893	$55,478
Inventories	81,298	61,183	76,459	46,878	53,568
Working capital	414,222	428,623	301,135	181,748	177,365
Net property, plant and equipment	472,163	457,883	415,088	279,336	258,233
Total assets	1,023,205	1,030,933	881,287	635,487	479,712
Total debt and capital leases	321,716	328,023	334,752	270,214	176,471
Total debt and capital leases as a percentage of total capitalization	34%	34%	41%	46%	40%
Shareholders’ equity	$616,672	$632,756	$481,292	$321,710	$264,678
Return on shareholders’ equity	3%	0%	(19)%	(42)%	(20)%
Number of employees, including production temporaries	5,433	4,699	4,591	2,448	2,546
Shares of stock outstanding	25,638	26,074	22,941	23,359	23,371

	Fiscal Year Ended
	September 24, 2006	September 30, 2007	September 28, 2008	September 27, 2009	September 26, 2010

PER SHARE INFORMATION:
Net income (loss) — diluted	$0.67	$0.10	$(4.38)	$(7.27)	$(2.52)
Shareholders’ equity (book value)	24.05	24.27	20.98	13.77	11.33
Price range
High	31.08	25.15	27.61	11.58	11.40
Low	17.69	18.00	11.34	1.28	2.74

OTHER DATA
For The Year:
Pro forma interest expense (a)					$13,617
Pro forma net loss (b)					$(56,664)
Per Share Information:
Pro forma net loss — diluted (c)					$(2.42)
Pro forma shareholders’ equity (book value) (d)					$11.15

(a)	Our pro forma interest expense for the fiscal year ended September 26, 2010 assumes that we purchased and exchanged the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit, on September 28, 2009 (the first date of our 2010 fiscal year). If we had exchanged the maximum amount of Old Notes, subject to the Exchange Limit, and did not purchase any Old Notes for cash under the Tender Option, our pro forma interest expense for the year ended September 26, 2010 would have been $16,410.
(b)	Our pro forma net loss for the fiscal year ended September 26, 2010 assumes that we purchased and exchanged the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit, on September 28, 2009 (the first date of our 2010 fiscal year). If we had exchanged the maximum amount of Old Notes, subject to the Exchange Limit, and did not purchase any Old Notes for cash under the Tender Option, our pro forma net loss for the year ended September 26, 2010 would have been $(59,456).
(c)	Our pro forma net loss — diluted per share for the fiscal year ended September 26, 2010 assumes that we purchased and exchanged the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit, on September 28, 2009 (the first date of our 2010 fiscal year). If we had exchanged the maximum amount of Old Notes, subject to the Exchange Limit, and did not purchase any Old Notes for cash under the Tender Option, our pro forma net loss — diluted per share for the year ended September 26, 2010 would have been $(2.54).
(d)	Our pro forma shareholders’ equity (book value) per share for the fiscal year ended September 26, 2010 assumes that we purchased and exchanged the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit, on September 26, 2010 (the last date of our 2010 fiscal year). If we had exchanged the maximum amount of Old Notes, subject to the Exchange Limit, and did not purchase any Old Notes for cash under the Tender Option, our shareholders’ equity (book value) per share for the year ended September 26, 2010 would have been $11.11.

Summary of our Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For a more complete description, see “Ratio of Earnings to Fixed Charges.”

Fiscal Year Ended
	September 24, 2006	September 30, 2007	September 28, 2008	September 27, 2009	September 26, 2010
					(actual)	(pro forma)
Ratio of earnings to fixed charges	1.9x	(A)	(A)	(A)	(A)	(A)(B)

(A)	Due to insufficient earnings in the fiscal year ended September 30, 2007 and losses in the fiscal years ended September 28, 2008 and September 27, 2009, the ratio coverage was less than 1:1 for those periods. We would have needed to generate additional earnings of $17.7 million, $45.1 million and $167.2 million, respectively, in order to cover the fixed charges in those periods. For the fiscal year ended September 26, 2010, actual, we would have needed to generate additional earnings of $60.5 million, and for September 26, 2010, pro forma, we would have needed to generate additional earnings of $58.3 million. Our pro forma ratio of earnings to fixed charges assumes that we purchase and exchange the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit.
(B)	Does not include any gain or loss on the tender/exchange offer.

RISK FACTORS

You should carefully consider the specific risk factors set forth below, as well as the other information contained or incorporated by reference in this prospectus and any accompanying supplement thereto, before tendering any Old Notes for exchange or purchase. The trading price of the New Notes and our common stock could decline due to any of these risk factors, and you may lose all or part of your investment. This prospectus, any accompanying supplement and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. See “Statements Regarding Forward-Looking Information.”

Risks Related to the Tender/Exchange Offer

Holders who fail to exchange their Old Notes may have reduced liquidity after the tender/exchange offer.

As Old Notes are tendered and accepted in the tender/exchange offer, the principal amount of remaining Old Notes will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes. We cannot assure you of the liquidity, or even the continuation, of any trading market for the Old Notes following the completion of the tender/exchange offer.

Following the consummation or earlier termination of the tender/exchange offer, we may acquire remaining outstanding Old Notes upon terms and at prices as we may determine, which may be more or less than the price paid pursuant to the tender/exchange offer and could be for cash or other consideration.

We and our subsidiaries or affiliates reserve the absolute right, in our sole discretion and to the extent permitted by applicable law, at any time and from time to time after the consummation or earlier termination of the tender/exchange offer, to acquire any Old Notes that are not tendered and accepted pursuant to the tender/exchange offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms, at prices and for consideration as we or our subsidiaries or affiliates may determine, or by redeeming the Old Notes in accordance with their terms and the terms of the Old Note Indenture. In each case, the consideration for the Old Notes may be different from the consideration offered in the tender/exchange offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof we and our subsidiaries or affiliates may choose to pursue in the future.

Upon consummation of the tender/exchange offer, holders that validly tender their Old Notes will lose their rights under those Old Notes, including the right to future interest and principal payments.

Holders that validly tender Old Notes, which are accepted as part of the tender/exchange offer, will lose the rights of a holder of Old Notes, except to the extent that they continue to hold any other Old Notes after the consummation of the tender/exchange offer. These rights include the right to convert their Old Notes into cash and shares of our common stock, if any, to require us to repurchase their Old Notes at par beginning on January 15, 2013 and the right to receive interest and principal payments on the Old Notes. Holders will also lose their rights to any and all claims they may have, now or in the future, arising out of or related to any Old Notes accepted for exchange or purchase, and any rights as our creditors with respect to these Old Notes. In addition, any holders that exchange their Old Notes for New Notes as part of the Exchange Option will become subject to all of the risks and uncertainties associated with ownership of the New Notes.

Old Notes tendered for purchase under the Tender Option may instead be exchanged for New Notes, if tenders exceed the Cash Payment Limit.

We intend to use up to $30.0 million to purchase Old Notes that are tendered pursuant to the Tender Option. If tenders for purchase in cash under the Tender Option exceed the Cash Payment Limit, we will accept the Old Notes tendered for purchase on a pro rata basis. Unless withdrawn as described herein, the balance of any Old Notes tendered under the Tender Option but not accepted for purchase for cash will be treated as if they had been tendered for exchange under the Exchange Option and will be exchanged for New Notes, subject to the Exchange Limit. Holders of the New Notes will become subject to all of the risks and uncertainties associated with ownership of the New Notes.

We are not making a recommendation as to whether you should participate in the tender/exchange offer, and we have not obtained a third-party determination that the tender/exchange offer is fair to holders.

Neither we, our officers, our board of directors, the exchange agent, the information agent nor the dealer manager is making any recommendation as to whether you should tender or refrain from tendering all or any portion of your Old Notes. Further, we have not authorized anyone to make any recommendation. We have not obtained a third-party determination that the tender/exchange offer is fair to the holders of the Old Notes, nor do we intend to do so.

The exchange ratio for the New Notes does not reflect any independent valuation of the Old Notes or the New Notes.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the exchange ratio for the New Notes or the relative values of the Old Notes and the New Notes.

To the extent that a holder of Old Notes exchanges some or all of its Old Notes for New Notes, such holder may not require us to purchase its New Notes until a later date than such holder could have required us to purchase its Old Notes, which may increase such holder’s risk that we will be unable to purchase (or refinance) the New Notes when such purchase is required.

Holders of Old Notes are being offered the option to exchange the Old Notes for New Notes. Holders who tender their Old Notes and whose tender is accepted for exchange may be exposed to increased risk of nonpayment on the New Notes because such holder may not require us to purchase its New Notes until a date that is later than the date such holder could have required us to purchase its Old Notes. For instance, following the first possible required purchase date of the Old Notes (January 15, 2013), but prior to the first possible required purchase date of the New Notes (January 15, 2015), we may become subject to a bankruptcy or similar proceeding. If so, there is a risk that the holders of Old Notes who elected to participate in the tender/exchange offer and whose Old Notes were accepted for exchange would not be paid in full while holders of Old Notes who opted not to tender their Old Notes in the tender/exchange offer (or whose Old Notes were not accepted for exchange) and required us to repurchase their Old Notes at par on January 15, 2013, would already have been paid in full.

The use of our cash balances to fund the cash consideration necessary to complete the Tender Option will reduce our cash available for other uses.

We will fund the cash consideration necessary to complete the Tender Option from our cash balances. Using our cash will reduce our cash available for other uses, which in turn may reduce available cash for working capital, debt service requirements, general corporate or other purposes.

The U.S. federal income tax consequences of the exchange of the Old Notes for the New Notes or a combination of New Notes and cash are uncertain.

The U.S. federal income tax consequences of the tender/exchange offer and of the ownership and disposition of the New Notes are uncertain in several respects. See “Material United States Federal Income Tax Considerations — Tax Consequences to Tendering U.S. Holders — Treatment of Exchange of Old Notes for New Notes or a Combination of New Notes and Cash.” In addition, the New Notes may be issued with original issue discount (“OID”), depending on the fair market value of the New Notes (or Old Notes), determined as of the date of the exchange. If the New Notes are issued with OID, an exchanging U.S. holder (as defined below in the section entitled “Material United States Federal Income Tax Considerations”) receiving a New Note may be required to report the OID as income annually as it accrues, based on a constant yield method (which includes at least annual compounding) and regardless of the holder’s regular method of tax accounting, before the corresponding amount is received by the holder in cash.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the New Notes even though you do not receive any cash or other property.

The conversion rate of the New Notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received a constructive distribution which may subject you to U.S. federal income tax even though you did not receive any cash or other property in connection with the adjustment and even though you may not exercise your conversion right. If a “make-whole fundamental change” occurs, under some circumstances, we will adjust the conversion rate for New Notes converted in connection with such make-whole fundamental change. Such adjustment also may be treated as a constructive distribution which may subject you to U.S. federal income tax. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a constructive distribution which may subject you to U.S. federal income tax. See “Material United States Federal Income Tax Considerations.”

Risks Related to the New Notes and Our Common Stock

We expect that the trading price of the New Notes will be affected by the market price of our common stock, the general level of interest rates and our credit quality, each of which may be volatile.

The market price of our common stock, as well as the general level of interest rates and our credit quality, will affect the trading price of the New Notes. Each may be volatile and could fluctuate in a way that adversely affects the trading price of the New Notes.

The market price of our common stock has been volatile in the past, and will be influenced by a number of factors, many of which are beyond our control. Among the factors that could affect our stock price are:

•	our operating and financial performance and prospects;

•	quarterly variations in key financial performance measures, such as earnings per share, net income and revenue;

•	changes in revenue or earnings estimates or publication of research reports by financial analysts;

•	announcements of technological innovations or new products by us or our competitors;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	sales of our common stock or other actions by investors with significant shareholdings;

•	general market conditions for technology companies; and

•	domestic and international economic, legal, political and regulatory factors unrelated to our performance.

The stock markets in general also have experienced substantial volatility that often has been unrelated to the operating performance of particular companies. These broad market fluctuations also may adversely affect the market price of our common stock and the trading price of the New Notes. Many of the factors listed above, which are beyond our control, may cause the market price of our common stock and the trading price of the New Notes to decline, regardless of our financial condition, results of operations, business or prospects. The conversion value of the New Notes will be based upon the value of the shares of our common stock. As a result, any decrease in the market price for our common stock would likely have a similar effect on the trading price of the New Notes. In addition, this may result in greater volatility in the trading price of the New Notes than would be expected for any non-convertible debt securities we may issue.

We also cannot predict whether interest rates will rise or fall. During the term of the New Notes, interest rates will be influenced by a number of factors, most of which are beyond our control. However, if interest rates increase, the premium associated with the convertibility of the New Notes will increase, but the yield of the New Notes will decrease, and if interest rates decrease, the premium associated with the convertibility of the New Notes will decrease, but the yield of the New Notes will increase.

Furthermore, our credit quality may vary substantially during the term of the New Notes and will be influenced by a number of factors, including variations in our cash flows and the amount of indebtedness we have outstanding. Any decrease in our credit quality is likely to negatively impact the trading price of the New Notes.

The effective subordination of the New Notes to our secured indebtedness, as well as the structural subordination of the New Notes, may limit our ability to satisfy our obligations under the New Notes.

The New Notes will be our senior unsecured obligations, will rank pari passu in right of payment with all of our existing and future unsecured senior indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness, including the Old Notes that remain outstanding after the tender/exchange offer. As of September 26, 2010, we had no indebtedness for borrowed money outstanding that would have been of the same ranking as the New Notes.

The New Notes, however, will be effectively subordinated in right of payment to all of our secured indebtedness, including any secured indebtedness we may incur in the future, to the extent of the value of the collateral securing the secured indebtedness. As of September 26, 2010, we had approximately $1.6 million of outstanding secured indebtedness, on a consolidated basis. The indenture governing the New Notes will not prohibit us from incurring additional secured or unsecured indebtedness. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures the indebtedness. This collateral will not be available to satisfy any amounts owed under our unsecured indebtedness, including the New Notes, until the secured indebtedness is satisfied in full.

The New Notes are not guaranteed by our subsidiaries and will be effectively subordinated in right of payment to all unsecured and secured liabilities of our subsidiaries. The indenture governing the New Notes will not prohibit our subsidiaries from incurring additional indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any subsidiary, the assets of the subsidiary will first be used to satisfy the prior claims of the subsidiary’s creditors, including trade creditors, before any amounts become available to the holders of the New Notes. As of September 26, 2010, the total balance sheet liabilities of our consolidated subsidiaries was approximately $2.5 million.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, pay interest on or refinance our indebtedness, including the New Notes and the Old Notes, depends on our future performance and our ability to generate cash flow from our operations, which is subject to economic, financial, competitive and other factors, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations to service our indebtedness, we may be required to pursue one or more financing alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at that time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We and our subsidiaries may incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, including secured debt. We and our subsidiaries will not be restricted under the terms of the indenture governing the New Notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the New Notes but that could diminish our ability to make payments of principal or interest on the New Notes.

We may not have the cash necessary to repurchase the New Notes on specified dates or following a “fundamental change.”

Holders of New Notes will have the right to require us to repurchase the New Notes for cash on January 15, 2015, January 15, 2016 and January 15, 2021, or upon the occurrence of a “fundamental change.” We may not have sufficient funds to make the required repurchase of New Notes in cash at the applicable time and, in these circumstances, may not be able to arrange the necessary financing on favorable terms, if at all. In addition, our ability to make the required repurchase may be limited by the terms of other debt agreements or securities. Failure to make the required repurchase would constitute an event of default under the indenture governing the New Notes which, in turn, could constitute an event of default under the Old Notes and/or indebtedness we may incur in the future, thereby resulting in acceleration and required prepayment of this other indebtedness and further restrict our ability to repurchase the New Notes.

Future sales of our common stock and/or issuances of convertible debt could lower the market price for our common stock and adversely impact the trading price of the New Notes.

We may sell additional shares of our common stock and/or additional convertible debt in the future to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options and upon the conversion of the New Notes and for other purposes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock and/or additional convertible debt, or the perception that such issuances and sales may occur, could adversely affect the trading price of the New Notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

There is currently no trading market for the New Notes, and an active liquid trading market for the New Notes may not develop or, if it develops, may not be maintained.

We do not intend to list the New Notes on any securities exchange or include them for quotation on any automated dealer quotation system. An active public trading market may not develop for the New Notes and, even if one develops, may not be maintained. If an active public trading market for the New Notes does not develop or is not maintained, the market price and liquidity of the New Notes is likely to be adversely affected and holders may not be able to sell their New Notes at desired times and prices, if at all. If any of the New Notes are traded after their purchase, they may trade at a discount from face value.

The liquidity of the trading market, if any, and future trading prices of the New Notes will depend on many factors, including, among other things, the aggregate principal amount of New Notes outstanding, the market price of our common stock, prevailing interest rates, our financial condition, results of operations and business, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible or exchangeable into common stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the trading price of the New Notes. The New Notes will also have a number of features that may adversely affect their value and trading prices, including the lack of financial covenants.

The New Notes will not contain any financial or operational covenants; therefore, you will not have protection against adverse changes in our business.

The indenture governing the New Notes will not require us to satisfy any financial or operational covenants, restrict our ability to repurchase our securities other than the New Notes in accordance with their terms, pay dividends or distributions or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the indenture governing the New Notes will contain only limited protections for holders of the New Notes in the event of a fundamental change or make-whole fundamental change (as defined in the indenture governing the New Notes). We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the New Notes and our common stock but that will not constitute either a fundamental change (permitting holders to require us to repurchase their New Notes under the indenture governing the New Notes) or a make-whole fundamental change (requiring us under certain circumstances to increase the conversion rate for certain conversions).

Holders of New Notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

Holders of New Notes, as such, will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of New Notes will be subject to all changes affecting our common stock. Holders of New Notes will be entitled to the rights afforded to our common stock only if and when our common stock is delivered to them upon a conversion of New Notes.

The make-whole premium payable on New Notes converted in connection with a “make-whole fundamental change” prior to January 15, 2015 may not adequately compensate holders for the lost option value of their New Notes as a result of any such make-whole fundamental change.

If a make-whole fundamental change occurs prior to January 15, 2015, under certain circumstances, we will increase the conversion rate of the New Notes by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who convert their New Notes in connection with any such make-whole fundamental change. The number of additional shares of our common stock will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid per share of our common stock in the make-whole fundamental change, as described under “Description of the New Notes — Make Whole Premium Upon Make Whole Fundamental Change.” While the number of additional shares of our common stock is designed to compensate holders for the lost option value of the New Notes as a result of the make-whole fundamental change, the value of the additional shares is only an approximation of the lost value and may not adequately compensate holders for the loss. In addition, notwithstanding the foregoing, if the price paid per share of our common stock in the make-whole fundamental change is less than $5.00 or in excess of $15.00, the applicable conversion rate will not be increased.

In no event will the number of shares of our common stock issuable upon a conversion of New Notes exceed 116.2790 per $1,000 principal amount of New Notes, subject to adjustment under certain circumstances, regardless of when the transaction becomes effective or the price paid per share of our common stock in the make-whole fundamental change, unless we obtain shareholder approval of the increase in the conversion rate. We have agreed that we will not undertake a make-whole fundamental change without first obtaining shareholder approval for the increase in the conversion rate. We are not required to, and may not otherwise be able to, obtain shareholder approval for an increase in the conversion rate in connection with a make-whole fundamental change to which we are not a party or which otherwise occurs without our participation. As a result, the conversion rate may not be increased in connection with this subset of make-whole fundamental changes, although the likelihood of such a make-whole fundamental change is mitigated by the existence of our rights plan. See “Description of the New Notes – Make Whole Premium Upon Make-Whole Fundamental Change.”

The conversion rate of the New Notes will not be adjusted for all dilutive events.

The applicable conversion rate of the New Notes may not exceed 116.2790 shares of our common stock per $1,000 principal amount of New Notes, subject to adjustment in certain cases, unless we obtain shareholder approval of the increase in the conversion rate. As a result, holders of the New Notes will not realize the benefits of an increase to the conversion rate otherwise described in this prospectus if the increase, together with previous increases, would result in the issuance of a number of shares of our common stock upon conversion in excess of the specified maximum amount and we have not obtained shareholder approval.

The conversion rate of the New Notes will be subject to adjustment for certain events, including, but not limited to, certain cash distributions on shares of our common stock, the issuance of certain rights, options or warrants to holders of our common stock to acquire shares of our common stock or securities convertible into shares of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of shares of our common stock and certain tender or tender/exchange offers as described under “Description of the New Notes — Conversion Rate Adjustments.” We have agreed that we will not undertake any of these actions without first obtaining shareholder approval to increase the conversion rate that would otherwise result from these actions. The conversion rate will not be adjusted for other events, such as an issuance of our common stock for cash, that may adversely affect the trading price of the New Notes and the market price of our common stock. Events may occur that will be adverse to the interests of the holders of the New Notes and the value of the New Notes, even though the conversion rate will not be adjusted.

The definition of a “change of control” will be limited and therefore the price of the New Notes may decline if we enter into a transaction that is not a “change of control” under the indenture governing the New Notes.

The term “change of control,” as used in the indenture governing the New Notes, will mirror the term “change of control” as such term is used in the Old Note Indenture and will be limited and will not include every event that might cause the market price of the New Notes to decline. The term “change of control” will not apply if (1) the closing price of the common stock for any five trading days during the ten trading days immediately preceding the effective date of the change of control is at least equal to 105% of the conversion price in effect on such day, or (2) 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or the NASDAQ Global Select Market (or any of their respective successors), or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the New Notes become convertible solely into such common stock and cash in lieu of fractional shares; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization of its equity securities of at least three times our market capitalization before giving effect to the consolidation or merger. As a result, our obligation to repurchase the New Notes upon a fundamental change may not preserve the value of the New Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the New Notes — Purchase at Holders’ Option Upon Fundamental Change.”

Upon conversion of the New Notes, holders may receive less consideration than expected because the value of our common stock may decline over the period between the conversion date and the date on which we deliver the number of shares of common stock issuable upon conversion.

Under the indenture governing the New Notes, we will not be required to deliver any consideration due upon the conversion of a New Note until the fifth business day after the conversion date. Accordingly, if the price of our common stock decreases after the conversion right is exercised, but before the date on which we deliver the shares of our common stock due upon conversion, the conversion value will be adversely affected.

The accounting for convertible debt securities is subject to uncertainty.

The accounting for convertible debt securities is subject to frequent scrutiny by the accounting authorities and is subject to change. We cannot predict whether or when any change could be made, and any change could have an adverse effect on our reported or future financial results. These effects could adversely affect the trading prices of our common stock and the New Notes.

Provisions of the New Notes, anti-takeover provisions in our charter documents and under Minnesota law and our share rights agreement could discourage an acquisition of us by a third party.

Certain provisions of the New Notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a change in control, holders of the New Notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We also may be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of a change in control which is a make-whole fundamental change.

Anti-takeover provisions of our Amended and Restated Articles of Incorporation, Restated By-Laws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then-current market price of our common stock. The provisions also may inhibit increases in the market price of our stock that could result from takeover attempts. For example, while we have no present plans to do so, our board of directors, without further shareholder approval, may issue additional shares of our common stock that could have the effect of delaying, deterring or preventing a change in control. The issuance of such stock could adversely affect the voting power of any shares of our common stock issued upon conversion of the notes. In addition, we have a share rights agreement, commonly referred to as a poison pill, which makes it difficult for a person to acquire control of us without the consent of our board of directors.

Risks Related to our Company

We may not be able to generate enough cash or secure enough capital to service our existing debt obligations or execute our current and future business plans.

In the first half of 2009, we experienced significant reductions in demand for and shipments of our suspension assemblies due primarily to lower demand for disk drives, lower disk drive production as the drive makers reduced inventories and a loss of market share. In addition, in 2009 our customer Seagate significantly reduced its procurement of our suspension assemblies. The change in this major customer’s procurement plan reduced our overall market share. While the overall market for suspension assemblies has grown in 2010, our shipments of suspension assemblies declined 7% from 2009 due to further market share losses. Our operating results have been adversely affected by this decrease in demand. Our manufacturing capacity may continue to be underutilized in the future, which will negatively impact our operating results. Despite our workforce reductions and restructuring actions in 2009 and 2010, both our Disk Drive Components and BioMeasurement divisions continue to incur operating losses.

We continue to have significant liquidity needs. Our unfavorable operating results in 2009 led to uncertainty regarding our ability to satisfy the covenants in a credit facility, which we therefore terminated in the third quarter of 2009. Furthermore, holders of our Old Notes currently outstanding whose Old Notes are not tendered and accepted for exchange or purchase pursuant to the tender/exchange offer may require us to purchase all or a portion of their Old Notes for cash as early as January 15, 2013. We anticipate that we would need to obtain additional financing if the holders of our Old Notes require us to purchase all or a portion of their Old Notes for cash on that date.

A further deterioration in our business or further disruption in the global credit and financial markets and related continuing adverse economic conditions would impact our ability to obtain new financing. We may not be able to obtain new financing on terms acceptable to us, including covenants that we will be able to comply with in the short-term. Although we believe that we will be able to meet the current portion of our debt obligations and execute our current business plan, there can be no assurance that we will have access to additional financing, if and when needed in the future. If cash flow from operations together with cash and cash equivalents are not sufficient to fund operations, capital expenditures and debt obligations, and we are unable to secure alternative sources of financing, our results of operations, financial condition and liquidity would be materially adversely affected.

Current and future disruptions in the global credit and financial markets could limit our access to credit, which could negatively impact our business.

Domestic and foreign credit and financial markets have experienced extreme disruption in the past two years, including volatility in security prices, diminished liquidity and credit availability, declining valuations of certain investments and significant changes in the capital and organizational structures of certain financial institutions. We are unable to predict the likely duration and severity of the continuing disruption in the credit and financial markets or of any related adverse economic conditions. Given these conditions, we may not be able to secure additional financing for future activities on satisfactory terms, or at all, which could materially adversely affect our results of operations, financial condition and liquidity.

We terminated a credit facility in the third quarter of 2009. Deterioration in our business or further disruptions in the global credit and financial markets could result in further reductions in our access to credit, which could materially adversely affect our results of operations, financial condition and liquidity.

Current and future disruptions in the global credit and financial markets also could adversely affect our customers and suppliers. Our customers and their customers may experience difficulty obtaining financing for significant purchases and operations. A resulting decrease in orders could decrease the overall demand for our products. It is also possible that our customers could demand adjustments in pricing terms or postpone or cancel existing orders as a result of limited credit availability. Furthermore, we maintain significant balances due from customers and limitations on the credit available to our customers could impair our ability to collect those receivables on a timely basis. If our suppliers, of either raw materials or equipment, experience similar credit restrictions, they may become unable to meet our ongoing supply demands or tighten the terms of our purchases. Disruptions in the global credit markets that adversely affect our customers and suppliers could materially adversely affect our results of operations, financial condition and liquidity.

We will need a significant amount of funds over the next several years to achieve our long-term growth objectives and to meet our debt obligations.

Our business will require significant funds over the next several years. We would likely use these funds for capital expenditures, research and development, debt service and working capital. Our Disk Drive Components Division is highly capital intensive. Our total capital expenditures for both of our divisions were $31,382,000 in 2010, $20,609,000 in 2009 and $65,603,000 in 2008. We currently anticipate spending $20,000,000 to $25,000,000 on capital expenditures during 2011. In addition, our total research and development expenses for both of our divisions were approximately $21,429,000, or 6% of net sales, in 2010. Our 2010 Disk Drive Components Division capital expenditures and research and development expenses were primarily for additional TSA+ flexure production capacity, establishing our Thailand assembly operation and new program tooling.

Our capital expenditures for the Disk Drive Components Division are planned based on process improvements to be incorporated in our manufacturing operations and the rate at which our customers adopt new generations of higher performance disk drives and next-generation read/write technology and head sizes, which may require new or improved process technologies, such as additive processing to produce flexures for our TSA+ suspensions or DSA suspensions, anticipated customer demand for our suspension assembly products and market demand for disk drives. Capital spending is also based on our ability to fund capital expenditures, as needed, with cash generated from operations, our current cash, cash equivalents, short-term investments or additional financing, if available given current capital market conditions.

As of September 26, 2010, we had outstanding $197.5 million par value of our Old Notes. Holders of our Old Notes whose Old Notes are not tendered and accepted pursuant to the tender/exchange offer may require us to purchase all or a portion of their Old Notes for cash as early as January 15, 2013. We may pursue additional debt or equity financing or other forms of financing to supplement our current capital resources, if needed, in 2011 and beyond. Our ability to obtain additional financing will depend upon a number of factors, including our future performance and financial results and general economic and capital market conditions. We may not be able to maintain adequate capital or raise additional capital on reasonable terms or at all, if needed.

The following factors could affect our ability to obtain additional financing on favorable terms, or at all:

•	our results of operations;

•	general economic and capital market conditions and conditions in the disk drive industry;

•	our financial condition;

•	our ratio of debt to equity;

•	the perception in the capital markets of our business;

•	our business prospects; and

•	changes in interest rates.

Our ability to execute our long-term strategy may depend on our ability to obtain additional long-term debt and equity capital. We have no commitments for additional borrowings or for sales of equity, other than under our existing employee benefit plans. We cannot determine the precise amount and timing of our funding needs at this time. We may be unable to obtain additional financing on terms acceptable to us or at all. We also may need to refinance our indebtedness at maturity. We may not be able to obtain additional capital on favorable terms to refinance our indebtedness. An inability to refinance our indebtedness, if needed, could materially adversely affect our results of operations, financial condition and liquidity.

Significant changes in the market price of our common stock could result in securities litigation claims against us.

Significant price and value fluctuations have occurred with respect to the publicly-traded securities of technology companies generally. The price of our common stock has changed significantly and is likely to remain depressed. In the past, securities litigation claims have been filed against certain companies following a period of decline in the market price of their publicly-traded securities. We may be the target of similar securities litigation claims in the future. Risks associated with litigation often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time. Although we maintain director and officer insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured. Future litigation, if any, may result in substantial costs and divert management’s attention and resources, which could materially adversely affect our results of operations, financial condition and liquidity.

Our ability to use our deferred tax assets is subject to certain annual limitations, and may be further limited by a “change in control.”

At September 26, 2010, our deferred tax assets included $30,674,000 of unused tax credits, of which $3,468,000 can be carried forward indefinitely and $27,206,000 expire at various dates beginning in 2018. In addition, at September 26, 2010, our deferred tax assets also included $121,269,000 of net operating loss (“NOL”) carryforwards that will begin to expire in 2021 if not otherwise used by us. As of September 26, 2010, we had an estimated NOL carryforward of approximately $334,362,000 for United States federal tax return purposes. A valuation allowance of $168,991,000 has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the deferred tax assets before they expire. Both our unused tax credits and our estimated NOL carryforwards may be used to offset taxable income, if any, generated by us in future years. Our ability to use these deferred tax assets is subject to an annual limitation imposed by certain change in control provisions under Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that may be triggered by an aggregate change in the beneficial ownership of our common stock. If we do not generate sufficient profits or the annual limitation under Section 382 is triggered, some or all of our deferred tax assets may expire or we may not be able to use them to offset taxes due in the applicable period.

We may not be able to adequately protect our intellectual property.

We attempt to protect our intellectual property rights through copyrights, patents, trademarks, trade secrets and other measures. We may not, however, be able to obtain rights to protect our technology. In addition, competitors may be able to develop similar technology independently. Our ability to remain competitive in the disk drive industry depends in large part on trade secrets relating to our proprietary manufacturing processes. Our BioMeasurement Division is engaged in a market where third parties have significant existing patent portfolios. We seek to protect trade secrets and our other proprietary technology in part by requiring each of our employees to enter into non-disclosure, assignment and non-competition agreements. In these agreements, the employee agrees to maintain the confidentiality of all of our proprietary information and, subject to certain exceptions, to assign to us all rights in any proprietary information or technology made or contributed by the employee during his or her employment. In addition, we regularly enter into non-disclosure agreements with third parties, such as consultants, strategic suppliers and customers. These agreements may, however, be breached, and we may not have an adequate remedy for any such breach. In addition, our competitors may otherwise learn or independently develop our trade secrets.

We believe that the patents we hold and may obtain are valuable, but that they will not independently determine our success. Moreover, we may not receive patents for our pending patent applications, and our issued patents may not be broad enough to protect our technology adequately. Our future technology may not be protected, and any patent issued to us may be challenged, invalidated, circumvented or infringed. In addition, we have only limited patent rights outside the United States, and the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In the past, in connection with our disk drive industry business, we have entered into licensing and cross-licensing agreements relating to certain of our patents and patent applications allowing some of our competitors to produce products similar to ours in return for royalty payments and/or cross-license rights. The agreements also include cross-licenses to certain existing and future suspension assembly technology.

We and certain users of our disk drive industry products have received, and may receive, communications from third parties asserting patents against us or our customers that may relate to certain of our manufacturing equipment or to our products or to products that include our products as a component. Some of our competitors have experience with, and have developed patent portfolios relating to, technology associated with our TSA+ product. In addition, we and certain of our disk drive industry customers have been sued on patents having claims closely related to disk drive industry products we sell. If any third party makes a valid infringement claim against us and we are unable to obtain a license on terms acceptable to us, our business, financial condition and results of operations could be adversely affected. We expect that, as the number of patents issued in connection with our disk drive industry business continues to increase, the volume of intellectual property claims made against us could increase. We may need to engage in litigation to:

•	enforce patents issued or licensed to us;

•	protect trade secrets or know-how owned by us; or

•	determine the enforceability, scope and validity of the intellectual property rights of others.

In the past, we have litigated claims against a competitive disk drive industry supplier alleging infringement of our patents. We could incur substantial costs in other such litigation or other similar legal actions, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, frequent and extensive litigation and administrative proceedings over patent and other intellectual property rights are hallmarks of the medical technology industry, and this litigation is expensive, complex and lengthy, and its outcome is difficult to predict. Medical technology patent litigation may result in significant royalty or other payments or injunctions that may prevent the sale of our product and significantly divert the attention of our BioMeasurement Division technical and management personnel. We cannot be certain that we will successfully defend our patents from infringement or claims of invalidity or unenforceability, or that we will successfully defend against allegations of infringement of third-party patents.

Our business could be adversely impacted if we have deficiencies in our disclosure controls and procedures or internal control over financial reporting.

Our management is required to provide our shareholders a report on our internal controls over financial reporting including an assessment of the effectiveness of these controls to provide reasonable assurance a material misstatement did not occur in our financial statements. While our management continues to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we cannot assure you that our disclosure controls and procedures or internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies may occur in the future. Such deficiencies, particularly a material weakness in internal control over financial reporting, could adversely affect our financial results, the market price of our common stock and our reputation.

Risks Related to our Disk Drive Components Division

Our sales are concentrated in a small customer base.

Although we supply all manufacturers of disk drives and head-gimbal assemblers, sales to our five largest customers constituted 99% of net sales in 2010, 2009 and 2008. Over the years, the disk drive industry has experienced numerous consolidations. In May 2009 for example, Toshiba Corporation acquired the hard disk drive business of Fujitsu Limited of Japan. In calendar 2007, TDK Corporation acquired the recording head business of our customer Alps Electric Co., Ltd. and approximately 90% of Magnecomp Precision Technology Public Company Limited’s (“MPT”) outstanding common shares. As TDK Corporation now controls MPT, a competitive suspension assembly supplier, our customer SAE Magnetics, Ltd. (which is owned by TDK Corporation), is affiliated with a competitive supplier of suspension assemblies. We believe that consolidation in the disk drive industry, including the affiliation between our competitor MPT and our customer SAE Magnetics, Ltd., has resulted in shifts in certain industry supply chain alignments that have impacted our competitive position. The failure by any one of our customers to pay its account balance with us could have a material adverse effect on our results of operations.

The following factors could adversely impact our market share:

•	change in supply chain alignment by a customer, as in 2008 and 2007 when we experienced market share loss for our suspensions used in desktop disk drives;

•	loss of one or more of our major customers as in 2009 when our customer Seagate significantly reduced its procurement of our suspension assemblies;

•	development by any one customer to have the capability to produce suspension assemblies in high volume for its own products;

•	loss of market share by one of our major customers; and

•	change in the type of suspension assembly or flexures used in suspension assemblies, such as our TSA+ flexure, used by a customer.

Any reduction in our market share could have a material adverse effect on our results of operations.

Almost all of our sales depend on the disk drive industry, which is cyclical, subject to ongoing technological innovation and subject to intense price competition.

Sales of suspension assemblies and suspension assembly components accounted for 99% of our net sales in 2010, 2009 and 2008. The disk drive industry is intensely competitive and technology changes rapidly, such as during past industry transitions to smaller disks or higher density read/write heads. The industry’s demand for disk drive components also fluctuates. The disk drive industry experiences periods of increased demand and rapid growth followed by periods of oversupply and subsequent contraction. These cycles may affect suppliers to this industry because we believe that it is a common practice for disk drive manufacturers to place orders for disk drive components in excess of their needs during growth periods, and sharply reduce orders for these components during periods of contraction. In addition, there is continuous downward price pressure on disk drive manufacturers and their suppliers. If price reductions exceed our ability to reduce costs, our operating results could be negatively affected.

Industry transitions in head technology and data density improvements impact demand for suspension assemblies. During past industry transitions production yields of head and disk drive manufacturers initially were reduced. Because a significant portion of head yield reduction occurs after the head is bonded onto the suspension assembly, low yields at our customers often result in increased demand for suspension assemblies. When our customers improve their production yields, overall demand for our products may be negatively impacted. Our results of operations could be materially adversely affected if a reduction in the industry’s component demand continues long-term or a future significant slowdown in the industry occurs.

We may not be able to manufacture our products efficiently due to changes in product mix or technology, or other unforeseen events.

We manufacture a wide variety of suspension assemblies with different selling prices and manufacturing costs. Disk drive makers continue to expand their product lines to include drives offering performance characteristics optimized for specific applications, which has resulted in a proliferation of individual disk drive programs. We cannot produce certain low-volume disk drive programs as efficiently as we produce high-volume programs. Our product mix varies as market demand changes. Any substantial variation in product mix can lead to changes in utilization of our equipment and tooling, inventory obsolescence and overstaffing in certain areas, all of which could adversely impact our business, financial condition and results of operations.

Manufacturing yields, efficiencies and processing operations vary from product to product. Newer products often require new or additional manufacturing process steps and typically have lower initial manufacturing yields and efficiencies as we ramp up manufacturing. As a result, new products are frequently more expensive to produce and may not be profitable. We are using new manufacturing processes to produce TSA+ suspension assemblies, which have caused us to experience inefficiencies and lower yields in 2008, 2009 and 2010 that will continue until we achieve further improvements in process efficiencies. We have experienced missed shipments and increased sales returns in the past as we ramp up manufacturing of new products, or as new features for our products are introduced, or as new manufacturing processes are implemented. In 2010, a defect in some of our TSA+ product resulted in decreased shipments. The measures we took to isolate and contain the product defect also reduced our yield, limited our output and increased our costs. We may in the future experience additional process issues that impact our ability to meet customer demand and cause us to incur higher costs. We also may in the future experience missed shipments or increased sales returns. In addition, we may be required to reimburse customers for product costs relating to the incorporation of defective suspension assemblies into our customers’ products. We may not attain our output goals and be profitable with regard to any of our suspension assembly products.

We may need to transfer production of certain suspension assemblies from one domestic manufacturing site to another, and as assembly operations begin at our Thailand plant, we expect to transfer production to another country. In the past, transfers between our domestic manufacturing sites have lowered initial yields and/or manufacturing efficiencies. This results in higher manufacturing costs. Our manufacturing plants located in Minnesota and Wisconsin can experience severe weather. Severe weather has, at times, resulted in lower production and decreased our shipments.

Our ability to conduct business would be impaired if our workforce were to be unionized or if a significant number of our specialized employees were to leave and we could not replace them with comparable personnel. The locations of our plants and the broad span and technological complexity of our products and processes may limit the number of satisfactory engineering and other candidates for key positions. Our business may be adversely affected if we need to adjust the size of our workforce due to fluctuating demand. We significantly reduced our workforce from 4,591 at the end of 2008 to 2,448 at the end of 2009 and further restructured our business in 2010. These recent workforce reductions may impact our ability to recruit and retain employees, and we are uncertain if we will be able to adequately staff our operations if we need to increase our manufacturing capacity in the future.

A slowdown in demand for computer systems and consumer electronics may cause a decline in demand for suspension assemblies.

Our suspension assemblies are components in computers and a variety of consumer electronics products. The demand for these products can be volatile. In a weak economy, consumer spending tends to decline and retail demand for computers and other consumer electronics tends to decrease, as does business demand for computer systems. Demand for suspension assemblies therefore may be adversely impacted as a result of a weaker economy. During 2009, demand for suspension assemblies weakened significantly, which resulted in shipments of our suspension assemblies declining 30% from 2008. In addition, in the past, unexpected slowdowns in demand for computer systems and consumer electronics have caused sharp declines in demand for suspension assemblies, resulting in periods during which the supply of suspension assemblies exceeded demand. If in the future an unexpected slowdown in demand for suspension assemblies occurs or if demand decreases as a result of a weakening economy, our results of operations will be materially adversely affected as a result of lower revenue and gross profits.

We may not be able to utilize our capacity efficiently or accurately plan our capacity requirements, which may negatively affect our operating results.

We increase our production capacity and the overhead that supports production based on anticipated market demand. Market demand, however, has not always developed as expected or remained at a consistent level. The underutilization that can result decreases our profitability. For example, in 2008 and 2007, we experienced significant market share loss for our suspension assemblies used in the desktop segment, in 2009 our customer Seagate significantly reduced its procurement of our suspension assemblies, and in 2010 demand for our suspension assemblies remains constrained. This resulted in underutilization of our manufacturing capacity. As a result, our profitability also was below our expectations.

A deterioration of our business could result in further underutilization of our manufacturing capacity and we may need to impair certain assets in the future. In 2009, we recorded non-cash impairment charges of $71,809,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. This impairment included the closure of our Sioux Falls, South Dakota facility at the end of June 2009.

The following factors complicate accurate capacity planning for market demand:

•	changes in the demand for and mix of specific products our customers buy and the features they require;

•	our ability to add and train staff to operate our production equipment in advance of demand;

•	the market’s pace of technological change;

•	variability in our manufacturing yields and productivity; and

•	long lead times for most of our plant and equipment expenditures, requiring major financial commitments well in advance of actual production requirements.

Our inability to plan our capacity requirements accurately and efficiently utilize our production capacity, or our failure to put in place the technologies and capacity necessary to meet market demand, could adversely affect our business, financial condition and results of operations.

Our investment in developing new process capabilities to produce suspension assemblies could result in significant increases in our operating expenses and may result in a product that is not acceptable to our customers.

Rapid technological change in the disk drive industry, as well as the expanding use of disk drives in a growing range of consumer electronics applications, has led to numerous suspension assembly design changes and tighter performance specifications. To maintain our position in the disk drive industry, we need to develop new process capabilities to achieve the ever increasing performance requirements of our customers. Also, if processes change, we may need to replace, modify or design, build and install equipment. These changes may require additional capital expenditures and increased development and support expenses, which may adversely impact our operating results.

We expect to continue to have significant research and development expenses for the following new products:

•	suspension assemblies that incorporate flexures produced using additive processing;

•	suspension assemblies with tighter performance specifications than our customers currently require;

•	suspension assemblies that require additional or smaller electrical conductors;

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suspension assemblies that incorporate new materials, such as thinner laminates and piezoelectric actuators used in DSA suspension assemblies, which are more difficult to handle in the manufacturing process; and

•	suspension assemblies for use with more complex read/write heads.

We have invested, and continue to invest, a substantial amount of engineering and manufacturing resources to develop process capabilities, as needed, including additive processing to produce suspension assembly flexures and DSA suspension assemblies, to meet the ever increasing performance requirements of our customers. If high-volume manufacturing of our TSA+ suspension assemblies that are produced using additive processing capabilities cannot be produced profitably in the quantities and to the specifications required by our customers, we may need to purchase increased quantities of additive flexures. We may not be able to purchase the necessary quantity of such components on terms acceptable to us or at all.

The introduction of new process capabilities for our products increases the likelihood of unexpected quality concerns, which may negatively impact our ability to bring products to market on time and at acceptable costs. Further, most of our current competitors use components produced through additive processing for volume production of suspension assemblies, which may give them an advantage in developing and qualifying new products with our customers. Since we started high-volume manufacturing of TSA+ suspension assemblies, we have experienced higher cost due to yield loss, production inefficiencies and equipment problems. These TSA+ costs added a cost burden of $30,400,000 in 2010, $32,000,000 in 2009 and $37,600,000 in 2008. These higher costs will continue until we achieve increased demand and further improvements in process efficiencies that are expected in the next year.

Our operating results are subject to fluctuations.

Our past operating results, and our gross profits, have fluctuated from fiscal period to period. We expect our future operating results and gross profits will continue to fluctuate from fiscal period to period. The following factors may cause these fluctuations:

•	changes in overall demand for our products;

•	changes in utilization of existing or newly added production capacity;

•	changes in our manufacturing yields and related scrap recovery;

•	changes in our production efficiency;

•	increased costs when we start producing new products and features, and ramping up high-volume production;

•	changes in our selling prices;

•	changes in our manufacturing process, or problems related to our manufacturing process;

•	changes in the specific products our customers buy and features they require;

•	changes in our infrastructure costs and expected production and shipping costs, and how we control them;

•	long disruptions in operations at any of our plants or our customers’ plants for any reason;

•	changes in the cost of, or limits on, available materials and labor; and

•	changes in fuel costs.

Gross profit has remained below our expectations primarily due to the substantial decline in our net sales, which reduced our ability to cover our fixed costs as well as the cost burden associated with TSA+ flexure production and our excess capacity. Gross profit was 9% in 2010, 2% in 2009 and 14% in 2008. TSA+ flexure production costs added a cost burden of $30,400,000 in 2010, $32,000,000 in 2009 and $37,600,000 in 2008. These higher costs will continue until we achieve increased demand and further improvements in process efficiencies.

A deterioration of our business could result in further underutilization of our manufacturing capacity and we may need to impair certain assets in the future. In 2009, we recorded non-cash impairment charges of $71,809,000 for the impairment of long-lived assets related to manufacturing equipment in our Disk Drive Components Division’s assembly and component operations. This impairment included the closure of our Sioux Falls, South Dakota facility at the end of June 2009. If customer demand for suspension assemblies weakens, or if one or more customers reduce, delay or cancel orders, our business, financial condition and results of operations could be materially adversely affected. Furthermore, we may incur restructuring and asset impairment charges that would reduce our earnings.

We typically allow customers to change or cancel orders on short notice. We plan our production and inventory based primarily on forecasts of customer demand, including forecasts of customer pulls of product out of our “vendor managed inventor,” or VMI facilities. Our customers often prefer a dual source supply and, therefore, may allocate their demand among suppliers. Both customer demand and the resulting forecasts often fluctuate substantially. These factors, among others, create an environment where scheduled production and capacity utilization can vary, leading to variability in gross profits and difficulty in estimating our position in the marketplace.

Our selling prices are subject to market pressure from our competitors and pricing pressure from our customers. Our selling prices also are affected by changes in overall demand for our products, changes in the specific products our customers buy and a product’s life cycle. A typical life cycle for our products begins with higher pricing when products are introduced and decreasing prices as they mature. To offset price decreases during a product’s life, we rely primarily on higher sales volume and improving our manufacturing yields and efficiencies to reduce our cost. Disk drive manufacturers seek low cost designs and suspension assembly pricing is highly competitive. If we cannot reduce our manufacturing costs as prices decline during our products’ life cycles, our business, financial condition and results of operations could be materially adversely affected.

Demand for our suspension assemblies will decline if we are unable to qualify our products in disk drive programs.

We must qualify our products with our customers. The qualification process for disk drive products can be complex and difficult. We cannot be sure that our suspension assemblies will continue to be selected for design into our customers’ products. If we are unable to obtain additional customer qualifications, or if we cannot qualify our products for high-volume production quantities, or at all, our business, financial condition and results of operations could be materially adversely affected.

We may be unable to achieve our financial and strategic goals in connection with investments in our new assembly operation in Thailand.

We recently completed construction of an assembly operation in Thailand to manufacture our disk drive products. We may have significant unanticipated additional costs from initiating production at our new location, difficulty attracting or retaining key technical and managerial personnel for our new location, or difficulty integrating our new location operations into our existing operations. The creation and ongoing management of assembly operations in Thailand may divert management’s attention and resources from business issues related to our existing locations. We also may fail to identify significant issues in connection with our new location, such as issues related to its workforce, quality or reporting systems, local tax, legal and financial controls or contingencies. Additionally our operations in Thailand may be subject to various political, economic and other risks and uncertainties inherent in operating in foreign jurisdictions. Thailand has experienced political and civil unrest in the past and continued or future political or civil unrest in Thailand could adversely affect our ability to initiate and maintain operations in Thailand. An inability to manage these risks as part of our investment in this new manufacturing location could materially adversely affect our business, financial condition and results of operations.

If the rate of data density improves at a significantly faster rate than the rate of increase in the demand for disk drive storage, demand for suspension assemblies may decrease.

Disk drive manufacturers have been able to steadily increase data density, and we believe that they will continue to do so for the foreseeable future. Increasing data density permits drive manufacturers to reduce the average number of disks in each disk drive, which in turn reduces the number of components they need per drive, including suspension assemblies. The average number of suspension assemblies required per disk drive has been fairly stable from calendar 2005 to 2009 at 2.8 and we estimate it has increased slightly, to 3.0, in 2010. We estimate that the number of suspensions required per disk drive will remain relatively stable in calendar 2011. If improvements in data density outpace growth in data storage capacity requirements, demand for our suspension assemblies may decline and we may not be able to maintain or expand our suspension assembly business.

If our customers improve their manufacturing yields, demand for our suspension assemblies may decrease.

In the past, we believe that improvements in our sales and unit volumes have occasionally been due in part to manufacturing difficulties experienced by our customers as they transitioned to higher density read/write heads. These customers experienced higher levels of defective read/write heads, which they were unable to detect until after they had attached the read/write heads to our suspension assemblies and our customers required more suspension assemblies during those periods. If our customers’ production yields continue to improve in the future, or when they separate and re-use suspension assemblies or test the read/write head before attaching suspension assemblies, overall suspension assembly shipments could decline and our operating results could be negatively affected.

Competing process capabilities may reduce demand for our products.

We have historically held a market leadership position through innovation and technological advancement that has enabled our customers to deploy higher disk drive capacities at lower total costs. However, with the slowing of the areal density growth rate, the amount of technical innovation required to produce suspension assemblies also has decreased which has enabled our competitors to gain market share. If we can no longer differentiate our product features or process capabilities, competing suppliers may have access to a greater percentage of disk drive programs and program share. This inability to differentiate could be caused through our misunderstanding of market requirements, including technology changes, which could enable a competitor to take market share. The inability to differentiate our product offerings could also allow for supply chain alignments between our customers and other suppliers that could limit our access to available disk drive programs and corresponding market share. These alignments could include share agreements, sole-sourcing conditions or primary access to development programs. Any of the above scenarios could adversely impact our shipment volumes, average selling prices and operational costs.

Competing storage technology or reductions in demand for storage capacity may reduce demand for our products.

Other types of data storage technology, such as solid state storage or flash (semiconductor) memory, may become competitive with certain disk drive applications, and thereby could affect the demand for our products. Lower capacity storage needs increasingly are being met by flash memory. If flash memory suppliers overcome both the technical and economic limitations of flash memory storage and can offer better performance or more competitive cost per unit of capacity than disk drive products for higher capacity storage needs, demand for disk drives, and thus for our products, may decrease. Though consumer applications for flash storage also increase the need for back-up disk drives, mobile applications using flash memory storage also may displace the need for disk drive storage back-up. Additionally, consumers’ demand for storage capacity may not continue to grow as expected as a result of how consumers store data, such as the emerging storage processes for cloud computing and storage virtualization. These factors, among others, could lead to lower capacity hard drives or solid state storage memory that could reduce demand for disk drive components, including our suspension assemblies. Our business, financial condition and results of operations could be materially adversely affected if the computer industry adopts technology that reduces or replaces disk drives as a computer data storage medium.

We may have difficulty obtaining an adequate supply of raw materials that meet our strict specifications at reasonable prices.

Certain types of stainless steel, polyimide and photoresists are currently single-sourced because the raw materials provided by these sources meet our strict specifications. We have chosen to obtain certain other materials, such as laminate constructed from raw material that contains stainless steel, polyimide and copper, from a single or limited set of sources because of quality and pricing considerations. If we were not able to obtain an adequate supply of these materials from our current suppliers or if a current supplier were to exit the market, we could experience production delays and quality problems. Similarly, we obtain certain customized equipment and related repair parts from single sources because of the specialization of the equipment and the quality of these supply sources. In light of current uncertain market and economic conditions and the effect they may have on our suppliers, we are considering options that may reduce our risk of supply disruption.

The price we pay for stainless steel and laminate periodically is reset and can fluctuate with changes in the value of the Japanese yen, which will impact our costs. The price we pay for gold and other precious metals has fluctuated in the past. We have also experienced increased expenses due to higher fuel costs related to freight and higher utility rates. During times of increased prices, we typically do not pass this higher price on to our customers. If we could not obtain the materials referred to above in the necessary quantities, with the necessary quality and at reasonable prices, our business, financial condition and results of operations could be materially adversely affected.

Risks Related to our Biomeasurement Division

We do not know when, if ever, our BioMeasurement Division will be profitable.

We have a limited operating history in the medical device market. Our first-generation device was used primarily for research, and our second-generation product, the InSpectra StO2 System, was introduced to the trauma market late in calendar 2006. Based on the current pace of adoption of the InSpectra StO2 System and spending constraints in health care markets, our sales growth has been slower than expected. We do not know how many systems we will be able to sell, the sales breakdown between monitors and sensors, the profits we can expect or the amount of revenue that the product will generate. All of the division’s revenue through 2010 was derived from sales of a single product, the InSpectra StO2 System. Despite restructuring and cost reductions, we will continue to invest in sales and marketing, which will limit the division’s profitability. We do not know if we will ever generate enough revenue from medical device sales to offset our expenditures on the division.

We do not know whether any of our medical products, will achieve market acceptance.

Our marketing strategy must overcome the difficulties inherent in the introduction of new products to the medical community. Clinicians will not use the InSpectra StO2 System unless they conclude, based on clinical data and personal evaluation experience, that StO2 gives them information that is valuable when making treatment decisions. If clinicians continue to rely on other methods when assessing the status of patients experiencing hemorrhagic and other types of shock, we will not be successful in selling the InSpectra StO2 System. The development of new medical technology to assess tissue perfusion may render our product obsolete or uneconomical. Additionally, clinicians must be trained to use our InSpectra StO2 System effectively. Convincing clinicians to dedicate the time and energy necessary for adequate training in the use of our device is challenging, and we do not know whether we will be successful in these efforts. If the InSpectra StO2 System is not widely accepted by clinicians, is accepted more slowly than expected or is supplanted by superior technology, our ability to increase our sales may be materially adversely impacted.

We currently have limited experience as a company selling, marketing or distributing medical devices, which could impede the BioMeasurement Division’s ability to achieve profitability.

We have limited experience as a company in the marketing, sale and distribution of medical devices. We are marketing the InSpectra StO2 System through a direct sales force and have expanded our selling efforts through the use of distributors. Developing a direct sales force and distribution network is expensive and time consuming. Additionally, any direct sales force and distribution network that we develop will be competing against the experienced sales organizations used by other manufacturers of medical devices. We may not be able to develop this capability on a timely basis or at all. We face significant challenges and risks in establishing a direct sales force and distribution network and marketing our devices, including our ability to recruit, train and retain adequate numbers of qualified sales, clinical field specialist and marketing personnel; our ability to establish distributor relationships on terms acceptable to us, or at all; the ability of sales personnel to obtain access to or persuade adequate numbers of hospitals to purchase our device or clinicians to use our device; costs associated with hiring, maintaining and expanding a sales and marketing team; and government scrutiny associated with promotional activities in the health care industry. We also may face difficulties collecting accounts receivable balances, especially from purchasers in countries other than the United States. If we are unable to establish and maintain a direct sales, marketing and distribution network, our BioMeasurement Division may be unable to generate sufficient revenue to become profitable, which would have a material adverse effect on our financial condition and results of operations.

The long sales cycle for the InSpectra StO2 System will defer the generation of revenue by our BioMeasurement Division.

We believe that the InSpectra StO2 System has a long sales cycle because it involves the introduction of and education about a new measurement to potential customers. The period between initial discussions with a potential customer and a sale of even a single device to that customer often takes between six and twelve months, depending on the potential customer’s budget and capital approval process. In addition, in a weak economy, as in 2009 and 2010, capital spending decreases, which may further delay the purchase of our products. Training of clinicians also may take a number of weeks after a customer decides to purchase the InSpectra StO2 System.

Reliance by our potential customers on third-party payors, including government programs and private health insurance plans, to reimburse some or all of the cost of patient care, and cost containment measures that health care providers and third-party payors are instituting, both in the United States and internationally, also could harm our ability to sell our product. These factors have created a significant lag in our ability to generate revenue and may contribute to substantial fluctuations in our quarterly operating results going forward, particularly during periods in which our sales volume is relatively low. We market the device by offering customers an evaluation followed by a direct sale, sensor purchase program or monitor rental period. The sensor purchase program or monitor rental sales methods will further delay the generation of significant revenue.

We may not be able to develop new applications for our products or expand our medical device product line successfully.

All of our BioMeasurement Division’s revenue in 2010 has come through sales of the InSpectra StO2 System. If we are unable to widely commercialize the use of this system through our marketing initiatives, our BioMeasurement Division will not be profitable. We are conducting research on other applications for the InSpectra StO2 System and our near infrared spectroscopy technology. The development of additional applications will require significant commitments of personnel and financial resources and we cannot be sure that they will be successful. Further, we cannot be sure that any new medical applications or medical devices we develop will receive regulatory approval or market acceptance. If the attempted extensions of our product offerings or new products are not commercially successful, our business, financial condition and results of operations may be materially and adversely affected.

We may encounter problems in manufacturing the InSpectra StO2 System that could result in lost revenue.

We manufacture all of our medical products at our Hutchinson, Minnesota facility. We could encounter problems at this facility that could delay or prevent us from manufacturing adequate quantities of product. In addition, we are dependent on various suppliers for manufacturing the components for the InSpectra monitor and sensors. Although we believe the components are available from alternative supplier we typically single source components due to low volumes. Replacing suppliers for custom components is time consuming and expensive should we be required to do so due to supply issues. Furthermore, if our quality control measures are not adequate, we may experience unanticipated product returns or warranty claims resulting in unforeseen expenses. If we are unable to meet demand and control costs revenue and profitability could be materially impacted.

We may fail to comply with regulations, or be subject to product recalls, which could hurt our ability to sell and distribute our device and could subject us to fines, injunctions and penalties.

Our products are classified as medical devices and therefore subject to governmental regulations in countries where they are sold. These regulations include registration, manufacturing, labeling, sale, promotion, importing, exporting, and shipping. Failure to comply with these regulations could result in inability to sell, market, manufacture or ship our product and could subject us to recalls, fines, injunction and penalties which could damage our business.

We face the risk of product liability claims if the InSpectra StO2 System fails to perform, and we may not be able to obtain adequate insurance.

The business of our BioMeasurement Division exposes us to the risk of product liability claims inherent in the testing, manufacturing and marketing of medical devices. Defects in the monitor or other performance problems in the system could result in the system’s failure to monitor tissue oxygenation accurately, which would subject us to product liability claims, and we may be subject to claims even if a medical failure is due to the actions of medical personnel using our product. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, or may not be adequate to cover any successful product liability claims. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations. These liabilities also could prevent or interfere with our product commercialization efforts. Defending a product liability claim, regardless of merit, could be costly, could divert management’s attention from our business and might result in adverse publicity, which could adversely impact our business and financial performance.

Healthcare reform legislation could adversely affect our revenue and financial condition.

In March 2010, significant healthcare reform legislation was adopted as law in the United States. The new law includes provisions that, among other things, reduce Medicare reimbursements, require all individuals to have health insurance (with certain limited exceptions), and impose new and increased taxes, including an excise tax on U.S. sales of most medical devices beginning in 2013. We are evaluating the impact of this legislation on our business. Other healthcare legislation has been proposed at the federal and state levels. We cannot predict which proposals, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. The implementation of the new law and the adoption of additional healthcare legislation could adversely affect the demand for and pricing of our BioMeasurement Division products and, therefore, could have an adverse effect on our results of operations.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements contained in this prospectus and the documents incorporated by reference herein that are not statements of historical fact should be considered forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, but are not limited to, statements regarding the following: the demand for and shipments of the company’s products, production capacity, capabilities and costs, assembly operations in Thailand, product commercialization and adoption, capital expenditures, average selling prices, product costs, operating performance, technology, development, inventory levels, division and company-wide financial performance, cost reductions and economic and market conditions. Words such as “believe,” “anticipate,” “expect,” “intend,” “estimate,” “approximate,” “plan,” “goal” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Although we believe these statements are reasonable, forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those projected by such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” beginning on page 18. This list of factors is not exhaustive, however, and these or other factors, many of which are outside of our control, could have a material adverse effect on us and our results of operations. Therefore, you should consider these risk factors with caution and form your own critical and independent conclusions about the likely effect of these risk factors on our future performance. Forward-looking statements speak only as of the date on which the statements are made, and we undertake no obligation to update any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. You should carefully review the disclosures and the risk factors described in this and other documents we file from time to time with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement on Form S-4 with the SEC to register under the Securities Act the New Notes and shares of our common stock issuable upon conversion of the New Notes. This prospectus constitutes a part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits filed therewith for further information with respect to us and the New Notes and shares of our common stock issuable upon conversion of the New Notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

You should rely only on the information provided or incorporated by reference in this prospectus or any supplement thereto. We have not authorized anyone else to provide you with different information. We may not make an offer to exchange the Old Notes for New Notes or tender the Old Notes for purchase for cash in any jurisdiction where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after the date of this prospectus. Our business, prospects and financial condition may have changed since that date.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus (other than any portions of any such documents that are deemed “furnished” rather than “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

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Annual Report on Form 10-K for the fiscal year ended September 26, 2010, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2011 Annual Meeting of Shareholders;

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the description of our common stock contained in our Registration Statement on Form 8-A dated June 9, 1986, as amended by Amendment No. 1 on Form 8-A/A dated January 22, 1999, and any amendment or report filed for the purpose of updating that description; and

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the description of our common share purchase rights contained in our Registration Statement on Form 8-A dated July 30, 2010, and any amendment or report filed for the purpose of updating that description.

We will provide without charge to each person, including any beneficial holder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated by reference. Requests should be directed to Hutchinson Technology Incorporated by writing to or telephoning us at the following address:

Hutchinson Technology Incorporated

Attention: Investor Relations

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Phone: 800-689-0755

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than February 1, 2011. In the event that we extend the tender/exchange offer, you must submit your request at least five business days before the expiration date of the tender/exchange offer, as extended.

USE OF PROCEEDS

We will not receive any cash proceeds from the tender/exchange offer. Any Old Notes that are validly tendered and exchanged or purchased will be canceled.

RATIO OF EARNINGS TO FIXED CHARGES

Fiscal Year Ended
	September 24, 2006	September 30, 2007	September 28, 2008	September 27, 2009	September 26, 2010
					(actual)	(pro forma)
Ratio of earnings to fixed charges	1.9x	(A)	(A)	(A)	(A)	(A)(B)

(A)	Due to insufficient earnings in the fiscal year ended September 30, 2007 and losses in the fiscal years ended September 28, 2008 and September 27, 2009, the ratio coverage was less than 1:1 for those periods. We would have needed to generate additional earnings of $17.7 million, $45.1 million and $167.2 million, respectively, in order to cover the fixed charges in those periods. For the fiscal year ended September 26, 2010, actual, we would have needed to generate additional earnings of $60.5 million, and for September 26, 2010, pro forma, we would have needed to generate additional earnings of $58.3 million. Our pro forma ratio of earnings to fixed charges assumes that we purchase and exchange the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit.
(B)	Does not include any gain or loss on the tender/exchange offer.

The ratio of earnings to fixed charges is calculated as follows:

(earnings)
(fixed charges)

For purposes of calculating the ratios, earnings (loss) consist of:

•	pre-tax income (loss) from continuing operations;

•	amortization of capitalized interest; and

•	fixed charges,

and exclude capitalized interest.

For purposes of calculating the ratios, fixed charges consist of:

•	interest on debt, both expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	the estimated interest included in rental expense.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market under the symbol “HTCH.” The last reported closing sales price of our common stock on the NASDAQ Global Select Market was $3.48 per share on January 7, 2011. As of January 7, 2011, we had 23,371,105 holders of record. The following table shows the high and low prices per share of our common stock for the periods indicated.

	Price of Common Stock
	High	Low
Fiscal year ending September 25, 2011
First Quarter	$4.30	$2.80
Second Quarter (through January 7, 2011)	3.90	3.48

Fiscal year ended September 26, 2010
First Quarter	$9.98	$5.82
Second Quarter	11.40	5.96
Third Quarter	7.98	4.22
Fourth Quarter	5.11	2.74

Fiscal year ended September 27, 2009
First Quarter	$11.58	$1.80
Second Quarter	4.30	1.28
Third Quarter	2.95	1.53
Fourth Quarter	8.51	1.81

Fiscal year ended September 28, 2008
First Quarter	$27.61	$23.10
Second Quarter	26.39	15.26
Third Quarter	16.94	13.49
Fourth Quarter	16.02	11.34

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings for use in our business and we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to payment of dividends will depend upon our financial condition and results of operation and such other factors as are deemed relevant by our board of directors.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial information for the dates and periods indicated. You should read the data set forth below in conjunction with our audited consolidated financial statements and the related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference in our Annual Report on Form 10-K as of and for the year ended September 26, 2010. Our results for any of these periods are not necessarily indicative of the results to be expected for the year ending September 25, 2011 or for any other future period. Dollar amounts are in thousands, except per share amounts.

	Fiscal Year Ended
	September 24, 2006	September 30, 2007	September 28, 2008	September 27, 2009	September 26, 2010
FOR THE YEAR:
Net sales	$721,507	$716,103	$631,619	$408,022	$347,189
Gross profit	144,900	122,241	85,480	7,534	32,965
Percent of net sales	20%	17%	14%	2%	9%
Income (loss) from operations	$12,770	$(18,675)	$(30,598)	$(175,517)	$(47,986)
Percent of net sales	2%	(3)%	(5)%	(43)%	(14)%
Interest expense	$11,922	$17,994	$19,767	$19,762	$15,876
Net income (loss)	17,565	2,526	(106,867)	(168,707)	(58,922)
Percent of net sales	2%	0%	(17)%	(41)%	(17)%
Capital expenditures	$247,754	$102,239	$65,603	$20,609	$31,382
Research and development expenses	52,939	55,245	39,711	26,776	21,429
Depreciation expenses	113,149	111,796	105,423	73,508	50,751
Cash flow from operating activities	110,340	102,790	90,336	19,300	13,742

AT YEAR END:
Receivables	$109,800	$122,526	$109,775	$71,893	$55,478
Inventories	81,298	61,183	76,459	46,878	53,568
Working capital	414,222	428,623	301,135	181,748	177,365
Net property, plant and equipment	472,163	457,883	415,088	279,336	258,233
Total assets	1,023,205	1,030,933	881,287	635,487	479,712
Total debt and capital leases	321,716	328,023	334,752	270,214	176,471
Total debt and capital leases as a percentage of total capitalization	34%	34%	41%	46%	40%
Shareholders’ equity	$616,672	$632,756	$481,292	$321,710	$264,678
Return on shareholders’ equity	3%	0%	(19)%	(42)%	(20)%
Number of employees, including production temporaries	5,433	4,699	4,591	2,448	2,546
Shares of stock outstanding	25,638	26,074	22,941	23,359	23,371

	Fiscal Year Ended
	September 24, 2006	September 30, 2007	September 28, 2008	September 27, 2009	September 26, 2010

PER SHARE INFORMATION:
Net income (loss) — diluted	$0.67	$0.10	$(4.38)	$(7.27)	$(2.52)
Shareholders’ equity (book value)	24.05	24.27	20.98	13.77	11.33
Price range
High	31.08	25.15	27.61	11.58	11.40
Low	17.69	18.00	11.34	1.28	2.74

OTHER DATA
For The Year:
Pro forma interest expense (a)					$13,617
Pro forma net loss (b)					$(56,664)
Per Share Information:
Pro forma net loss — diluted (c)					$(2.42)
Pro forma shareholders’ equity (book value) (d)					$11.15

(a)	Our pro forma interest expense for the fiscal year ended September 26, 2010 assumes that we purchased and exchanged the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit, on September 28, 2009 (the first date of our 2010 fiscal year). If we had exchanged the maximum amount of Old Notes, subject to the Exchange Limit, and did not purchase any Old Notes for cash under the Tender Option, our pro forma interest expense for the year ended September 26, 2010 would have been $16,410.
(b)	Our pro forma net loss for the fiscal year ended September 26, 2010 assumes that we purchased and exchanged the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit, on September 28, 2009 (the first date of our 2010 fiscal year). If we had exchanged the maximum amount of Old Notes, subject to the Exchange Limit, and did not purchase any Old Notes for cash under the Tender Option, our pro forma net loss for the year ended September 26, 2010 would have been $(59,456).
(c)	Our pro forma net loss — diluted per share for the fiscal year ended September 26, 2010 assumes that we purchased and exchanged the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit, on September 28, 2009 (the first date of our 2010 fiscal year). If we had exchanged the maximum amount of Old Notes, subject to the Exchange Limit, and did not purchase any Old Notes for cash under the Tender Option, our pro forma net loss — diluted per share for the year ended September 26, 2010 would have been $(2.54).
(d)	Our pro forma shareholders’ equity (book value) per share for the fiscal year ended September 26, 2010 assumes that we purchased and exchanged the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit, on September 26, 2010 (the last date of our 2010 fiscal year). If we had exchanged the maximum amount of Old Notes, subject to the Exchange Limit, and did not purchase any Old Notes for cash under the Tender Option, our pro forma shareholders’ equity (book value) per share for the year ended September 26, 2010 would have been $11.11.

CAPITALIZATION

The following table sets forth our capitalization as of September 26, 2010 on an actual basis and on an as adjusted basis to give effect to the tender/exchange offer. You should read the information set forth in the table below in conjunction with “Selected Consolidated Financial Information” and our audited consolidated financial statements and the related notes, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference in our Annual Report on Form 10-K as of and for the year ended September 26, 2010. For purposes of the “as adjusted” information set forth in the table below, we have assumed that we purchase and exchange the maximum amount of Old Notes, subject to the Cash Payment Limit and the Exchange Limit. The “as adjusted” information is not intended to provide any indication of what our actual financial position, including actual cash balances and borrowings, would have been had the tender/exchange offer been completed as of September 26, 2010 or to project our financial position for any future date.

	As of September 26, 2010
	Actual	As adjusted for the tender/exchange offer (Unaudited)(1)
Cash and cash equivalents	$55,639	$24,439

Old Notes, net of discount	174,920	108,234
New Notes offered hereby	—	40,000
Eau Claire building mortgage	945	945
Capital leases and other	606	606

Total debt	176,471	149,785
Total shareholders’ equity	264,678	260,691

Total capitalization	$441,149	$410,476

(1)	Assumes that we purchased and exchanged the maximum amount of Old Notes on September 26, 2010, subject to the Cash Payment Limit and the Exchange Limit. As of the date hereof, there are approximately $197.5 million aggregate principal amount of Old Notes outstanding. The carrying value of the Old Notes on September 26, 2010 was $174.9 million, reflecting unamortized discounts.

THE TENDER/EXCHANGE OFFER

As used in this section, the terms “HTI,” “our company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and not to any of our subsidiaries.

Reasons for the Tender/Exchange Offer

Holders of the Old Notes have the right to require us to repurchase their Old Notes for cash in whole or in part, at par, beginning on January 15, 2013. Therefore, we are conducting the tender/exchange offer to improve our financial flexibility by extending the first repurchase (at the option of the holder) date of our convertible indebtedness and reducing our overall indebtedness by retiring some of the Old Notes.

Securities Subject to the Tender/Exchange Offer

We are offering to exchange, subject to the Exchange Limit, or purchase for cash, subject to the Cash Payment Limit, the outstanding Old Notes, upon the terms and subject to the conditions described in this prospectus.

Deciding Whether to Participate

Neither we, our officers, our board of directors, the exchange agent, the information agent nor the dealer manager is making any recommendation as to whether you should tender all or any portion of your Old Notes pursuant to the tender/exchange offer. Further, we have not authorized anyone to make any recommendation.

You should make your own decision after reading this prospectus, including “Risk Factors” and the information incorporated by reference herein, and consulting with your advisors, if any, based on your own financial position and requirements.

Terms of the Tender/Exchange Offer

Pursuant to the tender/exchange offer, holders may elect to receive:

(1)	New Notes, subject to the Exchange Limit, in an amount equal to $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes exchanged. The New Notes will be issued in principal denominations of $1,000 and integral multiples of $1,000 in excess thereof. If the amount of Old Notes tendered pursuant to the Exchange Option exceeds the Exchange Limit, we will accept the Old Notes tendered for exchange on a pro rata basis. After application of the pro rata calculation, we will round the principal amount of Old Notes to be accepted for exchange down to the nearest $1,000 principal amount. This rounded amount will be the principal amount of New Notes that the holder will receive, and no additional cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding down. Unless withdrawn as described herein, any Old Notes tendered that are not accepted for exchange due to proration will be returned or credited promptly to the tendering holder’s account;

(2)	cash, subject to the Cash Payment Limit, in an amount equal to $850 for each $1,000 principal amount of Old Notes tendered. If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds the Cash Payment Limit, we will accept the Old Notes tendered for purchase on a pro rata basis. After application of the pro rata calculation, we will round the principal amount of the Old Notes to be accepted for purchase down to the nearest $1,000 principal amount. Unless withdrawn as described herein, any Old Notes tendered under the Tender Option that are not accepted for purchase due to proration will be treated as if they had been tendered for exchange under the Exchange Option and will be exchanged for New Notes, subject to the Exchange Limit; or

(3)	a combination of the Exchange Option, subject to the Exchange Limit, and the Tender Option, subject to the Cash Payment Limit.

In accordance with the instructions contained in the Letter of Transmittal, a participating holder may elect to tender all or a portion of the principal amount of its Old Notes for purchase by us for cash pursuant to the Tender Option, subject to the Cash Payment Limit. To properly tender Old Notes pursuant to the Tender Option, a participating holder must specify in the appropriate section in the Letter of Transmittal the principal amount of Old Notes for which it wishes to receive cash. A participating holder must separately specify the principal amount of Old Notes for which it wishes to receive New Notes and not receive any cash in lieu thereof.

We will be deemed to have accepted validly tendered Old Notes when, as, and if we have given oral or written notice thereof to the exchange agent (sometimes referred to herein as the “acceptance date”). The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes and cash from us. If any tendered Old Notes are not accepted because of the Exchange Limit, the Cash Payment Limit, an invalid tender, the occurrence of other events described under the heading “— Conditions to the Tender/Exchange Offer” or otherwise, Old Notes will be credited to the holder’s account maintained with DTC, without expense, promptly after the expiration date, unless the tender/exchange offer is extended.

Effective on the settlement date, we will no longer pay interest on any Old Notes that are accepted for exchange or purchase by us pursuant to the tender/exchange offer. Interest will begin to accrue on the New Notes commencing on the settlement date. We will pay interest on the New Notes on a semi-annual basis on January 15 and July 15 of each year, beginning July 15, 2011 (assuming a settlement date for the tender/exchange offer prior to July 1, 2011). The interest so payable will be paid to each holder in whose name a New Note is registered at the close of business on the January 1 or July 1 (whether or not a business day) immediately preceding the applicable interest payment date.

Proration and Priority of Exchanges

We are limiting the aggregate principal amount of Old Notes that may be exchanged under the Exchange Option to $40.0 million. If the aggregate principal amount of the Old Notes tendered under the Exchange Option exceeds the Exchange Limit, we will prorate the amount of New Notes issued to each holder based on the ratio of the aggregate principal amount of the Old Notes tendered by a holder pursuant to the Exchange Option to the total aggregate principal amount of Old Notes tendered pursuant to the Exchange Option.

Additionally, we are limiting the amount of cash to be paid to purchase the Old Notes to $30.0 million. If the aggregate principal amount of the Old Notes tendered under the Tender Option exceeds the Cash Payment Limit, we will prorate the amount of cash paid to each holder based on the ratio of the aggregate principal amount of the Old Notes tendered by a holder pursuant to the Tender Option to the total aggregate principal amount of Old Notes tendered pursuant to the Tender Option. Unless withdrawn as described herein, the balance of any Old Notes tendered under the Tender Option but not accepted for purchase for cash will be treated as if they had been tendered for exchange under the Exchange Option and, subject to the Exchange Limit, will be exchanged for New Notes. See “— Withdrawal and Revocation Rights” below for a discussion of how a holder may withdraw a tender of Old Notes.

Expiration Date; Extensions; Amendments

For purposes of the tender/exchange offer, the term “expiration date” will mean 5:00 p.m., New York City time, on February 8, 2011, subject to our right to extend that date and time in our sole discretion, in which case, the expiration date will mean the latest date and time to which the tender/exchange offer is extended.

We also reserve the right, in our sole discretion and subject to applicable law, to: (1) extend the tender/exchange offer; (2) terminate the tender/exchange offer upon failure to satisfy any of the conditions described under “— Conditions to the Tender/Exchange Offer;” or (3) amend the tender/exchange offer, in each case by giving oral (promptly confirmed in writing) or written notice of the extension, termination or amendment to the exchange agent. Any extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If we amend the tender/exchange offer in a manner that we determine constitutes a material or significant change, we will extend the tender/exchange offer for a period of five to ten business days, depending upon the significance of the amendment, if the tender/exchange offer would otherwise have expired during the five to ten business day period. Any change in the consideration offered to holders of Old Notes in the tender/exchange offer will be paid to all holders whose Old Notes have previously been tendered pursuant to the tender/exchange offer.

Without limiting the manner in which we may choose to make a public announcement, we will comply with applicable securities laws by disclosing the change by means of a supplement that we distribute to the holders of the Old Notes. We will have no other obligation to publish, advertise or otherwise communicate any public announcement other than by making a timely release to any appropriate news agency, including but not limited to Bloomberg Business News and the Dow Jones News Service.

Procedures for Tender

If you are a DTC participant that has Old Notes that are credited to your DTC account and that are held of record by DTC’s nominee, you must directly tender your Old Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Notes credited to their accounts. If you are not a DTC participant, you may tender your Old Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

We have not provided guaranteed delivery procedures in connection with the tender/exchange offer or under this prospectus or any other offer materials provided therewith. Holders must timely tender their Old Notes in accordance with the procedures described in this prospectus and set forth in the Letter of Transmittal.

A holder who wishes to tender Old Notes must deliver a fully completed Letter of Transmittal or transmit an “agent’s message” to the exchange agent, which message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Old Notes into the exchange agent’s account at DTC through ATOP under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message, prior to 5:00 p.m., New York City time, on the expiration date.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent, and forming a part of the book-entry confirmation, that states that DTC has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and the related Letter of Transmittal, and that we may enforce the agreement against the participant. To receive confirmation of valid tender of Old Notes, a holder should contact the exchange agent at the telephone number listed on the back cover page of this prospectus.

Any valid tender of Old Notes that is not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and set forth in the related Letter of Transmittal. Only a registered holder of Old Notes may tender the Old Notes in the tender/exchange offer. Since the Old Notes are outstanding in the form of a global note registered in the name of DTC, if you wish to tender the Old Notes, you should promptly instruct the DTC participant that holds your interest in the Old Notes to tender on your behalf.

We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Old Notes tendered for exchange or purchase in our sole discretion. Alternative, conditional or contingent tenders of Old Notes will not be considered valid. We reserve the absolute right to reject any and all tenders of Old Notes not properly tendered or Old Notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular Old Notes. However, to the extent we waive any conditions of tender with respect to one tender of Old Notes, we will waive that condition for all other tenders as well. Our interpretation of the terms and conditions of the tender/exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of Old Notes must be cured within the time period we determine. Neither we, the dealer manager, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give you notification of defects or irregularities with respect to the tender of your Old Notes.

Tenders of Old Notes involving any irregularities will not be deemed to have been made until any irregularities have been cured or waived. Old Notes received by the exchange agent in connection with the tender/exchange offer that are not validly tendered and as to which the irregularities have not been cured within the time period we determine or waived will be returned by the exchange agent to the DTC participant who delivered the Old Notes by crediting an account maintained at DTC designated by that DTC participant promptly after the expiration date of the tender/exchange offer or the withdrawal or termination of the tender/exchange offer.

In addition, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the expiration date or, as described under “— Conditions to the Tender/Exchange Offer,” to terminate the tender/exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any of these purchases or offers could differ from the terms of the tender/exchange offer.

Subject to and effective upon acceptance, a tendering holder of Old Notes will be deemed to:

•

have agreed to irrevocably sell, assign and transfer to or upon the order of HTI, all right, title and interest in and to, and all claims in respect of, or arising or having arisen as a result of, the holder’s status as a holder of, the Old Notes;

•

have released and discharged us, and the trustee with respect to the Old Notes tendered, from any and all claims the holder may have, now or in the future, arising out of or related to the Old Notes, including, without limitation, any claims that the holder is entitled to participate in any repurchase or redemption of the Old Notes;

•

have represented and warranted that the Old Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, other than restrictions imposed by applicable securities laws; and

•

have irrevocably appointed the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Notes, with full powers of substitution and resubstitution (the power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Notes tendered to be assigned, transferred and exchanged for the applicable consideration.

Tender of Old Notes Held in Physical Form

We believe that all of the Old Notes are held in book-entry form only at DTC. If you hold Old Notes in physical, certificated form, you will need to deposit those Old Notes into DTC in order to participate in the tender/exchange offer. If you need assistance doing so, please contact the information agent, whose address and telephone numbers are located on the back cover page of this prospectus.

Acceptance of Old Notes for Tender

Upon satisfaction of all conditions to the tender/exchange offer, and subject to the Exchange Limit and the Cash Payment Limit, we will accept, promptly after the expiration date, all Old Notes properly tendered and will issue the New Notes and pay the cash consideration, as applicable, promptly after acceptance of the Old Notes.

For purposes of the tender/exchange offer, we will be deemed to have accepted validly tendered Old Notes for exchange or purchase when, as and if we have given oral or written notice of that acceptance to the exchange agent. If we do not accept any tendered Old Notes for any reason set forth in the terms of the tender/exchange offer, we will credit the Old Notes to your account maintained with DTC promptly after the expiration or termination of the tender/exchange offer.

Withdrawal and Revocation Rights

You may withdraw your tender of Old Notes (1) at any time before the expiration date of the tender/exchange offer and (2) after the expiration of 40 business days from the commencement of the tender/exchange offer if we have not completed the tender/exchange offer as of that date.

If you have tendered Old Notes, you may withdraw those Old Notes prior to the applicable withdrawal deadline by delivering a written notice of withdrawal subject to the limitations described herein. To be effective, a written or facsimile transmission notice of withdrawal or a properly transmitted agent’s message must:

•	be received by the exchange agent at the address specified on the back cover page of this prospectus prior to the applicable withdrawal deadline;

•	specify the name of the holder of the Old Notes to be withdrawn;

•	specify the number of the account at DTC from which the Old Notes were tendered and the aggregate principal amount represented by the Old Notes; and

•

be signed by the holder of the Old Notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the trustee for the Old Notes register the transfer of the Old Notes into the name of the person withdrawing the Old Notes.

If the Old Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of Old Notes can only be accomplished in accordance with the foregoing procedures.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal or revocation in our sole discretion. Our determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered or delivered, respectively, for purposes of the tender/exchange offer. Any Old Notes withdrawn or revoked will be promptly credited to an account maintained with DTC for the Old Notes. You may later tender any properly withdrawn Old Notes by following the procedures described under “— Procedures for Tender” at any time on or before the expiration date.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the tender of Old Notes to us in the tender/exchange offer. If transfer taxes are imposed for any other reason, such as, for example, if the box entitled “Special Issuance or Payment Instructions” on the Letter of Transmittal has been completed as described in the instructions thereto, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.

Conditions to the Tender/Exchange Offer

Notwithstanding any other provision of the tender/exchange offer, we will not be required to accept any tendered Old Notes and may extend, terminate or amend the tender/exchange offer, if at any time before the expiration of the tender/exchange offer we determine that the tender/exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

In addition, we will not accept for exchange or purchase any Old Notes tendered if any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the New Notes under the Trust Indenture Act of 1939, as amended. In any of those events, we will use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

We also may not accept Old Notes that have been tendered and may take the actions listed below if, prior to the expiration date, any of the following events occur:

•

any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the tender/exchange offer or otherwise relating in any manner to the tender/exchange offer is instituted or threatened;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is proposed, enacted, enforced or deemed applicable to the tender/exchange offer, any of which would or might restrain, prohibit or delay completion of the tender/exchange offer or impair the contemplated benefits of the tender/exchange offer to us;

•	any of the following occurs and the adverse effect of the occurrence will, in our reasonable judgment, be continuing:

•	any increase or decrease of more than 10%, measured from the close of trading on February 8, 2011, in the S&P 500® Index;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in United States financial markets generally;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions; or

•

a commencement of a war, act of terrorism or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the tender/exchange offer;

•	any of the situations described above existed at the time of commencement of the tender/exchange offer and that situation deteriorates materially after commencement of the tender/exchange offer;

•

any tender or tender/exchange offer, other than this tender/exchange offer by us, with respect to some or all of the Old Notes or our outstanding common stock or any merger, acquisition or other business combination proposal involving us is proposed, announced or made by any person or entity;

•

any objection by, or any action taken by, the trustee under the Old Note Indenture that may, in our reasonable judgment, adversely affect the completion of the tender/exchange offer or that challenges the validity or effectiveness of the procedures used by us in the tender/exchange offer or the acceptance of the Old Notes tendered for exchange or purchase; or

•

any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened change in our business, financial condition, results of operations or prospects, or that materially impair the contemplated benefits of the tender/exchange offer.

If any of the above events occur, we may:

•	terminate the tender/exchange offer and promptly credit all tendered Old Notes to the tendering holders’ accounts maintained with DTC;

•

extend the tender/exchange offer, subject to the withdrawal rights described in “— Withdrawal and Revocation Rights” herein, and retain all tendered Old Notes until the extended tender/exchange offer expires;

•	amend the terms of the tender/exchange offer, which may result in an extension of the period of time for which the tender/exchange offer are kept open; or

•	waive the unsatisfied condition, subject to any requirement to extend the period of time during which the tender/exchange offer is open, and complete the tender/exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to these conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights and each of these rights will be an ongoing right which may be asserted at any time and from time to time.

Source of Funds

We intend to fund any cash consideration necessary to purchase the Old Notes tendered pursuant to the Tender Option with cash on hand. We do not anticipate using any alternative financing arrangements for the tender/exchange offer.

Other Fees and Expenses

We will not pay any fees or commissions to any broker or dealer, or any other person, other than Citadel for serving as the dealer manager. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees.

The total fees and expenses expected to be incurred in connection with the tender/exchange offer, and assuming $75,294,000 in aggregate principal amount of the Old Notes are tendered and accepted for exchange or purchase, are estimated to be approximately $1.2 million.

Accounting Treatment

In the event Old Notes are purchased for cash we have determined the transaction to be a debt extinguishment in accordance with Financial Accounting Standards Board (“FASB”) guidance. We may recognize a gain or loss for accounting purposes, and all costs previously recorded with respect to the Old Notes purchased for cash, including the remaining associated debt discount, will be written-off.

In the event Old Notes are exchanged for New Notes we anticipate the exchange will be considered a debt extinguishment in accordance with FASB guidance. We may recognize a gain or loss for accounting purposes, and all costs previously recorded with respect to the Old Notes exchanged for New Notes, including the remaining associated debt discount, will be written-off. All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes.

If it is determined that the exchange should be treated as a debt modification, we will account for the exchange according to FASB guidance on accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). All other costs incurred in connection with the exchange will be capitalized and amortized over the term of the New Notes.

Amendment of the Tender/Exchange Offer

We reserve the right to interpret or modify the terms of the tender/exchange offer, provided that we will comply with applicable laws that may require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of, or information relating to, the tender/exchange offer.

Effect of Tender

Any valid tender by a holder of Old Notes that is not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the tender/exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the tender/exchange offer described in this prospectus. The acceptance of the tender/exchange offer by a tendering holder of Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of Old Notes do not have any appraisal or dissenters’ rights under applicable law in connection with the tender/exchange offer.

DESCRIPTION OF THE OLD NOTES

The following description summarizes certain terms of our Old Notes and the Old Note Indenture. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Old Notes and the Old Note Indenture, which are filed as exhibits to the registration statement of which this prospectus constitutes a part. We will provide copies of these documents to you upon request. All references to our common stock are to our common stock, par value $0.01 per share. As used in this section, the terms “HTI,” “our company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and do not include any of our current or future subsidiaries.

General

The Old Notes were issued under an indenture, dated as of January 25, 2006, between us and Wells Fargo Bank, National Association, as successor trustee to LaSalle Bank National Association (the “Old Note Indenture”). The material provisions of the Old Note Indenture and the Old Notes are set forth below.

There is currently $197,500,000 principal amount of Old Notes outstanding, and the Old Notes mature on January 15, 2026. The Old Notes were issued in denominations of $1,000 or in integral multiples of $1,000. The Old Notes are payable at the principal corporate trust office of the paying agent, which is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in Minneapolis, Minnesota.

The Old Notes bear cash interest at the rate of 3.25% per year on the principal amount from the most recent date to which interest has been paid or provided for. Interest is payable semi-annually in arrears on January 15 and July 15 of each year to holders of record at the close of business on the January 1 or the July 1 immediately preceding such interest payment date. Each payment of cash interest on the Old Notes includes interest accrued for the period commencing on and including the immediately preceding interest payment date through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day with the same force and effect as if made on the interest payment date or other payment date and without any interest or other payment with respect to the delay. Interest is calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in New York, New York or Chicago, Illinois are authorized or obligated to close.

Interest will cease to accrue on an Old Note upon its maturity, conversion, purchase by us at the option of a holder, redemption or the purchase or exchange of an Old Note pursuant to the tender/exchange offer described herein. We may not reissue an Old Note that has matured or been converted, been purchased by us at the option of a holder, redeemed, or otherwise canceled, except for registration of transfer, exchange or replacement of such Old Note.

Old Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar are the trustee. No service charge will be made for any registration of transfer or exchange of Old Notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange to a person other than the holder.

Subordination of the Old Notes

The payment of principal of, conversion payments on, premium, if any, and interest on the Old Notes is subordinated in right of payment, as set forth in the Old Note Indenture, to the prior payment in full in cash or other payment satisfactory to our senior debt holders of all of our senior debt, whether outstanding on the date of the Old Note Indenture or thereafter incurred. Upon any distribution to creditors in our liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, an assignment for the benefit of creditors or any marshaling of our assets and liabilities, the holders of our senior debt will be entitled to receive payment in full in cash or other payment satisfactory to them of all obligations in respect of such senior debt before the holders of Old Notes will be entitled to receive any payment with respect to the Old Notes or upon conversion of the Old Notes.

In the event of any acceleration of the Old Notes because of an event of default, the holders of our senior debt then outstanding will be entitled to payment in full in cash or other payment satisfactory to them of all obligations in respect of such senior debt before the holders of the Old Notes are entitled to receive any payment or distribution in respect of the Old Notes. If payment of the Old Notes is accelerated because of an event of default, we or the trustee will promptly notify the holders of our senior debt or the trustee(s) for such senior debt of the acceleration.

No payment on account of principal of, conversion payments on, premium and interest on or any other amounts due on the Old Notes, including, without limitation, any fundamental change payment, and no redemption, repurchase or other acquisition of the Old Notes may be made unless

•	full payment of amounts then due on all of our designated senior debt has been made or duly provided for pursuant to the terms of the instrument governing such designated senior debt, and

•

at the time of, or immediately after giving effect to, any such payment, redemption, repurchase or other acquisition, there does not exist under any designated senior debt or any agreement pursuant to which any designated senior debt has been issued any default which shall not have been cured or waived and which shall have resulted in the full amount of such designated senior debt being declared due and payable.

In addition, the Old Note Indenture provides that if any of the holders of our designated senior debt provide notice (which we refer to as a “payment blockage notice”) to us and the trustee that a non-payment default has occurred giving the holder of such designated senior debt the right to accelerate the maturity thereof, no payment on the Old Notes or upon conversion of the Old Notes and no redemption, repurchase or other acquisition of the Old Notes will be made for the period ending on the earliest of

•	the date on which such event of default shall have been cured or waived,

•	179 days from the date the payment blockage notice is received, and

•	the date the payment blockage notice is withdrawn by the holders of our designated senior debt.

Notwithstanding the foregoing (but subject to the provisions described above limiting payment on the Old Notes in certain circumstances), unless the holders of such designated senior debt or the representative of such holders shall have accelerated the maturity of such designated senior debt, we may resume payments on the Old Notes after the end of such blockage period. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to one or more issues of designated senior debt during such period.

By reason of the subordination provisions described above, in the event of our liquidation or insolvency, holders of our senior debt may receive more, ratably, and holders of the Old Notes may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrences of any event of default under the Old Note Indenture.

Our right to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the Old Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are ourselves recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

As of September 26, 2010, we had no outstanding indebtedness that constitutes senior debt. The Old Note Indenture does not limit the amount of additional indebtedness, including senior debt, that we can create, incur, assume or guarantee, nor does the Old Note Indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

In the event that, notwithstanding the foregoing, the trustee or any holder of Old Notes receives any payment or distribution of our assets of any kind in contravention of any of the subordination terms of the Old Note Indenture, whether in cash, property or securities, including by way of set-off or otherwise, in respect of the Old Notes before all of our senior debt is paid in full in cash or other payment satisfactory to the holders of such senior debt, then such payment or distribution will be held by the recipient in trust for the benefit of holders of our senior debt, and will be immediately paid over or delivered to the holders of our senior debt or their representatives to the extent necessary to make payment in full in cash or other payment satisfactory to such holders of all senior debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of our senior debt.

“Designated senior debt” means any particular senior debt which has at the time of the payment event of default or the giving of the payment blockage notice, as the case may be, an aggregate outstanding principal amount in excess of $5,000,000, if the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such indebtedness shall be “designated senior debt” for purposes of the Old Note Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt). There is currently no designated senior debt outstanding.

“Senior debt” means the principal of, premium, if any, and interest on, rent under, and any other amounts payable on or in or in respect of any of our indebtedness (including, without limitation, any obligations in respect of such indebtedness and any interest accruing after the filing of a petition by or against us under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Old Note Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions, refinancings or refundings of, or amendments, modifications or supplements to the foregoing). However, senior debt does not include:

•	any liability for federal, state, local or other taxes owed or owing by us;

•	our indebtedness to any of our subsidiaries;

•	our trade payables and accrued expenses (including, without limitation, accrued compensation) for goods, services or materials purchased or provided in the ordinary course of business; and

•

any particular indebtedness in which the instrument creating or evidencing the same expressly provides that such indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Old Notes.

Conversion Rights

As of the date of this prospectus, holders may convert their Old Notes prior to maturity based on a conversion rate of 27.4499 shares per $1,000 principal amount of Old Notes (equivalent to a conversion price of approximately $36.43 per share), only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, at our option as described below, common stock upon conversion. The conversion rate will be subject to adjustment as described below. In the case of Old Notes called for redemption, conversion rights will expire at the close of business on the second business day prior to the redemption date, unless we default in the payment of the redemption price, in which case the conversion right will terminate at the close of business on the date the default is cured. An Old Note for which a holder has delivered a purchase notice or a fundamental change purchase notice, as described below, requiring us to purchase the Old Note may be surrendered for conversion only if such notice is withdrawn in accordance with the Old Note Indenture. A holder may convert fewer than all of such holder’s Old Notes so long as the Old Notes converted are an integral multiple of $1,000 principal amount.

In lieu of delivering shares of our common stock upon conversion of any Old Note, a holder will receive, for each $1,000 principal amount of Old Notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•

if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the ten consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

The “conversion value” for each $1,000 principal amount of Old Notes means the average of the daily conversion values, as defined below, for each of the ten consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of our common stock on such trading day.

The “conversion reference period” means:

•

for Old Notes that are converted after we have specified a redemption date, the ten consecutive trading days beginning on the third trading day following the redemption date (in the case of Old Notes being converted which were previously called for redemption, including a partial redemption, this will only apply to those Old Notes that are subject to redemption);

•

for Old Notes that are converted during the period beginning on the 30th day prior to the stated maturity date of the Old Notes, the ten consecutive trading days beginning on the third trading day following the maturity date; and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to an Old Note means the date on which the holder of the Old Note has complied with all requirements under the Old Note Indenture to convert such Old Note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of Old Notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day	×	applicable conversion rate)		— $	1,000
volume weighted average price per share for such trading day			×		10

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page HTCH <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which the NASDAQ Global Select Market or, if our common stock is not quoted on the NASDAQ Global Select Market, the principal national or regional securities exchange on which our common stock is listed, is open for trading or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we will settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such Old Note.

A holder of an Old Note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the ten consecutive trading days of the conversion reference period.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the Old Notes will be determined by us at the end of the conversion reference period. Upon conversion of an Old Note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after the later of such dates.

The ability to surrender Old Notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Based on Common Stock Price

Holders may surrender Old Notes for conversion during any calendar quarter, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the conversion price, as defined below, per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the NASDAQ Global Select Market or, if our common stock is not quoted on the NASDAQ Global Select Market, as reported by the principal national or regional securities exchange on which our common stock is listed or otherwise as provided in the Old Note Indenture.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

As of the date of this prospectus, the conversion trigger price is $43.72, which is 120% of the conversion price per share of common stock, subject to adjustment upon occurrence of any of the events in respect of which the conversion rate would be subject to adjustment as described under “— Conversion Procedures” below. As of the date hereof, the conversion price per share of common stock is approximately $36.43 per share and is based on a conversion rate of 27.4499 shares per $1,000 principal amount of Old Notes.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter whether the Old Notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Old Notes

Holders may surrender Old Notes for conversion during any five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of Old Notes, as determined following a request by a holder of Old Notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the conversion rate per $1,000 principal amount of Old Notes (the “trading price condition”).

The “trading price” of the Old Notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the Old Notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Old Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Old Notes will be deemed to be less than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of Old Notes.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the Old Notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the Old Notes provides us with reasonable evidence that the trading price per $1,000 principal amount of Old Notes would be less than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of Old Notes. At such time, we shall instruct the trustee to determine the trading price of the Old Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Old Notes is greater than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of Old Notes.

Conversion Based on Redemption

A holder may surrender for conversion an Old Note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. An Old Note for which a holder has delivered a purchase notice or a fundamental change purchase notice, as described below, requiring us to purchase such Old Note may be surrendered for conversion only if such notice is withdrawn in accordance with the Old Note Indenture.

Conversion Upon Specified Distributions to Holders of Our Common Stock

If we:

•

distribute to all holders of our common stock certain rights (including rights or rights certificates under a shareholders’ rights agreement) or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance (or, in the case of rights certificates issued under a shareholders’ rights agreement, within 45 days of the later of the date of issuance and any scheduled redemption date or similar date under such shareholders’ rights agreement), common stock at less than the then current market price of our common stock, or

•

distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the closing price of our common stock on the business day preceding the declaration date for such distribution, we will notify the holders of Old Notes at least 20 days prior to the ex-dividend date for such distribution; provided that if we distribute rights or rights certificates pursuant to a shareholders’ rights agreement, we will notify the holders of the Old Notes on the business day after we are required to give notice generally to our shareholders pursuant to such shareholders’ rights agreement if such date is less than 20 days prior to the date of such distribution. Once we have given the notice, holders may surrender their Old Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its Old Notes under this conversion provision upon the specified distributions above if the holder will participate in such distribution due to the participation of holders of the Old Notes in such distribution.

Conversion Upon Fundamental Change or Similar Event

We will notify the holders of Old Notes and the trustee at least 10 trading days prior to the anticipated effective date of any fundamental change, as defined below under “— Purchase at Holders’ Option Upon Fundamental Change,” or an event that would have been a change of control but for the existence of one of the change of control exceptions under “— Purchase at Holders’ Option Upon Fundamental Change,” that we know or reasonably should know will occur. If we do not know, and should not reasonably know, that a fundamental change or other such event will occur until a date that is within 10 trading days before the anticipated effective date of such fundamental change or other such event, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change or other such event. Holders may surrender Old Notes for conversion at any time beginning 10 trading days before the anticipated effective date of a fundamental change or an event that would have been a change of control but for the existence of one of the change of control exceptions under “— Purchase at Holders’ Option Upon Fundamental Change,” and until the trading day prior to the fundamental change purchase date.

Conversion at Maturity

Holders may surrender Old Notes for conversion at any time during the period beginning on July 15, 2025 and ending at the close of business on the business day immediately preceding the stated maturity date.

Conversion Procedures

To convert an Old Note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the Old Note, and deliver the conversion notice to the conversion agent;

•	surrender the Old Note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of an Old Note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the Old Note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of an Old Note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than canceled, extinguished or forfeited. Holders of Old Notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such Old Notes on the corresponding interest payment date notwithstanding the conversion, and such Old Notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such Old Notes have been called for redemption, in which case no such payment will be required.

The conversion rate will not be adjusted for accrued interest. We will adjust the conversion rate for certain events, including:

(1) the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2) some subdivisions and combinations of our common stock;

(3) the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any shareholders’ rights plan or dividends or distributions paid exclusively in cash);

(5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of Old Notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NASDAQ Global Select Market or such other national or regional securities exchange or market on which the securities are then listed or quoted.

In addition, the Old Note Indenture provides that upon conversion of the Old Notes, holders will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any shareholders’ rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of Old Notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the Old Notes then outstanding will be entitled thereafter to convert those Old Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such Old Notes been converted into our common stock immediately prior to such business combination, except that such holders will not receive a make whole premium if such holder does not convert its Old Notes “in connection with” the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the Old Notes shall have a reasonable opportunity to determine the form of consideration into which all of the Old Notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the Old Notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by our shareholders, and (2) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the Old Notes (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the Old Notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of Old Notes to convert its Old Notes into shares of our common stock prior to the effective date.

The Old Note Indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We also may make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any U.S. federal income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for U.S. federal income tax purposes.

We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of Old Notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Upon determining that the holders are or will be entitled to convert their Old Note in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 35.6887 per $1,000 principal amount of Old Notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

Redemption of Old Notes at Our Option

Prior to January 21, 2011, we may not redeem the Old Notes at our option. Beginning on January 21, 2011, we may redeem the Old Notes for cash, in whole or in part, at any time or from time to time. We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of Old Notes. We may redeem the Old Notes at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The following cash prices are for Old Notes redeemed during the 12-month period commencing on January 21 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2011	100.93%
2012	100.46%
2013 and thereafter	100.00%

If we redeem less than all of the outstanding Old Notes, the trustee will select the Old Notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the Old Notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s Old Notes is selected for partial redemption and the holder converts a portion of the Old Notes, the converted portion will be deemed to be part of the portion of Old Notes selected for redemption.

On and after the redemption date, unless we default in the payment of the redemption price, interest will cease to accrue on the principal amount of the Old Notes or portions of Old Notes called for redemption and for which funds have been set apart for payment. In the case of Old Notes or portions of Old Notes redeemed on a redemption date that is also a regularly scheduled interest payment date, the interest payment due on such date will be paid to the person in whose name the Old Note is registered at the close of business on the relevant record date.

The Old Notes are not entitled to any sinking fund.

Purchase of Old Notes by Us at the Option of the Holder for Cash

On the purchase dates of January 15, 2013, January 15, 2016 and January 15, 2021, we may, at the option of the holder, be required to purchase for cash, at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the purchase date, all or a portion of such holder’s outstanding Old Notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain additional conditions. If such purchase date is also a regularly scheduled payment date, the interest payable on such date will be paid to the holder of record of the Old Notes on the relevant record date. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

We may only pay the purchase price in cash and not in shares of our common stock.

We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders of the Old Notes, as provided in the Old Note Indenture, stating among other things:

•	the amount of the purchase price; and

•	the procedures that holders must follow to require us to purchase their Old Notes.

The purchase notice given by each holder electing to require us to purchase Old Notes shall state:

•	if certificated Old Notes have been issued to the holder, the certificate numbers of the holder’s Old Notes to be delivered for purchase;

•	the portion of the principal amount of Old Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the Old Notes are to be purchased by us pursuant to the applicable provisions of the Old Notes and the Old Note Indenture.

If the Old Notes are not in certificated form, a holder’s purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Old Notes;

•	if the Old Notes are in certificated form, the certificate numbers of the withdrawn Old Notes; and

•	the principal amount, if any, of the Old Notes which remains subject to the purchase notice.

In connection with any purchase offer, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for an Old Note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Old Note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the Old Note will be made promptly following the later of the purchase date or the time of delivery of the Old Note.

If the paying agent holds money or securities sufficient to pay the purchase price of the Old Note on the business day following the purchase date in accordance with the terms of the Old Note Indenture, then, immediately after the purchase date, the Old Note will cease to be outstanding and interest on such Old Note will cease to accrue, whether or not the Old Note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the Old Note.

Purchase at Holders’ Option Upon Fundamental Change

If a fundamental change occurs, each holder of Old Notes will have the right to require us to repurchase all or any portion of that holder’s Old Notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the “fundamental change purchase date,” that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the Old Notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, the interest payable on such purchase date will be paid to the holder of record of the Old Notes on the relevant record date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of Old Notes, as provided in the Old Note Indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•	if certificated Old Notes have been issued to the holder, the certificate numbers of the holder’s Old Notes to be delivered for purchase;

•	the portion of the principal amount of Old Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the Old Notes are to be purchased by us pursuant to the applicable provisions of the Old Notes and the Old Note Indenture.

If the Old Notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Old Notes;

•	if the Old Notes are in certificated form, the certificate numbers of the withdrawn Old Notes; and

•	the principal amount, if any, of the Old Notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for an Old Note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Old Note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the Old Note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the Old Note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the Old Note on the business day following the fundamental change purchase date in accordance with the terms of the Old Note Indenture, then, immediately after the fundamental change purchase date, the Old Note will cease to be outstanding and interest on such Old Note will cease to accrue, whether or not the Old Note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the Old Note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the Old Notes when the following has occurred:

•

the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•

our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•

pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•

any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

•

during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

Notwithstanding the foregoing, it will not constitute a change of control if (1) the closing sale price of the common stock for any five trading days during the ten trading days immediately preceding the effective date of the change of control is at least equal to 105% of the conversion price in effect on such day, or (2) 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or quoted on the NASDAQ Global Select Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the Old Notes become convertible solely into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value in the form of such common stock, subject to the right to deliver cash in lieu of all or a portion of such remaining shares in substantially the same manner as described above; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization of its equity securities of at least three times our market capitalization before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the Old Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on the NASDAQ Global Select Market or any similar United States system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Old Notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the Old Notes in the open market or by tender at any price or by private agreement. Any Old Note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Old Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No Old Notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the Old Notes, other than a default in the payment of the fundamental change purchase price with respect to the Old Notes.

The preceding provisions would not necessarily protect holders of the Old Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase Old Notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our indebtedness. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the Old Notes that might be delivered by holders of Old Notes seeking to exercise the purchase right. Any failure by us to repurchase the Old Notes when required following a fundamental change would result in an event of default under the Old Note Indenture. Any such default may, in turn, cause a default under other indebtedness.

Make Whole Premium Upon Fundamental Change

If a fundamental change, as defined above under “— Purchase at Holders’ Option Upon Fundamental Change” (or a transaction that would have been a change of control under such section but for the existence of the 105% trading price exception), occurs prior to January 21, 2011, we will pay, to the extent described below, a make whole premium if you convert your Old Notes in connection with any such transaction by increasing the conversion rate applicable to such Old Notes if and as required below. A conversion of the Old Notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make whole premium will have the effect of increasing the amount of any cash, securities or other property or assets otherwise due to holders of Old Notes upon conversion. Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date.

The following table shows the amount, if any, by which the applicable conversion rate may vary over a range of hypothetical stock prices and effective dates.

Make Whole Premium Upon Fundamental Change (Increase in Applicable Conversion Rate)

Stock Price on Effective Date	January 25, 2006*	January 15, 2007	January 15, 2008	January 15, 2009	January 15, 2010	January 21, 2011
$28.02	8.23	8.23	8.23	8.23	8.23	8.23
$32.00	6.52	6.04	5.48	4.78	3.87	3.80
$36.00	5.34	4.82	4.23	3.47	2.46	0.32
$40.00	4.48	4.02	3.45	2.63	1.64	0.00
$45.00	3.71	3.22	2.66	1.96	1.08	0.00
$50.00	3.16	2.70	2.19	1.55	0.79	0.00
$55.00	2.76	2.33	1.85	1.28	0.63	0.00
$60.00	2.44	2.04	1.62	1.10	0.54	0.00
$65.00	2.20	1.83	1.44	0.97	0.48	0.00
$70.00	2.00	1.66	1.30	0.88	0.44	0.00
$75.00	1.84	1.52	1.19	0.81	0.41	0.00

*	Original issue date of the Old Notes.

The actual stock price and effective date may not be set forth on the table, in which case:

•

if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

•	if the stock price on the effective date exceeds $75.00 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made; and

•	if the stock price on the effective date is less than $28.02 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the Old Notes is adjusted as set forth under “— Conversion Rights — Conversion Procedures” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Procedures,” other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 35.6887 per $1,000 principal amount of Old Notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) under “— Conversion Rights — Conversion Procedures” above.

The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their Old Notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Our obligation to deliver the additional shares, or cash, to satisfy our obligations to holders that convert their Old Notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Events of Default and Acceleration

The following are events of default under the Old Note Indenture:

•

default in the payment of any principal amount or any redemption price, purchase price or fundamental change purchase price due with respect to the Old Notes, when the same becomes due and payable, regardless of whether such payment is permitted pursuant to the subordination provisions of the Old Note Indenture;

•

default in payment of any interest under the Old Notes, which default continues for 30 days, regardless of whether such payment is permitted pursuant to the subordination provisions of the Old Note Indenture;

•

default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the Old Notes, which default continues for 15 days, regardless of whether such delivery is permitted pursuant to the subordination provisions of the Old Note Indenture;

•

our failure to comply with any of our other agreements in the Old Notes or the Old Note Indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the Old Notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•

default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other of our indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Old Notes then outstanding, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Old Notes then outstanding may declare the principal of the Old Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the Old Notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

The Old Note Indenture requires us to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, whether or not we are in compliance with all conditions and covenants contained in the Old Note Indenture and whether any defaults or events of default exist under the terms of the Old Note Indenture.

The holders of a majority in aggregate principal amount of the Old Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law or the Old Note Indenture, that the trustee determines may be unduly prejudicial to the rights of another holder or the trustee, or that may involve the trustee in personal liability unless the trustee is offered security or indemnity satisfactory to it; provided, however, that the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder may not pursue any remedy with respect to the Old Note Indenture or the Old Notes (except actions for payment of overdue principal or interest or for the conversion of the Old Notes) unless:

•	the holder gives to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the then outstanding Old Notes make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee reasonable security or indemnity against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after the receipt of the request and offer of security or indemnity; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the Old Notes then outstanding.

Consolidation, Mergers or Sales of Assets

The Old Note Indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person unless:

•

the resulting, surviving or transferee person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the Old Notes and the Old Note Indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Old Note Indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Old Notes and the Old Note Indenture. Although such transactions are permitted under the Old Note Indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the Old Notes of such holder as described above.

Modification

The trustee and we may amend the Old Note Indenture or the Old Notes with the consent of the holders of not less than a majority in aggregate principal amount of the Old Notes then outstanding. However, the consent of the holder of each outstanding Old Note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the Old Note or change the time of payment;

•	make the Old Note payable in money or securities other than that stated in the Old Note;

•	change the stated maturity of the Old Note;

•	reduce the principal amount, redemption price, purchase price or fundamental change purchase price (including any make whole premium payable) with respect to the Old Note;

•	make any change that adversely affects the conversion rights of a holder in any material respect;

•	make any change that adversely affects the right of a holder to require us to purchase the Old Note;

•	impair the right to institute suit for the enforcement of any payment with respect to the Old Note or with respect to conversion of the Old Note;

•	change the currency of payment of principal of, or interest on, the Old Note; or

•	change the provisions in the Old Note Indenture that relate to modifying or amending the Old Note Indenture.

Without the consent of any holder of Old Notes, the trustee and we may amend the Old Note Indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the Old Note Indenture and the Old Notes;

•	to add to our covenants for the benefit of the holders of the Old Notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the Old Notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the Old Note Indenture;

•

to comply with the requirements of the SEC in order to effect or maintain qualification of the Old Note Indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the Old Note Indenture or otherwise;

•	to cure any ambiguity, omission, defect or inconsistency or correct or supplement any defective provision contained in the Old Note Indenture; or

•	to make any change that does not adversely affect the rights of the holders of the Old Notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding Old Notes may, on behalf of all the holders of all Old Notes:

•	waive compliance by us with restrictive provisions of the Old Note Indenture, as detailed in the Old Note Indenture; or

•

waive any past default under the Old Note Indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any Old Note or in respect of any provision which under the Old Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Old Note affected.

Discharge of the Old Note Indenture

We may satisfy and discharge our obligations under the Old Note Indenture by delivering to the trustee for cancellation all outstanding Old Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the Old Notes have become due and payable, whether at stated maturity or any redemption date, purchase date or a fundamental change purchase date, or upon conversion or otherwise, or will become due and payable within one year at stated maturity or are to be called for redemption within one year, cash or shares of common stock (as applicable under the terms of the Old Note Indenture) sufficient to pay all of the outstanding Old Notes and paying all other sums payable under the Old Note Indenture.

Calculations in Respect of Old Notes

We are responsible for making all calculations called for under the Old Notes. These calculations include, but are not limited to, determination of the average market prices of the Old Notes and of our common stock. We make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of Old Notes. We provide schedules of our calculations to the trustee, and the trustee is entitled to rely conclusively upon the accuracy of our calculations without independent verification.

Governing Law

The Old Note Indenture and the Old Notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

Wells Fargo Bank, National Association, is the trustee, registrar, paying agent and conversion agent under the Old Note Indenture for the Old Notes.

Global Notes; Book Entry; Form

The Old Notes have been issued in the form of one or more global securities. The global security is deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Old Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Once the global security was deposited with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of Old Notes represented by such global security to the accounts of participants. The accounts to be credited were designated by the underwriters. Ownership of beneficial interests in the global security are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Old Notes represented by the global security for all purposes under the Old Note Indenture and the Old Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you are not entitled to have the Old Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any Old Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We make payments of principal of, premium, if any, and interest on the Old Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, credits participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants are governed by standing instructions and customary practices and are the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any Old Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

If we redeem less than all of the Old Notes, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Old Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of Old Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency (and in either such case we fail to appoint a successor depositary) or there is an event of default under the Old Notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have or will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF THE NEW NOTES

The following description summarizes certain terms of our New Notes and the New Note Indenture. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the New Notes and the New Note Indenture, which are filed as exhibits to the registration statement of which this prospectus constitutes a part. We will provide copies of these documents to you upon request. All references to our common stock are to our common stock, par value $0.01 per share. As used in this section, the terms “HTI,” “our company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and do not include any of our current or future subsidiaries.

General

The New Notes will be issued under an indenture, to be dated as of the settlement date, between us and Wells Fargo Bank, National Association, as trustee (the “New Note Indenture”). The material provisions of the New Note Indenture and the New Notes are set forth below.

The New Notes will mature on January 15, 2026. The New Notes will be issued in denominations of $1,000 or in integral multiples of $1,000. The New Notes will be payable at the corporate trust office of the paying agent, which is an office or agency of the trustee, or an office or agency maintained by us for such purpose.

The New Notes will bear cash interest at the rate of 8.50% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2011 (assuming a settlement date for the tender/exchange offer prior to July 1, 2011), to holders of record at the close of business on the January 1 or the July 1 immediately preceding such interest payment date. Each payment of cash interest on the New Notes includes interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if no interest has been paid, the issue date) through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day with the same force and effect as if made on the interest payment date or other payment date and without any interest or other payment with respect to the delay. Interest is calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in New York, New York or the place of payment are authorized or obligated to close.

Interest will cease to accrue on a New Note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a New Note that has matured or been converted, been purchased by us at the option of a holder, redeemed, or otherwise cancelled, except for registration of transfer, exchange or replacement of such New Note before such note ceases to be outstanding.

We may, at any time, without the consent of the holders of the New Notes, issue an unlimited aggregate principal amount of additional notes under the New Note Indenture on the same terms and conditions as the New Notes, except for the issue date and any difference in the issue price and the interest accrued prior to the issue date of the additional notes. If we issue such additional notes, they will rank equally and ratably and will be treated as a single series of debt securities with the New Notes for all purposes under the New Note Indenture.

New Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar are the trustee. No service charge will be made for any registration of transfer or exchange of New Notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange to a person other than the holder.

The New Notes:

•	will be our general unsecured obligations;

•	will be pari passu in right of payment with all of our existing and future unsecured senior indebtedness;

•	will be senior in right of payment to any of our existing and future subordinated indebtedness, including the Old Notes that remain outstanding after consummation of the tender/exchange offer; and

•	will not be guaranteed by any of our subsidiaries.

The New Notes will be effectively subordinated to all of our secured debt, including any secured debt we may incur in the future, to the extent of the value of the assets securing such secured debt. As of September 26, 2010, we had approximately $1.6 million of outstanding secured debt, on a consolidated basis.

Our right to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are ourselves recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. As of September 26, 2010, the total balance sheet liabilities of our consolidated subsidiaries was approximately $2.5 million.

As of September 26, 2010, we had no indebtedness for borrowed money outstanding that would have been of the same ranking as the New Notes. The New Note Indenture will not limit the amount of additional indebtedness that we can create, incur, assume or guarantee, nor will the New Note Indenture limit the amount of indebtedness and other liabilities that any subsidiary can create, incur, assume or guarantee.

Conversion Rights

Subject to the satisfaction of the conditions described in this section and below under “—Conversion Procedures,” holders may convert their New Notes at any time prior to the close of business on the business day immediately preceding the maturity date based on an initial conversion rate of 116.2790 shares per $1,000 principal amount of New Notes (equivalent to an initial conversion price of approximately $8.60 per share). The conversion rate will be subject to adjustment as described below. In the case of New Notes called for redemption, conversion rights will expire at the close of business on the second business day prior to the redemption date, unless we default in the payment of the redemption price, in which case the conversion right will terminate at the close of business on the date the default is cured. A New Note for which a holder has delivered a purchase notice or a fundamental change purchase notice, as described below, requiring us to purchase the New Note may be surrendered for conversion only if such notice is withdrawn in accordance with the New Note Indenture. A holder may convert fewer than all of such holder’s New Notes so long as the New Notes converted are an integral multiple of $1,000 principal amount.

Upon conversion of a New Note, the holder of such New Note will receive a number of shares of our common stock equal to the product of (i) the number obtained by dividing the aggregate principal amount of the New Note converted by $1,000 and (ii) the conversion rate in effect on the applicable conversion date; provided, however, that in lieu of any fractional share of our common stock, we will deliver an amount of cash equal the product of (i) such fraction of a share and (ii) the closing price of our common stock on the applicable conversion date (or, if the applicable conversion date is not a trading day, the trading day immediately preceding such conversion date).

We will deliver the consideration due with respect to the conversion of any New Note as soon as practicable after the applicable conversion date, but in no event later than five business days after the applicable conversion date. Each conversion will be deemed to have been effected at the close of business on the conversion date, and the person in whose name any shares of common stock deliverable upon conversion are to be issued will become the holder of record of such shares at the close of business on the conversion date. Prior to such time, a holder entitled to receive shares of our common stock upon conversion will not be entitled to any rights as a holder of our common stock including, without limitation, the rights to vote in elections of our board of directors and to receive dividends.

The “conversion date” with respect to a New Note means the date on which the holder of the New Note has complied with all requirements under the New Note Indenture to convert such New Note.

A “trading day” is any day on which (i) trading in our common stock generally occurs on the NASDAQ Global Select Market or, if our common stock is not quoted on the NASDAQ Global Select Market, the principal other national or regional securities exchange on which our common stock is listed, or if our common stock is not then listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded and (ii) a closing price for our common stock is available on such securities exchange or market; provided, however, that if our common stock is not so listed or traded, “trading day” means any business day.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the NASDAQ Global Select Market or, if our common stock is not quoted on the NASDAQ Global Select Market, as reported by the principal other national or regional securities exchange on which our common stock is listed or as otherwise provided in the New Note Indenture.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

The ability to surrender New Notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Procedures

To convert a New Note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the New Note, and deliver the conversion notice to the conversion agent;

•	surrender the New Note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to the interest payable on the interest payment date immediately following the conversion date.

On conversion of a New Note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the New Note is convertible, together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a New Note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of New Notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such New Notes on the corresponding interest payment date notwithstanding the conversion, and such New Notes upon surrender must be accompanied by funds equal to the amount of such payment, except to the extent of any overdue interest that is due at the time of conversion, unless (i) such New Notes are converted after the close of business on the regular record date immediately preceding the maturity date, (ii) we have specified a redemption date that is after such regular record date and on or prior to such interest payment date and the holder surrenders the New Notes for conversion after the close of business on such regular record date and on or prior to the close of business on the second business day prior to such redemption date or (iii) if we have specified a fundamental change repurchase date that is after such regular record date and on or prior to such interest payment date and the holder surrenders the New Notes for conversion after the close of business on such regular record date and prior to the open of business on such fundamental change repurchase date, in which cases no such payment will be required.

The conversion rate will not be adjusted for accrued interest.

We will adjust the conversion rate for certain events, including:

(1) the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2) some subdivisions and combinations of our common stock;

(3) the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to our shareholders’ rights plan or dividends or distributions paid exclusively in cash);

(5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of New Notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NASDAQ Global Select Market or such other national or regional securities exchange or other market on which the securities are then listed or quoted.

In addition, the New Note Indenture will provide that upon conversion of the New Notes, holders will receive the rights related to the shares of common stock delivered upon such conversion pursuant to our shareholders’ rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of New Notes exercising its right of conversion after the distribution of rights pursuant to our rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the New Notes then outstanding will be entitled thereafter to convert those New Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such New Notes been converted into our common stock immediately prior to such business combination, except that such holders will not receive a make whole premium if such holders do not convert their New Notes “in connection with” the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the New Notes shall have a reasonable opportunity to determine the form of consideration into which all of the New Notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the New Notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by our shareholders, and (2) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the New Notes (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the New Notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of New Notes to convert its New Notes into shares of our common stock prior to the effective date.

The New Note Indenture will permit us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 business days. In that case we will give at least 15 days’ notice of such increase. We also may make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any U.S. federal income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for U.S. federal income tax purposes.

We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of New Notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Notwithstanding the foregoing, in no event will the conversion rate as adjusted in accordance with the foregoing exceed 116.2790 per $1,000 principal amount of New Notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) and (2) above, unless we obtain shareholder approval of the increase in the conversion rate; provided, however, that we will not undertake any action described in clause (3), (4), (5) or (6) above or the paragraph following clause (6) above without first obtaining shareholder approval for the increase in the applicable conversion rate that would otherwise be required as a result of such action.

Redemption of New Notes at Our Option

Prior to January 15, 2013, we may not redeem the New Notes. On or after January 15, 2013, to, but excluding, January 15, 2015, we may redeem the New Notes for cash, in whole or in part, if the closing price of our common stock equals or exceeds 150% of the conversion price in effect for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which we deliver notice of such redemption. Beginning on January 15, 2015, we may redeem the New Notes for cash, in whole or in part, at any time or from time to time.

If we elect to redeem the New Notes, we will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of New Notes. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date; provided, however, that if the redemption date falls after a record date but on or prior to the corresponding interest payment date, the interest payable on such redemption date will be paid to the holder of record of the New Notes on such record date.

If we redeem less than all of the outstanding New Notes, the trustee will select the New Notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the New Notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s New Notes is selected for partial redemption and the holder converts a portion of the New Notes, the converted portion will be deemed to be part of the portion of New Notes selected for redemption.

On and after the redemption date, unless we default in the payment of the redemption price, interest will cease to accrue on the principal amount of the New Notes or portions of New Notes called for redemption and for which funds have been set apart for payment.

The New Notes are not entitled to any sinking fund.

Purchase of New Notes by Us at the Option of the Holder for Cash

On the purchase dates of January 15, 2015, January 15, 2016 and January 15, 2021, we will, at the option of the holder, be required to purchase for cash, at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the purchase date, all or a portion of such holder’s outstanding New Notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain additional conditions. If such purchase date is also a regularly scheduled payment date, the interest payable on such date will be paid to the holder of record of the New Notes on the relevant record date. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

We may only pay the purchase price in cash and not in shares of our common stock. See “Material United States Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” and “— Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes.”

We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders of the New Notes, as provided in the New Note Indenture, stating among other things:

•	the amount of the purchase price; and

•	the procedures that holders must follow to require us to purchase their New Notes.

The purchase notice given by each holder electing to require us to purchase New Notes shall state:

•	if certificated New Notes have been issued to the holder, the certificate numbers of the holder’s New Notes to be delivered for purchase;

•	the portion of the principal amount of New Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the New Notes are to be purchased by us pursuant to the applicable provisions of the New Notes and the New Note Indenture.

If the New Notes are not in certificated form, a holder’s purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn New Notes;

•	if the New Notes are in certificated form, the certificate numbers of the withdrawn New Notes; and

•	the principal amount, if any, of the New Notes which remains subject to the purchase notice.

In connection with any purchase offer, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for a New Note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the New Note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the New Note will be made promptly following the later of the purchase date or the time of delivery of the New Note.

If the paying agent holds money or securities sufficient to pay the purchase price of the New Note on the business day following the purchase date in accordance with the terms of the New Note Indenture, then, immediately after the purchase date, the New Note will cease to be outstanding and interest on such New Note will cease to accrue, whether or not the New Note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the New Note.

Purchase at Holders’ Option Upon Fundamental Change

If a fundamental change occurs, each holder of New Notes will have the right to require us to repurchase for cash all or any portion of that holder’s New Notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the “fundamental change purchase date,” that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the New Notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, the interest payable on such purchase date will be paid to the holder of record of the New Notes on the relevant record date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of New Notes, as provided in the New Note Indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•	if certificated New Notes have been issued to the holder, the certificate numbers of the holder’s New Notes to be delivered for purchase;

•	the portion of the principal amount of New Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the New Notes are to be purchased by us pursuant to the applicable provisions of the New Notes and the New Note Indenture.

If the New Notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn New Notes;

•	if the New Notes are in certificated form, the certificate numbers of the withdrawn New Notes; and

•	the principal amount, if any, of the New Notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a New Note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the New Note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the New Note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the New Note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the New Note on the business day following the fundamental change purchase date in accordance with the terms of the

New Note Indenture, then, immediately after the fundamental change purchase date, the New Note will cease to be outstanding and interest on such New Note will cease to accrue, whether or not the New Note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the New Note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the New Notes when the following has occurred:

•

the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•

our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•

pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•

any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

•

during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

Notwithstanding the foregoing, it will not constitute a change of control if (1) the closing price of the common stock for any five trading days during the ten trading days immediately preceding the effective date of the change of control is at least equal to 105% of the conversion price in effect on such day, or (2) 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or the NASDAQ Global Select Market (or any of their respective successors), or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the New Notes become convertible solely into such common stock and cash in lieu of fractional shares as described above; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization of its equity securities of at least three times our market capitalization before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the New Notes are convertible is neither listed for trading on a United States national securities exchange or the NASDAQ Global Select Market nor approved for listing on any United States system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the New Notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the New Notes in the open market or by tender at any price or by private agreement. Any New Note so purchased by us will be surrendered to the trustee for cancellation. Any New Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No New Notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the New Notes, other than a default in the payment of the fundamental change purchase price with respect to the New Notes.

The preceding provisions would not necessarily protect holders of the New Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase New Notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our other indebtedness. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the New Notes that might be delivered by holders of New Notes seeking to exercise the purchase right. Any failure by us to repurchase the New Notes when required following a fundamental change would result in an event of default under the New Note Indenture. Any such default may, in turn, cause a default under other indebtedness.

Make Whole Premium Upon Make-Whole Fundamental Change

If a fundamental change, as defined above under “— Purchase at Holders’ Option Upon Fundamental Change” (or a transaction that would have been a change of control under such section but for the existence of the 105% trading price exception) (a “make-whole fundamental change”), occurs prior to January 15, 2015, we will pay, to the extent described below, a make whole premium if you convert your New Notes in connection with any such transaction by increasing the conversion rate applicable to such New Notes if and as required below. A conversion of the New Notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion notice is received by the conversion agent on or subsequent to the effective date of the make-whole fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make whole premium will have the effect of increasing the amount of any cash, securities or other property or assets otherwise due to holders of New Notes upon conversion. Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the make-whole fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date. Promptly upon the occurrence of any make-whole fundamental change, we will deliver notice to each holder of the New Notes and the trustee, which notice will state that a make-whole fundamental change has occurred and include the make-whole premium, if any. Simultaneously with delivering such notice, we will publish the information contained in such notice on our website.

The following table shows the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below.

Make Whole Premium Upon Make-Whole Fundamental Change (Increase in Applicable Conversion Rate)

Stock Price on Effective Date	February , 2011*	January 15, 2012	January 15, 2013	January 15, 2014	January 15, 2015
$5.00	75.9650	73.4250	72.0830	72.9060	83.7040
$6.00	56.9800	53.1980	50.4570	47.9520	50.3710
$7.00	44.3770	39.8170	36.3140	32.3530	26.5610
$8.00	35.5970	30.5500	26.5100	22.2690	8.7040
$9.00	29.2490	23.9230	19.3660	15.4970	0.0000
$10.00	24.5250	19.0740	13.9280	10.7380	0.0000
$11.00	20.9240	15.4650	9.6460	7.2400	0.0000
$12.00	18.1230	12.7430	6.2010	4.5700	0.0000
$13.00	15.9060	10.6650	3.4030	2.4800	0.0000
$14.00	14.1240	9.0620	1.1370	0.8260	0.0000
$15.00	12.6670	7.8090	0.0000	0.0000	0.0000

*	Original issue date of the New Notes.

The actual stock price and effective date may not be set forth on the table, in which case:

•

if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

•	if the stock price on the effective date exceeds $15.00 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made; and

•	if the stock price on the effective date is less than $5.00 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the New Notes is adjusted as set forth under “— Conversion Rights — Conversion Procedures” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Procedures,” other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 116.2790 per $1,000 principal amount of New Notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) and (2) under “— Conversion Rights — Conversion Procedures” above, unless we obtain shareholder approval of the increase in the conversion rate; provided, however, that we will not undertake a make-whole fundamental change without first obtaining shareholder approval for the increase in the applicable conversion rate provided for in the table above. We are not required to, and may not otherwise be able to, obtain shareholder approval for an increase in the conversion rate in connection with a make-whole fundamental change to which we are not a party or which otherwise occurs without our participation. As a result, the conversion rate may not be increased in connection with this subset of make-whole fundamental changes, although the likelihood of such make-whole fundamental changes is mitigated by the existence of our rights plan.

The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their New Notes in connection with a make-whole fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the make-whole fundamental change transaction.

Our obligation to deliver the additional shares, or cash, to satisfy our obligations to holders that convert their New Notes in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Events of Default and Acceleration

The following are events of default under the New Note Indenture:

•	default in the payment of any principal amount or any redemption price, purchase price or fundamental change purchase price due with respect to the New Notes, when the same becomes due and payable;

•	default in payment of any interest under the New Notes, which default continues for 30 days;

•	default in the delivery when due of any consideration payable upon conversion with respect to the New Notes, which default continues for 15 days;

•

our failure to comply with any of our other agreements in the New Notes or the New Note Indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the New Notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•

default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other of our indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the New Notes then outstanding, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the New Notes then outstanding may declare the principal of the New Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the New Notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

The New Note Indenture requires us to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, whether or not we are in compliance with all conditions and covenants contained in the New Note Indenture and whether any defaults or events of default exist under the terms of the New Note Indenture.

The holders of a majority in aggregate principal amount of the New Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law or the New

Note Indenture, that the trustee determines may be unduly prejudicial to the rights of another holder or the trustee, or that may involve the trustee in personal liability unless the trustee is offered security or indemnity satisfactory to it; provided, however, that the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder may not pursue any remedy with respect to the New Note Indenture or the New Notes (except actions for payment of overdue principal or interest or for the conversion of the New Notes) unless:

•	the holder gives to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the then outstanding New Notes make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee reasonable security or indemnity against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after the receipt of the request and offer of security or indemnity; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the New Notes then outstanding.

Consolidation, Mergers or Sales of Assets

The New Note Indenture will provide that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person unless:

•

the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the New Notes and the New Note Indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the New Note Indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the New Notes and the New Note Indenture. Although such transactions are permitted under the New Note Indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the New Notes of such holder as described above.

Modification

The trustee and we may amend the New Note Indenture or the New Notes with the consent of the holders of not less than a majority in aggregate principal amount of the New Notes then outstanding. However, the consent of the holder of each outstanding New Note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the New Note or change the time of payment;

•	make the New Note payable in money or securities other than that stated in the New Note;

•	change the stated maturity of the New Note;

•	reduce the principal amount, redemption price, purchase price or fundamental change purchase price or any make whole premium payable with respect to the New Note;

•	make any change that adversely affects the conversion rights of a holder in any material respect;

•	make any change that adversely affects the right of a holder to require us to purchase the New Note;

•	impair the right to institute suit for the enforcement of any payment with respect to the New Note or with respect to conversion of the New Note;

•	change the currency of payment of principal of, or interest on, the New Note; or

•	change the provisions in the New Note Indenture that relate to modifying or amending the New Note Indenture or waiving any past default or event of default.

Without the consent of any holder of New Notes, the trustee and we may amend the New Note Indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the New Note Indenture and the New Notes;

•	to add to our covenants for the benefit of the holders of the New Notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the New Notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the New Note Indenture;

•

to comply with the requirements of the SEC in order to effect or maintain qualification of the New Note Indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the New Note Indenture or otherwise;

•

to comply with the provisions of any securities depositary, clearing agency, clearing corporation or clearing system, or the requirements of the trustee or registrar, relating to transfers and exchanges of the New Notes pursuant to the New Note Indenture;

•	to make provision with respect to adjustments to the conversion rate as required by the New Note Indenture or to increase the conversion rate in accordance with the New Note Indenture;

•	to cure any ambiguity, omission, defect or inconsistency or correct or supplement any defective provision contained in the New Note Indenture; or

•	to make any change that does not adversely affect the rights of the holders of the New Notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding New Notes may, on behalf of all the holders of all New Notes:

•	waive compliance by us with restrictive provisions of the New Note Indenture, as detailed in the New Note Indenture; or

•

waive any past default under the New Note Indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver any consideration due upon the conversion of any New Note or in respect of any provision which under the New Note Indenture cannot be modified or amended without the consent of the holder of each outstanding New Note affected.

Discharge of the New Note Indenture

We may satisfy and discharge our obligations under the New Note Indenture by delivering to the trustee for cancellation all outstanding New Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the New Notes have become due and payable, whether at stated maturity or any redemption date, purchase date or a fundamental change purchase date, or upon conversion or otherwise, or will become due and payable within one year at stated maturity or are to be called for redemption within one year, cash and/or shares of common stock (as applicable under the terms of the New Note Indenture, and, in the case of shares of common stock, solely to settle conversions) sufficient to pay all of the outstanding New Notes and paying all other sums payable under the New Note Indenture.

Calculations in Respect of New Notes

We are responsible for making all calculations called for under the New Notes. These calculations include, but are not limited to, determination of the closing price of our common stock. We make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of New Notes. We will provide schedules of our calculations to the trustee, and the trustee is entitled to rely conclusively upon the accuracy of our calculations without independent verification.

Governing Law

The New Note Indenture and the New Notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

Wells Fargo Bank, National Association, is the trustee, registrar, paying agent and conversion agent under the New Note Indenture for the New Notes.

Global Notes; Book Entry; Form

The New Notes will be issued in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. New Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Once the global security is deposited with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of New Notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global security for all purposes under the New Note Indenture and the New Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the New Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any New Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and interest on the New Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

If we redeem less than all of the New Notes, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency (and in either such case we fail to appoint a successor depositary) or there is an event of default under the New Notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have or will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF COMMON STOCK

The following section describes the general terms and provisions of our common stock, par value $0.01 per share. We have filed our amended and restated articles of incorporation, our restated by-laws and our rights agreement as exhibits to the registration statement of which this prospectus is a part. You should read our amended and restated articles of incorporation, our restated by-laws and our rights agreement for additional information regarding our common stock. As used in this section, the terms “HTI,” “our company,” “we,” “our” and “us” refer only to Hutchinson Technology Incorporated and do not include any of our current or future subsidiaries.

General

Shares Outstanding. Our authorized common stock is 100,000,000 shares, of which 23,271,105 shares were issued and outstanding as of December 1, 2010.

Dividends. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. However, we presently intend to retain any earnings for use in our business and do not anticipate paying cash dividends in the foreseeable future.

Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our shareholders. Each holder of common stock is entitled to one vote per share. Holders of common stock may not cumulate their votes when voting for directors, which means that a holder cannot cast more than one vote per share for each director.

Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any remaining assets able to be distributed to our shareholders. Holders of common stock have no preemptive rights. This means that the holders of common stock have no right to buy any portion of securities we may issue in the future. Each share of common stock includes a right to purchase additional shares of common stock if the conditions discussed below under the heading “— Rights Agreement” occur.

Listing. Our outstanding shares of common stock are traded on the NASDAQ Global Select Market under the symbol “HTCH.” Wells Fargo Bank, N.A. serves as the transfer agent and registrar for our common stock.

Fully Paid. Our outstanding shares of common stock are fully paid and nonassessable. This means that the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue upon the conversion of New Notes offered under this prospectus will also be fully paid and nonassessable.

Anti-Takeover Provisions Contained in Our Amended and Restated Articles of Incorporation and Restated By-laws

Certain provisions of our amended and restated articles of incorporation may make it less likely that someone would acquire voting control of our company without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock.

Fair Price Provision. Our amended and restated articles of incorporation prohibit certain transactions between our company and direct and indirect owners of 20% or more of our voting stock, which we will refer to as “interested shareholders,” unless those transactions are approved by holders of at least two-thirds of the voting power of our outstanding voting stock. This two-thirds approval is in addition to any approval required by law. Transactions requiring the two-thirds approval include:

•	consolidations, mergers or sales or dispositions of all or substantially all of our assets involving an interested shareholder;

•	liquidations or dissolutions of our company at the time we have an interested shareholder; and

•	certain other specified transactions involving such interested shareholder.

However, the two-thirds approval is not required under our amended and restated articles of incorporation if such transaction or action is first approved by the greater of:

•

two-thirds of our directors (other than such interested shareholder or related parties) who were members of our board of directors on May 15, 1983, or immediately prior to the time such shareholder became the beneficial owner of 20% or more of our common stock; or

•	two such directors.

Holders of at least two-thirds of our outstanding voting stock must approve a proposal to amend these provisions of our amended and restated articles of incorporation.

Nomination Procedures. Shareholders may directly nominate a person for election to our board of directors by complying with the advance-notice procedures described in our restated by-laws, any applicable rules and regulations of the SEC and any applicable laws.

Shareholder-Proposal Procedures. Shareholders can propose that business other than nominations to our board of directors be considered at an annual meeting of shareholders only if a shareholder follows the advance-notice procedures described in our restated by-laws, any applicable rules and regulations of the SEC and any applicable laws.

Anti-Takeover Provisions of the Minnesota Business Corporation Act

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our voting stock from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party and certain tender offers or exchange offers approved in advance by a disinterested board committee, resulting in the beneficial ownership of 20% or more of the voting power of our then outstanding stock. Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisitions by a vote of our shareholders holding a majority of the voting power of our outstanding shares and a majority of the voting power of our outstanding shares that are not held by the acquiring person, our officers or those non-officer employees, if any, who are also our directors. Similar voting requirements are imposed for acquisitions resulting in beneficial ownership of 33 1/3% or more or a majority of the voting power of our then outstanding stock. In general, shares acquired without this approval are denied voting rights in excess of the 20%, 33 1/3% or 50% thresholds and, to that extent, can be called for redemption at their then fair market value by us within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date our shareholders voted not to grant voting rights to the acquiring person’s shares.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any subsidiary of ours, with any shareholder that beneficially owns 10% or more of the voting power of our outstanding shares (an “interested shareholder”) within four years following the time the interested shareholder crosses the 10% stock ownership threshold, unless the business combination is approved by a committee of disinterested members of our board of directors before the time the interested shareholder crosses the 10% stock ownership threshold.

Section 302A.675 of the Minnesota Business Corporation Act generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our board of directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.

Rights Agreement

Each share of our common stock currently outstanding or to be issued in the future, including those that may be issued in an offering under this prospectus or upon the conversion, exchange or exercise of other securities offered under this prospectus, carries with it one common share purchase right. Each right initially entitles the registered holder to purchase from us one-tenth of a share of common stock at a price of $3.00, subject to adjustment.

Until the distribution date for the rights, they will be evidenced by certificates representing shares of common stock and will be transferred only with the shares of common stock. The rights will separate from the shares of common stock and a distribution date for the rights will occur upon the close of business on the 15th day following a public announcement that a person or group of affiliated or associated persons has acquired, subject to certain exceptions, beneficial ownership of 15% or more of the outstanding shares of our common stock (making the person or group at issue an “acquiring person”).

The rights are not exercisable until the distribution date. They will expire at the close of business on August 10, 2020, unless extended or earlier redeemed or exchanged in accordance with the rights agreement. Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder including, without limitation, the right to vote or to receive dividends.

Upon the occurrence of any of the foregoing events, each holder of a right (other than rights beneficially owned by an acquiring person, which will thereafter be void) will have the right to receive upon exercise of the right, at an exercise price equal to ten times the purchase price multiplied by the number of one-tenths of a share of common stock subject to the right immediately before the person or group became an acquiring person (the “adjusted exercise price”), a number of shares of our common stock having a market value of two times the adjusted exercise price of the right, subject to certain possible adjustments.

If, on or after the distribution date or within 15 days prior thereto:

•	we are acquired in a merger or other business-combination transaction; or

•	50% or more of the assets or earning power of our company and our subsidiaries (taken as a whole) are sold in one or a series of related transactions,

then each holder of a right (other than rights that have become void) will have the right to receive, upon exercise of the right at its adjusted exercise price, a number of common shares of the acquiring person (or in certain cases, one of its affiliates) having a market value of two times the adjusted exercise price of the right.

At any time after a person or group becomes an acquiring person and before the acquisition of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights (other than rights that have become void), in whole or in part, for shares of our common stock or equivalent securities at an exchange ratio per right equal to the adjusted exercise price of a right immediately after the person or group becomes an acquiring person divided by the current per share market price of a share of our common stock, subject to adjustment.

The rights are redeemable at a price of $0.001 per right, subject to adjustment, at any time before a person has become an acquiring person. In certain events specified in the rights agreement, we are permitted temporarily to suspend the exercisability of the rights. Our board of directors may amend the terms of the rights, subject to certain limitations after the distribution date, without the consent of the holders of the rights.

DEALER MANAGER, EXCHANGE AGENT AND INFORMATION AGENT

Dealer Manager

We have retained Citadel to act as the dealer manager in connection with the tender/exchange offer. In such capacity, the dealer manager may contact certain holders of Old Notes regarding the tender/exchange offer. The obligations of the dealer manager to perform such functions are subject to certain conditions. We will pay the dealer manager a fee for its services, and we will also reimburse the dealer manager for its reasonable out-of-pocket expenses. We have also agreed to indemnify the dealer manager against specified liabilities relating to, or arising out of, the tender/exchange offer, including civil liabilities arising under the federal securities laws, and to contribute to payments which it may be required to make in respect thereof.

The dealer manager and its affiliates may from time to time hold Old Notes and our common stock in its proprietary accounts. To the extent the dealer manager and its affiliates own Old Notes during the tender/exchange offer, they may tender or exchange such Old Notes pursuant to the terms of the tender/exchange offer. Such participation, if any, will be on the same terms and subject to the same conditions set forth in this prospectus. In addition, the dealer manager and its respective affiliates may hold and trade New Notes in its proprietary accounts following the completion of the tender/exchange offer.

The dealer manager and its affiliates may in the future provide investment, lending and commercial banking and financial advisory services to us or our affiliates for customary compensation.

Exchange Agent and Information Agent

We have retained Global Bondholder Services Corporation to act as exchange agent and information agent. Questions concerning tender/exchange offer procedures may be directed to the exchange agent and information agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent and information agent a fee for its services, and we will also reimburse the exchange agent and information agent for its reasonable out-of-pocket expenses. We have also agreed to indemnify the exchange agent and information agent against certain liabilities in connection with its services.

The exchange agent and information agent has not been retained to make solicitations or recommendations. The fees received by the exchange agent and information agent will not be based on the principal amount of Old Notes purchased or exchanged in the tender/exchange offer.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to (i) the tender of Old Notes for cash or New Notes or a combination thereof pursuant to the tender/exchange offer and (ii) the ownership and sale or other disposition of New Notes and the shares of common stock into which the New Notes may be converted. This summary is for general information only and is not tax advice.

This information is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	current administrative interpretations of the Internal Revenue Service (the “IRS”); and

•	court decisions;

in each case, as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations or court decisions may adversely affect the tax considerations contained in this discussion. Any change of this type could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any United States federal estate and gift, state, local or foreign tax considerations.

This summary applies only to persons who hold the Old Notes, the New Notes, as the case may be, or, if applicable, our common stock, as capital assets within the meaning of Section 1221 of the Code (that is, generally for investment purposes) and, with respect to the New Notes and common stock, only the New Notes acquired in the tender/exchange offer and common stock acquired upon the conversion of the New Notes and does not address the tax consequences to subsequent purchasers of the New Notes or common stock. This summary does not discuss all aspects of federal income taxation that may be relevant to holders in light of their special circumstances or to holders subject to special tax rules (such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships (including any entity classified as a partnership for U.S. federal income tax purposes), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who hold the New Notes or our common stock, as applicable, through a partnership or other passthrough entity, persons subject to alternative minimum tax, persons holding the New Notes or our common stock, as applicable, as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or persons who have ceased to be U.S. citizens or to be taxed as resident aliens). This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the laws of any state, local, foreign or other taxing jurisdiction.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the tender of Old Notes for cash or New Notes pursuant to the tender/exchange offer;

•	the ownership and sale or other disposition of New Notes;

•	the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences; and

•	potential changes in the tax laws.

As used in this summary, the term “U.S. holder” means a beneficial owner of an Old Note or a New Note, as the case may be, or, if applicable, our common stock, that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person (as defined under the Code).

As used in this summary, the term “non-U.S. holder” means a beneficial owner of an Old Note or a New Note, as the case may be or, if applicable, our common stock, that is not a U.S. holder.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Old Note or a New Note, as the case may be, or, if applicable, our common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of Old Notes or New Notes that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the United States federal income tax consequences of the exchange of Old Notes for New Notes pursuant to the tender/exchange offer and the acquisition, ownership and sale or other disposition of the New Notes and/or our common stock.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE TENDER OR EXCHANGE OF THE OLD NOTES OR THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES OR COMMON STOCK ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences to Tendering U.S. Holders

Treatment of Tender of Old Notes for Cash

Upon the tender of Old Notes for cash, U.S. holders generally recognize capital gain or loss equal to the difference between (1) the cash received (except to the extent the cash is attributable to accrued but unpaid interest, which, if not previously included in gross income, will generally be taxable as ordinary income) and (2) the U.S. holder’s adjusted tax basis in the Old Notes. Generally, a U.S. holder’s “adjusted tax basis” for an Old Note is equal to the cost of the note to the U.S. holder, increased, if applicable, by any market discount (described below) previously included in income by the U.S. holder under an election to include market discount in gross income currently as it accrues (including any market discount included in the taxable year of the exchange prior to the date of the exchange), and reduced (but not below zero) by the accrual of any amortizable bond premium which the U.S. holder has previously elected to offset against interest payments on the note. The capital gain or loss is long-term capital gain or loss if, at the time of the tender, the U.S. Holder has held the Old Note for more than one year. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Treatment of Exchange of Old Notes for New Notes or a Combination of New Notes and Cash

Because the yield of the New Notes exceeds the yield of the Old Notes by more than the greater of .25% and 5% of the annual yield of the Old Notes, we intend to take the position that the exchange of the Old Notes for the New Notes is treated for U.S. federal income tax purposes as an exchange of the Old Notes for the New Notes (and not a continuation of the Old Notes), and the remainder of this discussion assumes this tax treatment.

Exchange as a Recapitalization

The tax consequences of the exchange of Old Notes for New Notes depend on whether the Old Notes and the New Notes are considered “securities” for U.S. federal income tax purposes. We intend to take the position that the Old Notes and the New Notes constitute securities for United States federal income tax purposes. However, the matter is not free from doubt. The determination of whether a debt instrument constitutes a security depends upon an evaluation of all of the terms and conditions of, and other facts and circumstances relating to, the instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than ten years generally is considered to be a security, no authority clearly addresses the impact of the redemption, repurchase and conversion rights of the type applicable to the Old Notes and the New Notes on the determination of the term of a debt instrument for purposes of determining whether the debt instrument is a security. If both the Old Notes and the New Notes constitute securities for United States federal income tax purposes, the exchange should qualify as a recapitalization (and therefore, a generally tax-free reorganization), and a U.S. holder of the Old Notes should not recognize any gain or loss on the exchange. A U.S. holder generally should have a tax basis in the New Notes equal to its tax basis in the Old Notes, except to the extent of any portion of the New Notes that are attributable to accrued but unpaid interest (which, (i) if not previously included in income, will generally be taxable as ordinary income and (ii) will have a new holding period and a tax basis equal to the amount of such accrued but unpaid interest), and should have a holding period for the New Note that includes the holding period for the Old Note.

If a U.S. holder receives a combination of cash and New Notes in the exchange, assuming that the recapitalization treatment applies, while the holder should not recognize any loss, the holder should recognize gain in an amount equal to the lesser of (i) the amount of cash received (except that any portion of the cash that is attributable to accrued but unpaid interest which, if not previously included in income, will generally be taxable as ordinary income) and (ii) the amount of total gain on the exchange. The amount of gain would equal the excess of (i) the issue price of the New Notes received in the exchange (discussed below) plus the amount of cash over (ii) the U.S. holder’s adjusted tax basis in the Old Notes (described below). Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the Old Notes and not previously included in income by the U.S. holder (as further discussed below), or to the extent attributable to accrued but unpaid interest, any gain or loss is capital gain or loss and is long-term capital gain or loss if the U.S. holder has held the Old Notes for more than one year as of the date of the exchange. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations. The tax basis in the New Notes to a U.S. holder receiving a combination of the New Notes and cash should equal the holder’s tax basis in the Old Notes plus any gain recognized minus any cash received in the exchange (other than any portion attributable to accrued but unpaid interest), and the holding period of the New Notes should include the holding period for the Old Notes.

Alternative Treatment

If the exchange of the Old Notes for the New Notes does not qualify for treatment as a recapitalization, a U.S. holder of the Old Notes will recognize gain or loss for U.S. federal income tax purposes upon the exchange of the Old Notes for the New Notes or a combination of the New Notes and cash in an amount equal to the difference between (i) the U.S. holder’s adjusted tax basis in the Old Notes and (ii) the issue price of the New Notes deemed to be received in exchange therefor (plus cash, if any), except to the extent attributable to accrued but unpaid interest which, if not previously included in income, generally would be taxable as ordinary income plus the amount of any cash received in the exchange. Generally, a U.S. holder’s “adjusted tax basis” for an outstanding note is equal to the cost of the note to the U.S. holder, increased, if applicable, by any market discount (described below) previously included in income by the U.S. holder under an election to include market discount in gross income currently as it accrues (including any market discount included in the taxable year of the exchange prior to the date of the exchange), and reduced (but not below zero) by the accrual of any amortizable bond premium which the U.S. holder has previously elected to offset against interest payments on the note. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the Old Notes and not previously included in income by the U.S. holder (discussed below), or to the extent attributable to accrued but unpaid interest not previously included in income, any gain or loss is capital gain or loss and is long-term capital gain or loss if the U.S. holder has held the Old Note for more than one year as of the date of the exchange. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate.

The deductibility of capital losses is subject to limitations. If the exchange does not qualify for treatment as a recapitalization, a U.S. holder’s holding period for a New Note generally commences on the date immediately following the date of the exchange, and the U.S. holder’s initial tax basis in the New Note is the issue price of the New Note. If a deemed exchange of an Old Note for a New Note is treated as a wash sale within the meaning of Section 1091 of the Code, however, tendering U.S. holders are not allowed to recognize currently any loss resulting from the deemed exchange. Instead, this loss is deferred, and is reflected as an increase in the tax basis of the New Notes. U.S. holders are urged to consult their tax advisors regarding whether a deemed exchange of Old Notes for New Notes may be subject to the wash sale rules.

Market Discount

Subject to a statutory de minimis exception, market discount is the excess of the principal amount of the note over a U.S. holder’s tax basis in the note immediately after its acquisition. In general, unless a U.S. holder has elected to include market discount in income currently as it accrues, any gain realized by the U.S. holder on the sale, exchange or other disposition of a note having market discount is treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. holder, on a constant yield basis) while the note was held by the U.S. holder. Assuming the exchange qualifies as a recapitalization any market discount on the Old Notes prior to the exchange will survive the exchange and become market discount on the New Notes. Thus, the amount of market discount previously accrued on the Old Notes shall generally be treated as accrued market discount on the New Notes. In addition, the amount of the unaccrued market discount on the Old Notes would generally be carried over to the New Notes and accrue on the New Notes (to the extent not exceeding the amount of OID, if any, on the New Notes).

OID on the New Notes

Regardless of whether the exchange of Old Notes for New Notes is treated as a recapitalization or a taxable exchange, the tax treatment of the New Notes depends on the “issue price” of the New Notes which might differ significantly from that of the Old Notes. If either the Old Notes or the New Notes (or both) are treated as traded on an established securities market within the meaning of Section 1273(b) of the Code (“publicly traded”), the issue price of the New Notes will be the fair market value of the Old Notes (if the New Notes are not publicly traded) or the New Notes (if the New Notes are publicly traded), as applicable, at the time of the exchange. In such case, the New Notes will be issued with OID if their stated redemption price at maturity (generally, the New Notes’ stated principal amount) exceeds their issue price. If neither the Old Notes nor the New Notes are properly treated as traded on an established securities market, then the issue price of the New Notes will equal their stated principal amount. We intend to take the position that the Old Notes are publicly traded on an established market because we have concluded that the Old Notes appear on a “quotation medium,” in which a system of general circulation provides a reasonable basis to determine fair market value by disseminating actual prices of recent transactions with respect to the Old Notes. We anticipate that the New Notes also will appear on this “quotation medium” and thus will be traded on an established market. If, contrary to our expectation, the New Notes are not traded on an established market, then the issue price of a New Note will be equal to the fair market value of an Old Note on the date of the exchange. Based on the determination of this value, the New Notes likely will be issued with OID though it is not certain. Also, if the New Notes are issued with OID, it is not clear what the amount of that OID will be.

Subject to a statutory de minimis exception, a U.S. holder is required to include any OID in respect of the New Notes in income on a constant yield to maturity basis over the term of the New Notes and in advance of the receipt of cash payments attributable to such income. If a U.S. holder has bond premium with respect to the New Notes because the holder’s initial tax basis in the New Notes exceeds the principal amount, such holder will not be required to accrue any OID. In addition, subject to applicable limitations, a U.S. holder may elect to amortize any bond premium in respect of the New Notes as an offset to interest income otherwise required to be included in income in respect of the New Notes during the taxable year.

If a U.S. holder has acquisition premium, such holder may reduce the amount of any OID accruing on the New Notes for any taxable year by a portion of the acquisition premium properly allocable to that year. A U.S. holder will have acquisition premium with respect to the New Notes if the holder’s initial basis in the New Notes exceeds the issue price of the New Notes but does not exceed the note’s stated redemption price at maturity.

Interest on the New Notes

Subject to the bond premium rules discussed above, U.S. holders generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the New Notes in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. Assuming there is more than a de minimis amount of OID on the New Notes, each U.S. holder will generally be required to include OID in its income as it accrues, regardless of that U.S. holder’s regular method of accounting, using a constant yield method, possibly before such U.S. holder receives any payment attributable to such income.

Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes

Upon the sale, exchange, redemption or other taxable disposition of a New Note (other than a conversion of a New Note into our common stock described below under “— Conversion of the New Notes”), subject to the market discount rules discussed below, U.S. holders generally recognize capital gain or loss equal to the difference between (1) the sum of cash plus the fair market value of all other property received on the disposition (except to the extent the cash or property is attributable to accrued but unpaid interest which, if not previously included in income, would generally be taxable as ordinary income) and (2) the U.S. holder’s adjusted tax basis in the New Note. The capital gain or loss is long-term capital gain or loss if, at the time of the disposition, the U.S. holder has held the New Note for more than one year (including, if applicable, the holding period of an Old Note). Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Conversion of the New Notes

In general, a U.S. holder will recognize no gain or loss upon the receipt of common stock upon conversion of the New Notes. A U.S. holder’s adjusted basis in the common stock will equal the U.S. holder’s adjusted basis in the New Notes. Any portion of our common stock received on a conversion of the New Notes that is attributable to accrued but unpaid interest will generally be taxable as ordinary income, if not previously included in gross income. A U.S. holder’s basis in our common stock attributable to accrued but unpaid interest will equal the amount of such interest and the holding period for such stock shall begin on the day after the date the New Notes are converted.

Cash received in lieu of a fractional share generally will be treated as a payment in exchange for such fractional share. Upon conversion, the amount of gain or loss on the deemed sale of a fractional share will be the difference between the amount of cash received and the portion of the adjusted basis in the New Note that is allocable to the fractional share.

Conversion Rights on Business Combination

In the event we undergo certain transactions as described under “Description of the New Notes — Conversion Procedures,” the conversion rate and the related conversion obligation may be adjusted so that a U.S. holder may receive shares of common stock of an acquirer upon conversion of the New Notes. Depending on the facts and circumstances at the time of the change in control, the adjustment may result in a deemed exchange of the outstanding New Notes, which may be a taxable event for U.S. federal income tax purposes. Each U.S. holder should consult the holder’s tax advisor regarding the U.S. federal income tax consequences of an adjustment.

Constructive Distributions

Holders of convertible debt instruments such as the New Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion rate of the instruments is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, generally are not deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the New Notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, a constructive distribution will result if the conversion rate is adjusted to compensate holders of New Notes for distributions of cash to our stockholders. The adjustment to the conversion rate of New Notes converted in connection with certain fundamental changes, as described under “Description of Notes —Make Whole Premium Upon Make-Whole Fundamental Change,” also may be treated as a constructive distribution. If the adjustments are made, a U.S. holder may be deemed to have received constructive distributions includible in the holder’s income in the manner described below under “—Consequences to Tendering U.S. Holders — Ownership of Common Stock — Distributions” even though the U.S. holder has not received any cash or property as a result of the adjustments. In addition, in certain circumstances, the failure to provide for this adjustment may also result in a constructive distribution to a U.S. holder.

Ownership of Common Stock

Distributions

A distribution paid by us in respect of common stock will constitute a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of any such dividend to a U.S. holder will be included in the gross income of the U.S. holder, as ordinary dividend income from U.S. sources. In general, distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. holder to the extent that such distributions to the U.S. holder do not exceed the U.S. holder’s adjusted tax basis in the shares of common stock with respect to which the distribution is paid, but rather will reduce the U.S. Holder’s adjusted tax basis in such common stock (but not below zero). To the extent that distributions exceed our current and accumulated earnings and profits as well as the U.S. holder’s adjusted tax basis in the common stock, such distributions generally will be taxable as capital gain realized in respect of the common stock.

Under current U.S. federal income tax law, dividends paid prior to December 31, 2012 to certain non-corporate U.S. holders, including individuals, generally will constitute qualified dividend income eligible for preferential rates of U.S. federal income tax, with a maximum rate of 15%, provided certain conditions and requirements are satisfied, such as minimum holding period requirements. U.S. holders that are corporations may be eligible for a partial dividends-received deduction with respect to dividend distributions that are paid in respect of common stock, subject to certain conditions and requirements, such as minimum holding period requirements. There can be no assurance that we will have sufficient current or accumulated earnings and profits for distributions in respect of common stock to qualify as dividends for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

In general, a U.S. holder will recognize capital gain or loss upon the sale or other taxable disposition of common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and such U.S. holder’s adjusted tax basis in the common stock at the time of the disposition. Any such capital gain will be long-term capital gain if the common stock has been held by the U.S. Holder for more than one year. Under current U.S. federal income tax law, certain U.S. holders (including individuals) are eligible for preferential rates of U.S. federal income tax on long-term capital gains. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

We are required to furnish to the holders of the Old Notes, New Notes or our common stock, other than exempt holders, and to the IRS, information with respect to consideration received under the tender/exchange offer, payments of interest (including any OID) on the New Note and dividends on our common stock.

A U.S. holder may be subject to backup withholding with respect to the exchange of the Old Notes for the New Notes and/or cash and payments of interest (including any OID) on the New Notes, dividends on our common stock or with respect to proceeds received from a disposition of the New Notes or our common stock. Certain holders (including, among others, certain tax-exempt organizations) generally are not subject to backup withholding. Each U.S. holder is subject to backup withholding if the holder is not otherwise exempt and the holder (1) fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that the holder has failed to report properly payments of interest or dividends; or (4) fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. A U.S. holder generally is entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability which may entitle such U.S. holder to a refund provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences to Non-Tendering U.S. Holders

There should be no tax consequences to U.S. holders who do not participate in the tender/exchange offer.

Tax Consequences to Tendering Non U.S. Holders

Treatment of Tender of Old Notes for Cash

The U.S. federal income tax treatment to a non-U.S. holder in connection with the tender of the non-U.S. holder’s Old Note for cash is the same as the treatment in connection with a sale, exchange, redemption or other taxable disposition by a Non-U.S. Holder of a New Note discussed below assuming the rules applicable to the New Notes equally apply to the Old Notes. See “—Tax Consequences to Tendering Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes” below. Any amount received for accrued but unpaid interest will be governed by the rules described below under “— Interest on the New Notes” assuming the same rules applied to interest paid on the Old Notes.

Treatment of Exchange of Old Notes for New Notes or a Combination of New Notes and Cash

Non-U.S. holders may recognize gain or loss in connection with the exchange of Old Notes for New Notes or a combination of New Notes and cash under the same principles as those applicable to U.S. holders described above. See “—Tax Consequences to Tendering U.S. Holders — Treatment of Exchange of Old Notes for New Notes or a Combination of New Notes and Cash” above. Any gain so recognized will be subject to the US tax rules described below for a sale, exchange, redemption or other taxable disposition by a Non-U.S. Holder of a New Note, assuming that the rules applicable to the New Notes equally apply to the Old Notes. See “—Tax Consequences to Tendering Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes or Common Stock” below. Any amount is received for accrued and unpaid interest will be governed by the rules described below under “—Interest on the New Notes”, assuming the same rules applied to interest paid on the Old Notes.

Interest on the New Notes

A non-U.S. holder is not subject to the 30% United States federal withholding tax with respect to payments of interest or OID on the New Notes, provided that:

•	the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the holder is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	the holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the holder provides the holder’s name and address, and certifies, under penalties of perjury, that the holder is not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or the holder holds the holder’s New Notes through certain foreign intermediaries and the holder and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, the holder will be subject to the 30% United States federal withholding tax with respect to payments of interest on the New Notes, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty (including treaty benefits relating to a permanent establishment of a non-U.S. holder) or (2) IRS Form W-8ECI (or successor form) stating that the interest (including OID) is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. If a non-U.S. holder is engaged in a trade or business in the United States and interest (including OID) on a New Note is effectively connected with the holder’s conduct of that trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), the holder will be subject to U.S. federal income tax on that interest (including OID) on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if the holder is a United States person as defined under the Code. In addition, if a non-U.S. holder is a foreign corporation, the holder may be subject to an additional branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty).

Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes

Any gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a New Note (except with respect to accrued and unpaid interest, which is taxable as described above) generally is not subject to U.S. federal income tax unless:

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder);

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met; or

•	the New Notes constitute a “United States real property interest,” or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act, or “FIRPTA”.

If a non-U.S. holder’s gain is described in the first bullet point above, the non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from the sale. If the non-U.S. holder is a corporation, then the holder may also be required to pay a branch profits tax at a 30% rate (or a lower rate as may be prescribed under an applicable United States income tax treaty). If the non-U.S. holder is an individual described in the second bullet point above, the holder will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. In addition, each non-U.S. holder is urged to consult the holder’s tax advisor regarding the tax consequences of the acquisition, ownership and disposition of the New Notes or the common stock.

We have not been for the last five years, and do not anticipate becoming, a United States real property holding corporation and therefore the New Notes should not be USRPIs. There can be no assurance, however, that the New Notes will not constitute USRPIs, depending on the facts in existence at the time of any redemption, repurchase or other taxable disposition of the New Notes, in which case, we may be required to withhold 10% of any amounts payable on redemption or repurchase of a New Note.

Conversion of the New Notes

If a non-U.S. holder receives shares of our common stock in respect of accrued interest on a New Note, the non-U.S. holder is subject to the rules described under “—Tax Consequences to Tendering Non-U.S. Holders — Interest on the New Notes” above. Otherwise, a non-U.S. holder generally does not recognize any income, gain or loss on the conversion of a New Note into shares of our common stock.

Constructive Distributions

Holders of convertible debt instruments such as the New Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion rate of the instruments is adjusted. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, generally are not deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the New Notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, a constructive distribution will result if the conversion rate is adjusted to compensate holders of New Notes for distributions of cash to our stockholders. The adjustment to the conversion rate of New Notes converted in connection with certain fundamental changes, as described under “Description of Notes — Make Whole Premium Upon Make-Whole Fundamental Change,” also may be treated as a constructive distribution. If the adjustments are made, a non-U.S. holder may be deemed to have received constructive distributions and be subject to the rules described below under “—Taxation of Non-U.S. Holders — Common Stock — Distributions” even though the non-U.S. holder has not received any cash or property as a result of the adjustments. In addition, in certain circumstances, the failure to provide for this adjustment may also result in a constructive distribution to a non-U.S. holder.

Common Stock

Distributions

Except as described below, dividends paid to a non-U.S. holder in respect of common stock generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. In order to claim the benefits of an applicable tax treaty, a non-U.S. holder will be required to satisfy applicable certification (for example, IRS Form W-8BEN or other applicable form) and other requirements prior to the distribution date. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally are exempt from the 30% U.S. federal withholding tax. Instead, any such dividends generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. holder were a U.S. holder, as described above. See “—Tax Consequences to Tendering U.S. Holder — Common Stock — Distributions” above. Non-U.S. holders will be required to comply with certification (for example, IRS Form W-8ECI or applicable successor form) and other requirements in order for effectively connected income to be exempt from the 30% U.S. federal withholding tax. A corporate non-U.S. holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected dividends, subject to certain adjustments.

Sale or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other taxable disposition of common stock unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); (ii) the Non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or (iii) we are or have been a United States real property holding corporation for U.S. federal income tax purposes at any time during the five-year period (or shorter period in some situations) ending on the date of the disposition. We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Gain from the disposition of shares by a non-U.S. holder that is effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax in the same manner as if the non-U.S. holder were a U.S. holder, as described above. See “—Tax Consequences to Tendering U.S. Holders — Common Stock — Sale or Other Taxable Distribution” above. A corporate non-U.S. holder also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any effectively connected gain from the disposition of shares, subject to certain adjustments.

Recent Legislative Developments

The recently enacted Hiring Incentives to Restore Employment Act has, among other things, added new sections 1471 to 1474 of the Code, which will, effective January 1, 2013, impose new information reporting and withholding tax requirements for interest, dividends and sales proceeds paid to certain non-U.S. entities that own debt obligations of, or shares in, U.S. corporations. In general, to avoid a 30% withholding tax under these provisions, (1) foreign financial institutions that hold shares in U.S. corporations will be required to identify for the IRS each U.S. account owner who is a beneficial owner of such shares and to provide certain information regarding the account, and also to agree to comply with certain other requirements, and (2) other foreign entities (aside from public companies) that are beneficial owners of shares will be required to identify United States persons who own a 10% or greater interest in such foreign entity. These withholding obligations do not apply to interest payments on, or gross sale proceeds from sale or disposition of, obligations outstanding prior to March 18, 2012, and therefore will not apply to the New Notes but could apply to the common stock issued before or after that date. Foreign entities, and other foreign persons who plan to have their shares held through a foreign financial institution, should consider the potential applicability of these new provisions and consult their tax advisors.

Backup Withholding and Information Reporting

A non-U.S. holder, in general, is not subject to backup withholding with respect to consideration received in connection with the tender/exchange offer or payments that we make on the New Notes or our common stock to the holder provided that we do not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, and the holder has given us the statement described above under “— Tax Consequences to Tendering Non-U.S. Holders — Interest on the New Notes.” In addition, a non-U.S. holder is not subject to backup withholding with respect to the proceeds of the sale of an Old Note or a New Note or our common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to each non-U.S. holder the amount of, and the tax withheld with respect to, any payments of interest (including any accrued OID) or distributions to the holder, regardless of whether any tax actually is withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the holder resides.

A non-U.S. holder generally is entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability which may entitle such non-U.S. holder to a refund provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences to Non-Tendering Non-U.S. Holders

There should be no tax consequences to non-tendering non-U.S. holders who do not participate in the tender/exchange offer.

LEGAL MATTERS

Certain legal matters with respect to the validity of the New Notes offered under this prospectus and certain tax matters will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. Latham & Watkins LLP, New York, New York, advised the dealer manager in connection with the tender/exchange offer.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 26, 2010, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The exchange agent and information agent for the tender/exchange offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers Call: (212) 430-3774

Toll Free: (866) 807-2200

Questions, requests for assistance and requests for additional copies of this prospectus may be directed to the exchange agent and information agent or, in the case of QIBs, the dealer manager at their respective addresses set forth below:

The dealer manager for the tender/exchange offer is:

Citadel Securities, LLC

601 Lexington Avenue

New York, New York 10022

Attention: Capital Markets

Call Collect: (212) 651-7700

U.S. Toll-Free: (877) 660-1735

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of officers and directors.

We are subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by us, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Pursuant to the terms of dealer manager agreement executed in connection with offerings of securities pursuant to this registration statement, our directors and officers will be indemnified against certain civil liabilities that they may incur under the Securities Act in connection with this registration statement and any prospectus thereto.

We also maintain a director and officer insurance policy to cover us, our directors and our officers against certain liabilities.

Item 21.	Exhibits and financial statement schedules.

(a) See Exhibit Index immediately following the signature pages, which is incorporated herein by reference.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hutchinson, State of Minnesota, on January 10, 2011.

HUTCHINSON TECHNOLOGY INCORPORATED
(Registrant)

By:	/S/ DAVID P. RADLOFF
Name:	David P. Radloff
Its:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on January 10, 2011 by the following persons in the capacities with Hutchinson Technology Incorporated indicated:

/S/ WAYNE M. FORTUN	President and Chief Executive Officer (Principal Executive Officer)
Wayne M. Fortun

/S/ DAVID P. RADLOFF	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
David P. Radloff Martha Goldberg Aronson* Mark A. Augusti * W. Thomas Brunberg* Jeffrey W. Green * Gary D. Henley * Russell Huffer * William T. Monahan * Richard B. Solum* Thomas R. VerHage *

*	Wayne M. Fortun, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by the directors named and filed with the Securities and Exchange Commission on behalf of such directors.

/S/ WAYNE M. FORTUN
Wayne M. Fortun
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Dealer Manager Agreement dated as of January 10, 2011 between HTI and Citadel Securities, LLC.*

3.1	Amended and Restated Articles of Incorporation of HTI (incorporated by reference to Exhibit 3.1 to HTI’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2002; File No. 0-14709).

3.2	Restated By-Laws of HTI, as amended December 3, 2008 (incorporated by reference to Exhibit 3.1 to HTI’s Current Report on Form 8-K filed December 9, 2008; File No. 0-14709).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4(j) to Registrant’s Registration Statement on Form S-3, dated January 19, 2006).

4.2	Rights Agreement dated as of July 29, 2010, between HTI and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 1 to HTI’s Registration Statement on Form 8-A, dated 7/30/10).

4.3	Indenture dated as of January 25, 2006 between HTI and LaSalle Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to HTI’s Current Report on Form 8-K filed January 26, 2006; File No. 0-14709), and Instrument of Resignation, Appointment and Acceptance dated as of October 29, 2008 by and among HTI, LaSalle Bank National Association, as prior trustee, and Wells Fargo Bank, National Association, as successor trustee.

4.4	Form of 3.25% Convertible Subordinated Note due 2026 (included as part of Exhibit 4.3).

4.5	8.50% Convertible Senior Notes Due 2026 Indenture between Hutchinson Technology Incorporated and Wells Fargo Bank, National Association, as Trustee.**

4.6	Form of 8.50% Convertible Senior Notes Due 2026 (included in Exhibit 4.5).**

5.1	Faegre & Benson LLP Opinion.**

8.1	Faegre & Benson LLP Tax Opinion.*

12.1	Computation of Ratio of Earnings to Fixed Charges.*

23.1	Consent of Faegre & Benson LLP (included in Exhibit 5.1).**

23.2	Consent of Faegre & Benson LLP (included in Exhibit 8.1).*

23.3	Consent of Deloitte & Touche, LLP, Independent Registered Public Accounting Firm.*

24.1	Power of Attorney.*

25.1	Statement of Eligibility and Qualification of Trustee on Form T-1.**

99.1	Letter of Transmittal.*

99.2	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.3	Letter to Clients.*

*	Filed herewith.
**	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference or by a pre-effective amendment to this Registration Statement.